 As filed with the Securities and Exchange Commission on September 7, 2000
                                                      Registration No. 333-41372
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                --------------

                              AMENDMENT NO. 2
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------

                                 AT ROAD, INC.
             (Exact name of Registrant as specified in its charter)

                                --------------

        Delaware                     7373                94-3209170
     (State or other           (Primary Standard      (I.R.S. Employer
     jurisdiction of              Industrial        Identification Number)
    incorporation or          Classification Code
      organization)                 Number)
                             47200 Bayside Parkway
                               Fremont, CA 94538
                                 (510) 668-1638
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                --------------

                                   Krish Panu
                     President and Chief Executive Officer
                                 At Road, Inc.
                             47200 Bayside Parkway
                               Fremont, CA 94538
                                 (510) 668-1638
(Name, address including zip code, and telephone number including area code, of agent for service)

                                --------------

                                   Copies to:
                                                Mark A. Bertelsen
        Mark B. Weeks
             Gene Yoon                            Jose F. Macias
          Flora Szilagyi                            Betsey Sue
           Eric M. Bowen                 Wilson Sonsini Goodrich & Rosati
         VENTURE LAW GROUP                      650 Page Mill Road
    A Professional Corporation                 Palo Alto, CA 94304
        2800 Sand Hill Road
       Menlo Park, CA 94025

                                --------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                --------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the Registration Statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting offers to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED SEPTEMBER 7, 2000

                                7,000,000 Shares

                                  [@ROAD LOGO]


                                  Common Stock

                                   --------

  Prior to this offering, there has been no public market for our common stock. The initial public offering price of the common stock is expected to be between $9.00 and $11.00 per share. We have applied to list our common stock on the Nasdaq Stock Market's National Market under the symbol "ARDI."

  The underwriters have an option to purchase a maximum of 1,050,000 additional shares to cover over-allotments of shares.

  Investing in our common stock involves risks. See "Risk Factors" on page 6.

                                                       Underwriting
                                              Price to Discounts and Proceeds to
                                               Public   Commissions     @Road
                                              -------- ------------- -----------
Per Share....................................   $           $            $
Total........................................ $           $            $

  Delivery of the shares of common stock will be made on or about           ,
2000.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   --------

Credit Suisse First Boston

                 Chase H&Q

                                                      U.S. Bancorp Piper Jaffray

             The date of this prospectus is                , 2000.

                             [INSIDE FRONT COVER]



                                [COLOR ARTWORK]

DESCRIPTION OF COVER ARTWORK

Outside Front Gatefold:

In the top left corner, the text "THE @ROAD SERVICE" appears.

In the top left corner below the caption, there is a graphic that depicts a satellite and has the text "GLOBAL POSITIONING SYSTEM SATELLITE" to the immediate right of it. Coming down from the satellite is a lightning bolt, which is implying data being sent to the three vehicles below--the vehicle at the left is a mini-van, the vehicle in the center is a limousine, and the vehicle on the right is a bus. Each vehicle has an antenna attached to the roof or trunk lid of the vehicle. From the vehicles moving in a diagonal direction up and to the right, there is a lightning bolt to a steel tower that has the text "WIRELESS NETWORK" below it. The tower has four concentric circles emanating from the top of the tower. There are three legs to the tower. From the bottom of the right-most leg there is an upward curving line to the right that goes into a cloud-like object that has the text "INTERNET" in the center of it. The cloud has a dark outline with a light interior. From the top and bottom of the cloud two additional lines emerge. One line curves from the top middle of the cloud in an upwardly left direction to three rectangular box-like structures meant to resemble computer data servers with the text "@ROAD INTERNET SERVICE CENTER" to the left of the structures. The three box-like structures cascade slightly up to the left. From the bottom right of the cloud extends the second line, which moves down to the right and back to the left. The line terminates in the back of a laptop computer. On the screen of the computer is a graphical depiction of roads, land and coastline, meant to illustrate an @Road website screen shot, as would be seen by an @Road customer.

Inside Front Gatefold:

The gatefold is a two-page side-by-side display which depicts three different screen shots from our website. Each is a different web page from our website.

In the top left corner of the gatefold is the first screen shot. It is a view of a computer screen that is running Microsoft Internet Explorer. Down the left-hand side of this screen shot is first the @Road logo, then a scrolling menu that says above it "Display Vehicle" and would enable a user of this web page to select a vehicle. Below this scrolling menu is another scrolling menu that says above it "Update Position" and would enable a user of the web page to select a vehicle. Immediately below this menu is a button that a user could press that has the text "Apply" on it. Below this button are three additional buttons, one below the next. The first button has the text "Settings" on it, the second has the text "Locate," and the third has the text "Help." To the right of this column is another column with a series of options that can be selected. To the left of each option is a white box that if it were clicked on would indicate that it had been selected with the appearance of an arrow in the box. To the right of this column is a map. The map depicts a portion of the San Francisco Bay Area. The map depicts water and land with major roadways and the names of those roadways depicted. On the map there are light and dark diamonds that indicate the location of a vehicle that is being tracked presently. One of the vehicles is selected and additional information about that vehicle is displayed, including the name of the vehicle, the date, the time and the length of the current stop. The entire screen shot has a shadow behind it.

To the right of the first screen shot is the following text:

The location of a customer's vehicles can be displayed on a map.

Overlapping the bottom right corner of the first screen shot is the second screen shot. This screen shot is of equal size as the first screen shot. It is a view of a computer screen that is running Netscape Navigator. The page has the text "Activity Report" in the upper left-hand corner. Underneath this text is a second row of text "Vehicle Activity Report" and the text "from 8/17/2000 0:0:0 to 8/18/2000 0:0:0 0:0:59", which is meant to symbolize a report of this vehicle's activity for this time period. Underneath this text in the next line is text that reads "Vehicle: Vehicle3", meant to represent that the text underneath this line refers to Vehicle3 of the customer's fleet. Underneath this text in bold is the word "Summary:" with five lines of text underneath one another. On the first line under "Summary" is "Total Time", the second line is "Total Distance", the third line is "Number of Stops", the fourth line is "Total Stop Time", the fifth line in bold is "Detail:" and directly underneath it is a table that is eleven columns wide and eleven rows high that provides information including the location of where each stop was made including street address, closest cross street, city, state, zip code and county. Under this table in the bottom left corner of the screen shot is text that reads "Vehicle: Vehicle4", meant to represent that the text underneath this text refers to Vehicle4 of the customer's fleet. Underneath this text in bold is the word "Summary:" with five lines of text beneath one another. On the first line under "Summary" is "Total Time", the second line is "Total Distance", the third line is "Number of Stops", the fourth line is "Total Stop Time", the fifth line is "Detail:" and directly underneath it is a table similar to the table above but this table is on the web page and predominantly below the screen shot. The entire screen shot has a shadow behind it.

To the right of the second screen shot is the following text:

We offer our customers comprehensive, detailed reporting of vehicle activity.

Overlapping the bottom right corner of the second screen shot is the third screen shot. This screen shot is equal in size to the second screen shot. It is a view of a computer screen that is running America Online and is titled "@Road." Down the left-hand side of the screen shot is first the @Road logo, directly below it is the text "Control Panel" in italics and then a group of six buttons that a user could press. The first button is "Vehicle Status," the second is "Map ViewPLUS," the third is "Reports," the fourth is "Messaging," the fifth is "Administration" and the sixth is "Support." Slightly below this group of buttons is one more button that is a slightly lighter shade with the text "Fleet Resources." To the right of this column is another frame with the heading "Welcome." On the page are a series of sub-headings with related hypertext links that if clicked on would enable a user of this web page to be redirected to another desired website. The sub headings are: "Fleet & Driver Services," "Supplies and Services," "Financial," "Fleet Equipment," "Fuel Prices," "Shop," "Industry Related Services," and "Associations, Government and Trade Magazines". The entire screen shot has a shadow behind it.

To the right of the third screen shot is the following text:

Our website offers online information and links to providers of goods and services.

In the bottom left-hand corner of the gatefold is the @Road logo.

                                 ------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................    3

Risk Factors.............................................................    6
Special Note Regarding Forward-Looking Statements........................   16

Use of Proceeds..........................................................   16

Dividend Policy..........................................................   16
Capitalization...........................................................   17

Dilution.................................................................   18

Selected Consolidated Financial Data.....................................   19

Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................   20

Business.................................................................   29

                                                                            Page
                                                                            ----
Management.................................................................   38

Related Party Transactions.................................................   47

Principal Stockholders.....................................................   49

Description of Capital Stock...............................................   51

Shares Eligible For Future Sale............................................   53

Underwriting...............................................................   55

Notice To Canadian Residents...............................................   58

Legal Matters..............................................................   59

Experts....................................................................   59

Where You Can Find More Information........................................   59

Index To Consolidated Financial Statements.................................  F-1

                                 ------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.


   Until            , 2000 (25 days after the commencement of this offering),
all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the financial data and related notes, before making an investment decision.

                                     @Road

   We integrate Global Positioning System technology, wireless communications and the Internet to enable companies to efficiently manage their mobile resources with location-relevant and time-sensitive information. Our solution is an easy-to-use, cost-effective, Internet-based service for vehicle management that provides location, reporting, dispatch, messaging and management services. Our service allows customers to use our website to track the movement of their vehicles, employees, and goods and services, and enables two-way messaging between our customers and their mobile workers. As a result, we believe our service provides significant value to our customers by reducing their costs of doing business and increasing the productivity of their mobile resources.

   The complex task of monitoring and tracking the movement of products and people is critical to companies seeking to minimize resource requirements while maximizing their profitability. Many businesses use inefficient and incomplete systems such as wireless phones and pagers or systems based on proprietary technologies requiring substantial and ongoing investments in information technology and hardware.

   Our service utilizes the following existing technologies: Global Positioning System, wireless networks and the Internet. The Global Positioning System is a worldwide radio-navigation system formed from a constellation of satellites and ground systems that are used as reference points to calculate positions. Our service includes a proprietary hardware device that integrates wireless Internet connectivity with a Global Positioning System receiver. The device is installed in each vehicle and receives signals transmitted from Global Positioning System satellites to determine the location and velocity of the vehicle. These data are transmitted over wireless networks and the Internet to our Internet Service Center, a network of secure servers. Our customers can retrieve the information through our website using an Internet browser. Because the customer data and software reside at our Internet Service Center, our customers do not need to make a substantial investment in acquiring and supporting capital equipment such as proprietary hardware, software and data networking equipment to use our services.

   Our service offers the following benefits:

  . Productivity enhancement. Customers can achieve enhanced productivity by closely monitoring all their vehicles, routing vehicles more efficiently, reducing vehicle downtime, and increasing the number of deliveries or trips per vehicle.

  . Differentiated service. Our customers can provide their customers with more detailed information on the location of products and services and allocate resources more efficiently to reduce wait times experienced by their customers.

  . Ease of implementation. The installation of our devices into a vehicle takes less than an hour. Once installed, our customers can manage all their vehicles through an Internet browser. As our customers' fleets grow, our solution is easily scaleable by installing devices in additional vehicles.

   Our objective is to be the leading provider of location-relevant and time-sensitive information services and solutions to businesses and organizations managing mobile resources. Key elements of our strategy include:

  . Establish @Road as the market leader in vehicle management services

  . Increase the value of our solution by expanding the range of services we provide

  . Leverage partnerships to accelerate market acceptance

  . Penetrate new markets and applications

  . Maintain technology leadership

   As of June 30, 2000, our service was being used with approximately 20,000 vehicles. Our customers' fleets range in size from two vehicles to over 350. We market and sell our service to a broad range of customers that vary in size, geographic location and industry including trucking companies, food and beverage distributors, delivery services, and taxi cabs and limousines.

   We commenced operations in July 1996, began to recognize revenues in June 1998 and will reincorporate in Delaware prior to the completion of this offering. Our address is 47200 Bayside Parkway, Fremont, CA 94538, and our telephone number is (510) 668-1638. Our websites are located at www.road.com and www.atroad.com. Information contained on our websites does not constitute part of this prospectus.

                                  The Offering

Common stock offered by
 @Road..................  7,000,000 shares
Common stock to be out-
 standing after the
 offering...............  45,326,908 shares
Use of proceeds.........  For general corporate purposes, including working capital and capital expenditures. See "Use of Proceeds."
Proposed Nasdaq National
 Market symbol..........  ARDI

   The number of shares of common stock to be outstanding after this offering is estimated based on the number of shares outstanding on June 30, 2000 and also includes the 100,000 shares of common stock into which the shares of Series E preferred stock that we sold in July 2000 will automatically convert upon completion of this offering. The table above excludes 4,614,109 shares subject to outstanding options at a weighted average exercise price of $3.09 per share as of June 30, 2000, and 150,664 and 2,000,000 shares available for future issuance under our 1996 stock option plan and 2000 stock option plan, respectively. See "Management--Stock Plans" and Notes 7 and 13 to notes to consolidated financial statements.

                             Summary Financial Data

                           Period from
                          July 1, 1996
                          (commencement                              Six Months Ended
                         of operations)  Years Ended December 31,        June 30,
                         to December 31, --------------------------  -----------------
                              1996        1997     1998      1999     1999      2000
                         --------------- -------  -------  --------  -------  --------
                                   (in thousands, except per share data)
Consolidated Statement
 of Operations Data:
Revenues:
 Service................     $   --      $   --   $     4  $    612  $    42  $  2,524
 Product................         --          --        64       294       56       837
Total revenues..........         --          --        68       906       98     3,361
Stock compensation
 expense................         --          --       --      4,973      363     6,955
Total costs and
 expenses...............         299       1,102    1,568    15,199    2,439    27,616
Net loss................     $  (274)    $(1,004) $(1,410) $(13,489) $(2,209) $(23,081)
Basic and diluted net
 loss per share.........     $ (0.12)    $ (0.45) $ (0.62) $  (4.88) $ (0.94) $  (6.34)
Shares used in
 calculating basic and
 diluted net loss per
 share..................       2,250       2,250    2,287     2,763    2,341     3,643
Pro forma basic and
 diluted net loss per
 share..................                                   $  (0.59)          $  (0.76)
Shares used in
 calculating pro forma
 basic and diluted net
 loss per share.........                                     22,882             30,328

                                                          As of June 30, 2000
                                                        -----------------------
                                                                         Pro
                                                                 Pro   forma as
                                                        Actual  forma  adjusted
                                                        ------ ------- --------
                                                            (in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents.............................. 36,144 $37,144 $101,253
Working capital........................................ 43,643  44,643  108,752
Total assets........................................... 69,247  70,247  133,947
Total stockholders' equity............................. 57,241  58,241  121,941

--------
 . See Note 1 of the notes to consolidated financial statements for an explanation of the determination of the number of shares and share equivalents used in computing per share data.
 . Pro forma reflects the issuance of 100,000 shares of Series E convertible preferred stock at $10.00 per share for proceeds of approximately $1,000,000 in July 2000.
 . Pro forma as adjusted reflects the application of the net proceeds from the sale of 7,000,000 shares of our common stock at an assumed initial public offering price of $10.00 per share, after deducting the estimated underwriting discount and the estimated offering expenses. It also reflects conversion of all outstanding shares of preferred stock into common stock upon the closing of the offering. See "Use of Proceeds" and "Capitalization."

   Except as otherwise indicated, information in this prospectus is based on the following assumptions:

  . our reincorporation in Delaware and concurrent name change from @Road, Inc. to At Road, Inc. that will occur prior to the completion of this offering;

  . the conversion of all outstanding shares of our preferred stock into shares of common stock, on a one-for-one basis, immediately prior to the closing of this offering, including the 100,000 shares of common stock into which the 100,000 shares of Series E preferred stock that we issued in July 2000 will convert.

  . the filing of our amended and restated certificate of incorporation; and

  . no exercise of the underwriters' over-allotment option.

   @Road, At Road, the @Road logo, FleetASAP, StatASAP, Internet Location Manager, Internet Data Terminal, iLM, iDT, www.road.com and www.atroad.com are trademarks and/or service marks of At Road, Inc. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

                                  RISK FACTORS

   You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide to purchase shares of our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also harm our business.

                         Risks Related to Our Business

We have a limited operating history, which makes it difficult to evaluate your investment in our common stock.

   Your evaluation of our business will be difficult because we have a limited operating history. We commenced operations in July 1996 and commercially offered our first services in the second half of 1998. We may not continue to grow or achieve profitability. We face a number of risks encountered by early-stage companies in the Global Positioning System, wireless communications and Internet information industries, including:

  . the uncertainty of market acceptance of our services;

  . our need to introduce reliable and robust products and services that meet the demanding needs of customers;

  . our need to expand our marketing, sales and support organizations, as well as our distribution channels;

  . our ability to anticipate and respond to market competition;

  . our need to manage expanding operations;

  . our dependence on wireless carriers;

  . limited coverage of wireless networks; and

  . migration to new networks, which could cause our products to be incompatible or out of date.

   Our business strategy may not be successful, and we may not successfully address these risks.

We have historically incurred losses and these losses may increase in the future.

   We have never been profitable. As of June 30, 2000, we had an accumulated deficit of $39.3 million. In order to become profitable and sustain profitability, we will need to generate significant revenues to offset our cost of revenues, and sales and marketing, research and development and general and administrative expenses. We may not achieve or sustain our revenue or profit goals and our losses may grow in the future. In order to facilitate the sale of our services, we often sell our hardware below cost. As a result, we have experienced, and expect to continue to experience, negative gross margins on the sale of our hardware. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

If we do not increase revenue from the sale of our services to new and existing customers, our business may not be successful.

   Our success depends on our ability to increase revenue from the sale of our services to new and existing customers and on market acceptance of our services. We may not be able to achieve widespread adoption of our services. If we are not able to expand our customer base and increase our revenue from new and existing customers, our business will be seriously harmed.

Our success depends on our ability to maintain and expand our sales channels.

   In order to increase our market awareness, customer base and revenues, we need to expand our direct and indirect sales operations. There is strong competition for qualified sales personnel in our business, and we may not be able to attract and retain sufficient new sales personnel to expand our operations. New sales personnel will require training and will take time to achieve full productivity. In addition, we believe that our success is dependent on expansion of our indirect distribution channels, including our relationships with wireless carriers and independent sales agents. To date, we have relationships with a limited number of these wireless carriers and independent sales agents. We may not be able to establish relationships with additional distributors on a timely basis, or at all, and our distributors may not devote adequate resources to promoting and selling our services.

We have limited resources and may be unable to manage our anticipated growth in operations.

   If we fail to develop and maintain our services as we experience rapid growth, demand for our services and our revenues could decrease. Our development and expansion has placed, and will continue to place, significant strain on our managerial, operational, and financial resources. Due to the limited deployment of our services, we are unable to assess our ability to grow the business and manage a substantially larger number of customers and additional services.

If we cannot deliver the features and functionality our customers demand, we will be unable to retain or attract new customers.

   Our success depends upon our ability to determine the features and functionality our customers demand and to design and implement services that meet their needs in an efficient manner. We cannot assure you that we can successfully determine customer requirements or that our future services will adequately satisfy customer demands. To date, the design of our services has been based on our internal efforts and feedback from a limited number of existing and potential customers. In addition, we may experience difficulties that could delay or prevent the successful development, introduction or marketing of new services and service enhancements. If we cannot effectively deploy, maintain and enhance our services, our expenses may increase, we may not be able to recover our costs and our competitive position may be harmed.

We depend on wireless networks owned and controlled by others. If our customers do not have continued access to sufficient capacity on reliable networks, we may be unable to deliver services and our revenues could decrease.

   Our ability to grow and achieve profitability depends on the ability of wireless carriers to provide sufficient network capacity, reliability and security to our customers. Even where wireless carriers provide coverage to entire metropolitan areas, there are occasional lapses in coverage due to tall buildings blocking the transmission of data to and from vehicles. This effect could make our services less reliable and useful, and customer satisfaction could suffer. Our financial condition could be seriously harmed if our wireless carriers were to increase the prices of their services, or to suffer operational or technical failures. If wireless carriers do not expand coverage, we may be unable to offer our service to additional areas.

If one or more of the agreements we have with wireless carriers is terminated, we may be unable to offer our services to our customers within the carrier's coverage area.

   There are a limited number of wireless carriers offering services compatible with our service. These wireless carriers have little overlap in their primary service coverage areas. Our existing agreements with wireless carriers may be terminated upon as little as thirty-day written notice. If one or more of our wireless carriers decides to terminate or not renew its contract with us, we may incur additional costs relating to obtaining alternate coverage from another wireless carrier outside of its primary coverage area, or we may be unable to replace the coverage at all, causing a complete loss of service to our customers in that coverage area.

We depend on a limited number of third parties to manufacture and supply critical components for our services. If these parties do not perform their obligations, we may be unable to find other suppliers or operate our business.

   A customer requires an Internet Location Manager to use our service. To use our service with two-way messaging, a customer requires an Internet Location Manager and an Internet Data Terminal. The Internet Location Manager, which we install in a customer's vehicle, determines the vehicle's location, velocity and orientation and gathers other information about the vehicle. The Internet Data Terminal, when installed in a customer's vehicle, adds the incremental ability to send and receive messages to and from the vehicle. We cannot be sure that alternative sources for key components used in the Internet Location Manager and the Internet Data Terminal will be available when needed, or if available, that these components will be available on commercially reasonable terms. We rely on sole suppliers and manufacturers for a number of key components for these products and do not have long term agreements with any of these suppliers and manufacturers. Our sole suppliers and manufacturers of key components include:

  . Taiwan Semiconductor Manufacturing Company, our sole manufacturer of
    Global Positioning System receiver chips;

  . Philsar Electronics, our sole manufacturer of radio frequency chips;

  . Orient Semiconductor Electronics, our sole manufacturer of Internet
    Location Managers; and

  . Micronet, our sole supplier of Internet Data Terminals.

   If our agreements with these suppliers and manufacturers are terminated or expire, or if we are unable to obtain sufficient quantities of these components, our search for additional or alternate suppliers and manufacturers could result in significant delays, added expense and our inability to maintain or expand our customer base. Any of these events could require us to take unforeseen actions or devote additional resources to provide our services and could harm our ability to compete effectively.

We depend on recruiting and retaining qualified personnel and our inability to do so would seriously harm our business.

   Because of the technical nature of our services and the market in which we compete, our success depends on the continued services of our current executive officers and our ability to attract and retain qualified personnel with Global Positioning System, wireless communications and Internet software expertise. Competition for qualified personnel in these industries is intense, particularly in the San Francisco Bay Area. Competitors and others have in the past, and may in the future, attempt to recruit our employees. In addition, new employees generally require substantial training, which requires significant resources and management attention. Even if we invest significant resources to recruit, train and retain qualified personnel, we may not be successful in our efforts.

We face competition from existing and potential competitors, which could reduce our market share and revenues.

   The market for our services is competitive and is expected to become even more competitive in the future. Our customers choose our services primarily on the basis of the functionality, price, ease of use, quality and geographic coverage of our services. If we are unable to compete successfully in these areas, competitive pressures may harm our business, resulting in a loss of market share and revenues. Our current and potential competitors include:

  . other providers of vehicle-location services, such as Qualcomm, whose OmniTRACS service uses satellite communication technology to manage fleets of trucks that travel long distances;

  . other wireless Internet companies, such as Aether Systems, Phone.com and Research in Motion;

  . companies working on emergency-911 solutions, such as True Position;

  . companies with solutions that integrate location, wireless communications and call centers, such as General Motors; and

  . companies that provide wireless, location-relevant applications, such as SignalSoft.

   Many of our existing and potential competitors have substantially greater financial, technical, marketing and distribution resources than we do. Additionally, many of these companies have greater name recognition and more established relationships with our target customers. Furthermore, these competitors may be able to adopt more aggressive pricing policies and offer customers more attractive terms than we can.

   Our services also compete with alternative means of communication between vehicles and their managers, including wireless telephones, two-way radios and pagers. In addition, we expect that new competitors will enter the market for location-relevant wireless information as businesses and consumers increasingly demand information when they are mobile. Furthermore, the widespread adoption of industry standards may make it easier for new market entrants or existing competitors to offer the services we offer or may offer in the future.

Our quarterly operating results are subject to fluctuations, and our stock price may decline if we do not meet the expectations of investors and analysts.

   Our quarterly revenues and operating results are difficult to predict and may fluctuate significantly from quarter to quarter due to a number of factors, many of which are outside our control. These factors include, but are not limited to:

  . delays in market acceptance or implementation by our customers of our services;

  . changes in demand by our customers for existing and additional services;

  . changes in or cancellations of our agreements with wireless carriers;

  . introduction of new services by us or our competitors;

  . changes in our pricing policies or those of our competitors or suppliers;

  . changes in our mix of sources of revenues; and

  . changes in accounting standards, including standards relating to revenue recognition, business combinations and stock-based compensation.

   Our expense levels are based, in part, on our expectation of future revenues. As a result, any shortfall in revenues relative to our expectations could cause significant changes in our operating results from quarter to quarter. We believe period-to-period comparisons of our revenue levels and operating results are not meaningful. You should not rely on our quarterly revenues and operating results to predict our future performance. In some future quarter our operating results may be below the expectations of public market analysts and investors and, as a result, the price of our common stock may fall.

Our success and ability to compete depends upon our ability to secure and protect patents, trademarks and other proprietary rights.

   Our success depends on our ability to protect our proprietary rights to the technologies used to implement and operate our services in the U.S. and in foreign countries. In the event that a third party breaches the confidentiality provisions in our contracts or misappropriates or infringes on our intellectual property or the intellectual property licensed to us by third parties, our business would be seriously harmed. To protect our proprietary rights, we rely on a combination of trade secrets, confidentiality and other contractual provisions, and patent, copyright and trademark laws, which afford us only limited protection. Third parties may independently discover or invent competing technologies or reverse engineer our trade secrets, software or other technology. Furthermore, laws in some foreign countries may not protect our proprietary rights to the same extent as the laws of the U.S. Therefore, the measures we take to protect our proprietary rights may not be adequate. See "Business--Intellectual Property."

A disruption of our services due to accidental or intentional security breaches may harm our reputation, may cause a loss of revenues and may increase our expenses.

   Unauthorized access, computer viruses and other accidental or intentional actions could disrupt our systems. We expect to incur significant costs to protect against the threat of security breaches and to alleviate problems caused by any breaches. Currently, the transmission of our customers' proprietary information over the Internet is not protected by encryption technology. If a third party were to misappropriate our customers' proprietary information, we could be subject to claims, litigation or other potential liabilities that could seriously harm our revenues and result in the loss of customers.

System failures could reduce our sales, increase costs or result in liability claims and seriously harm our business.

   Any disruption to our services, information systems or communications networks or those of third parties could result in the inability of our customers to receive our services for an indeterminate period of time. Our services may not function properly if our systems fail, or if there is an earthquake, fire, flood or other natural disaster, or an act of war. Any disruption to our services could cause us to lose customers or revenue, or face litigation, customer service or repair work that would involve substantial costs and distract management from operating our business. We currently do not have fully redundant systems for our services at an alternate site. Our operations depend upon our ability to maintain and protect our computer systems in our principal facilities in Fremont, California, which are on or near earthquake fault zones.

We depend on Global Positioning System technology owned and controlled by others. If we do not have continued access to Global Positioning System technology and satellites, we will be unable to deliver our services and our revenues will decrease.

   Our services rely on signals from Global Positioning System satellites built and maintained by the U.S. Department of Defense. Global Positioning System satellites and their ground support systems are subject to electronic and mechanical failures and sabotage. If one or more satellites malfunction, there could be a substantial delay before they are repaired or replaced, if at all, and our services may cease and customer satisfaction would suffer.

   In addition, the U.S. government could decide not to continue to operate and maintain Global Positioning System satellites over a long period of time or to charge for the use of the Global Positioning System. Furthermore, because of ever-increasing commercial applications of the Global Positioning System, other U.S. government agencies may become involved in the administration or the regulation of the use of Global Positioning System signals in the future. If the foregoing factors affect the Global Positioning System, such as by affecting the availability and pricing of Global Positioning System technology, our business will suffer.

Our Global Positioning System technology depends on the use of radio frequency spectrum controlled by others.

   Global Positioning System technology is dependent on the use of radio frequency spectrum. An international organization known as the International Telecommunications Union controls the assignment of spectrum. If the International Telecommunications Union reallocates radio frequency spectrum, our services may become less useful or less reliable. This would, in turn, harm our business. In addition, emissions from mobile satellites and other equipment using other frequency bands may adversely affect the utility and reliability of our services.

One third party has claimed that our services infringe on their intellectual property and another third party has named us a defendant in a lawsuit arising from the recruitment of employees. These and other claims which may arise could result in significant expenses and distract our management.


   We received a letter from the holder of two patents claiming that we infringe its patents. We are currently in the process of reviewing these two patents; however, the ultimate outcome of this matter cannot be determined at this time. The patent holder has indicated that it may be willing to license these patents to us. However, we cannot assure you that we would be able to license these two patents on commercially reasonable terms, if at all. We may also incur substantial legal fees, and our management would be distracted, if the patent holder files a lawsuit against us. See "Business--Intellectual Property."

   We are a defendant in a lawsuit arising from the recruitment of employees from another company. As a result of the lawsuit, we will incur legal fees, our management may be distracted, and we may be required to pay damages.

   Third parties may claim that our current or future products or services infringe their proprietary rights or assert other claims against us. As the number of entrants into our market increases, the possibility of an intellectual property or other claim against us grows. Any intellectual property or other claim, with or without merit, would be time-consuming and expensive to litigate or settle and could divert management attention from focusing on our core business. As a result of such a dispute, we may have to pay damages, incur substantial legal fees, develop costly non-infringing technology, if possible, or enter into license agreements, which may not be available on terms acceptable to us. This would increase our expenses and could decrease the functionality of our service, which would make our services less attractive to our current or potential customers.

Defects or errors in our services could result in the cancellation or delays of our services, which would damage our reputation and harm our financial condition.

   We must develop our services quickly to keep pace with the rapidly changing Global Positioning System, wireless communications and Internet markets. Products and services that address these markets are likely to contain undetected errors or defects, especially when first introduced or when new versions are introduced. Our services may not be free from errors or defects, which could result in the cancellation or disruption of our services. This would damage our reputation, and result in lost revenues, diverted development resources, and increased service and warranty costs.

The reporting of inaccurate location-relevant information could cause the loss of customers and expose us to legal liability.

   The accurate reporting of location-relevant information is critical to our customers' businesses. If we fail to accurately report location-relevant information, we could lose customers, our reputation and ability to attract new customers could be harmed, and we could be exposed to legal liability. We may not have insurance adequate to cover losses we may incur as a result of these inaccuracies.

We may be subject to product liability claims that could result in significant costs to us.

   We may be subject to claims for damages related to errors and malfunctions of our hardware components or their installation. A product liability claim could seriously harm our business because of the costs of defending against this type of lawsuit, diversion of employees' time and attention, and potential damage to our reputation. Some of our agreements with our customers contain provisions designed to limit exposure to potential product liability claims. Limitation of liability provisions contained in our agreements may not be enforceable under the laws of some jurisdictions. As a result, we could be required to pay substantial amounts of damages in settlement or upon the determination of any of these types of claims.

Our acquisition of substantially all the assets of Differential Corrections and acquisition of certain of the assets of Hynet Technologies may not deliver the value we have paid and may result in excessive expenses if we do not successfully integrate these assets or if the costs and management resources we expend in connection with the integration exceed our expectations.

   In April 2000, we acquired substantially all the assets of Differential Corrections and in May 2000, we acquired certain of the assets of Hynet Technologies. These acquisitions require integrating the assets and operations of Differential Corrections and the assets of Hynet Technologies with our own. We may not be able to successfully integrate the personnel, operations and customers of Differential Corrections into our business. Additionally, we may fail to achieve the anticipated synergies from the acquisition of Differential Corrections and certain assets of Hynet Technologies, including marketing, product development, location accuracy improvements, distribution and other operational synergies.

   The integration process may further strain our existing financial and managerial controls, reporting systems and procedures. This may result in the diversion of management and financial resources from our core business objectives. We may also have to assume unanticipated liabilities related to the acquired assets.

We may establish alliances or acquire technologies or companies in the future, which could result in the dilution of our stockholders and disruption of our business.

   We are continually evaluating business alliances and external investments in technologies related to our business. Acquisitions of companies, divisions of companies, businesses or products and strategic alliances entail numerous risks, any of which could materially harm our business in several ways, including:

  . diversion of management's attention from our core business objective and other business concerns;

  . failure to integrate the acquired company into our pre-existing business;

  . potential loss of key employees from either our pre-existing business or the acquired business;

  . dilution of our existing stockholders as a result of issuing equity securities; and

  . assumption of liabilities of the acquired company.

Some or all of these problems may result from current or future alliances, acquisitions or investments. Furthermore, we may not realize any value from these alliances, acquisitions or investments.

We may need and may not be able to obtain additional capital, which could prevent us from carrying out our business strategy.

   We anticipate that our available cash resources combined with the net proceeds from this offering will be sufficient to fund our operating needs for the next 12 months, including the expansion of sales and marketing and research and development programs during that period. Thereafter, we expect to require additional financing in an amount that we cannot determine at this time. If our plans or assumptions change or are inaccurate, we may be required to seek capital sooner than anticipated. We may need to raise funds through public or private debt or equity financings. If we need to raise additional funds, we may not be able to do so on commercially reasonable terms, or at all, and may not be able to continue to fund our operations.

If our wireless carriers decide to abandon Cellular Digital Packet Data technology or do not continue to expand their Cellular Digital Packet Data networks, we may be unable to deliver our services and our sales could decrease.

   Our services function only on Cellular Digital Packet Data-enabled networks. The Cellular Digital Packet Data protocol covers only portions of the U.S., is not widely used and may not gain market acceptance. If wireless carriers decide to abandon the Cellular Digital Packet Data protocol in favor of other types of wireless technology, we may not be able to provide our current services to our customers. In addition, if wireless carriers do not expand their Cellular Digital Packet Data coverage areas, we will be unable to meet the needs of customers who wish to use our services outside the current coverage area.

Fluctuations in the value of foreign currencies could result in increased product costs and operating expenses.

   We have suppliers and manufacturers that are located outside the U.S. Some transactions relating to supply and development agreements may be conducted in currencies other than the U.S. dollar, and fluctuations in the value of foreign currencies relative to the U.S. dollar could cause us to incur currency exchange costs. In addition, some of our transactions denominated in U.S. dollars may be subject to currency exchange rate risk. We cannot predict the effect of exchange rate fluctuations on our future operating results. Should there be a sustained increase in average exchange rates for the local currencies in these countries, our suppliers and manufacturers may request a price increase at the end of the contract period.

                          Risks Related to Our Market

Our business will be harmed if the demand for services based on wireless communications does not grow.

   The markets for wireless data services and related products and services are still emerging, and continued growth in demand for, and acceptance of, these services remains uncertain. Current barriers to market acceptance of these services include cost, reliability, functionality and ease of use. We cannot be certain that these barriers will be overcome. Since the market for our services is new and evolving, it is difficult to predict the size of this market or its growth rate. Our financial performance will depend in large part upon the continued demand for vehicle management services through wireless technologies. We cannot assure you that a sufficient volume of customers will demand these or other services based on these technologies. If the market for wireless on-line vehicle management and other services grows more slowly than we currently anticipate, our revenues may not grow.

If the use of the Internet by businesses does not continue to grow, our business will be harmed.

   Our future success is dependent on continued growth in the use of the Internet by businesses. The use and acceptance of the Internet by businesses may not increase for a number of reasons, including the cost and availability of Internet access and concerns about privacy, security and reliability.

   Capacity constraints caused by growth in the use of the Internet may impede further development of the Internet to the extent that users experience delays, transmission errors and other difficulties. If the necessary infrastructure, products, services or facilities are not developed, or if the Internet does not become a viable and widespread commercial medium, we may not be able to grow our business.

Government regulations and standards may harm our business and could increase our costs or reduce our opportunities to earn revenues.

   In addition to regulations applicable to businesses in general, we may also be subject to direct regulation by governmental agencies, including the Federal Communications Commission and Department of Defense. These regulations may impose licensing requirements or safety standards with respect to human exposure to electromagnetic radiation and signal leakage. A number of legislative and regulatory proposals under consideration by federal, state, provincial, local and foreign governmental organizations may lead to laws or regulations concerning various aspects of the Internet, wireless communications and Global Positioning System technology, including on-line content, user privacy, taxation, access charges and liability for third-party activities. Additionally, it is uncertain how existing laws governing issues such as taxation on the use of wireless networks, intellectual property, libel, user privacy and property ownership, will be applied to our services. The adoption of new laws or the application of existing laws may expose us to significant liabilities and additional operational requirements, which could decrease the demand for our services and increase our cost of doing business. Wireless carriers who supply us with airtime are subject to regulation by the Federal Communications Commission and regulations that affect them could also increase our costs or limit the provision of our services.

Our platform contains encryption technology whose export is restricted by law, which may slow our growth or result in significant costs.

   The U.S. government generally limits the export of encryption technology, which our services incorporate. Foreign countries may impose similar regulatory requirements. If any export approval that we receive is revoked or modified, if our technology is unlawfully exported or if the U.S. government adopts new legislation or regulations restricting export of our services and encryption technology, we may not be able to distribute our services to potential customers outside the U.S., which may seriously harm our business. We may need to incur significant costs and divert resources to develop replacement technologies or may need to adopt inferior substitute technologies to satisfy these export restrictions. These replacement or substitute technologies may not be the preferred security technologies of our customers, in which case, our business may not grow. In addition, we may suffer similar consequences if the laws of any other country limit the ability of third parties to sell encryption technologies to us.

                         Risks Related to This Offering

Like many technology companies, our stock price is likely to be volatile, which may cause you to lose your investment and may result in costly litigation that could divert our resources.

   Stock markets have recently experienced dramatic price and volume fluctuations, particularly for shares of technology companies. These fluctuations can be unrelated to the operating performance of these companies. Broad market fluctuations may reduce the market price of our common stock and cause you to lose some or all of your investment. These fluctuations may be exaggerated if the trading volume of our common stock is low. In addition, due to the technology-intensive and emerging nature of our business, the market price of our common stock may rise and fall in response to:

  . announcements of technological or competitive developments;

  . acquisitions or strategic alliances by us or our competitors;

  . the gain or loss of a significant customer or order;

  . changes in estimates of our financial performance or changes in recommendations by securities analysts; and

  . security breaches.

   When the market price of a company's stock drops significantly, stockholders often institute securities class action lawsuits against that company. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources from our business.

Our securities have no prior public market and our share price may decline after this offering.

   There has never been a public market for our common shares, and an active public market for our common shares may not develop or be sustained after this offering. If an active public market for our common shares does not develop, the liquidity of your investment may be limited, and our share price may decline below its initial public offering price. The initial public offering price will be determined by negotiations between the underwriters and us and may bear no relationship to the price that will prevail in the public market.

Future sales of common stock by our existing stockholders could cause our share price to fall.

   If our stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could fall. The perception among investors that these sales will occur could also produce this effect. After this offering, based upon the number of common shares outstanding as of June 30, 2000, we will have 45,326,908 common shares outstanding. All of the 7,000,000 common shares we will issue in this offering will be immediately available for resale in the public markets, other than shares purchased by our affiliates. In accordance with applicable securities laws, the common shares outstanding after this offering will be available for sale in the public market, and additional common shares issuable upon the exercise of stock options will be available for sale once we file a registration statement relating to our stock option plans. Our directors, executive officers and the majority of our existing stockholders have agreed not to sell any shares of our common stock for a period of 180 days after this offering without the consent of Credit Suisse First Boston. Credit Suisse First Boston may at its discretion release these parties from that agreement. See "Shares Eligible for Future Sale."

Our certificate of incorporation and bylaws and state law contain provisions that could discourage a takeover.

   Upon completion of this offering, we will adopt a certificate of incorporation and bylaws, which in addition to state law, may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable. These provisions include the following:

  . establishing a classified board in which only a portion of the total board members will be elected at each annual meeting;

  . authorizing the board to issue preferred stock;

  . prohibiting cumulative voting in the election of directors;

  . limiting the persons who may call special meetings of stockholders;

  . prohibiting stockholder action by written consent; and

  . establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

   Upon completion of this offering, we will adopt a certificate of incorporation that will permit our board to issue shares of preferred stock without stockholder approval, which means that the board could issue shares with special voting rights or other provisions that could deter a takeover. In addition to delaying or preventing an acquisition, the issuance of a substantial number of preferred shares could adversely affect the price of our common stock and dilute existing stockholders. See "Management--Board Composition" and "Description of Capital Stock."

A limited number of stockholders will collectively continue to own a majority of our common stock after this offering and may act, or prevent certain types of corporate actions, to the detriment of other stockholders.

   Immediately after this offering, our directors, officers and greater than 5% stockholders will own more than 56% of our outstanding common shares. Accordingly, these stockholders may, if they act together, exercise significant influence over all matters requiring stockholder approval, including the election of a majority of the directors and the determination of significant corporate actions after this offering. This concentration could also have the effect of delaying or preventing a change in control that could otherwise be beneficial to our stockholders.

We will have broad discretion in how we use the proceeds from this offering, and our use of these proceeds may not yield a favorable return.

   We intend to use the proceeds from this offering for general corporate purposes, including the development of our products and services and potential acquisitions. Accordingly, we will have broad discretion in using these proceeds. You will not have the opportunity to evaluate the economic, financial or other information that we may use to determine how we use these proceeds.

Upon completion of this offering, you will experience immediate dilution.

   Our tangible assets are readily identified assets such as property, equipment, cash, securities and accounts receivable. The value of these assets on our pro forma balance sheet minus the value of our liabilities equals $2.59 per share, after giving effect to the completion of this offering. The offering price exceeds this amount by $7.41 per share. Therefore, you will be paying more for a share of stock than the value reflected in our accounts of tangible assets for that share. If we were forced to sell all our assets and distribute the proceeds, you would not recover the amount you paid for your shares unless we can sell the assets for more than the value we report for our tangible assets. We also have outstanding a large number of stock options to purchase common stock with exercise prices significantly below the price per share in this offering. As a result, you will experience further dilution to the extent these options are exercised.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   All statements, trend analysis and other information contained in this prospectus relating to markets for our services and trends in revenues, gross margins and anticipated expense levels, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend" and other similar expressions constitute forward-looking statements. These forward-looking statements are subject to business and economic risks and uncertainties, and our actual results of operations may differ materially from those contained in the forward-looking statements.

                                USE OF PROCEEDS

   The net proceeds to us from the sale of 7,000,000 shares of common stock in this offering will be approximately $63.7 million, $73.5 million if the underwriters' over-allotment option is exercised in full, at an assumed initial public offering price of $10.00 per share and after deducting estimated underwriting discounts and commissions and the estimated offering expenses payable by us.

   We intend to use the net proceeds from this offering primarily for general corporate purposes, including further development and commercialization of our products, research and development, working capital and capital expenditures. We may use a portion of the net proceeds from this offering to acquire or invest in businesses, technologies or services that complement our business.

   The amounts and timing of our actual expenditures for each of these purposes will vary significantly depending on a number of factors, including the status of our product development efforts, competition, marketing and sales activities and market acceptance of our products. We will retain broad discretion in the allocation and use of the net proceeds of this offering. Pending their use, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

   The principal purposes of this offering are to increase our working capital, create a public market for our stock, increase our visibility and facilitate our future access to public equity markets.

                                DIVIDEND POLICY

   We have never declared or paid cash dividends on shares of our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of June 30, 2000:

  . on an actual basis;

  . on a pro forma basis to reflect the issuance of 100,000 shares of Series
    E convertible preferred stock at $10.00 per share for proceeds of approximately $1,000,000 in July 2000 and conversion of all outstanding shares of preferred stock into shares of common stock upon the closing of this offering; and

  . on a pro forma as adjusted basis to reflect the receipt and application of the net proceeds from the sale by us of 7,000,000 shares of common stock offered hereby at an assumed public offering price of $10.00 per share, after deducting estimated underwriting discounts and commissions and the estimated offering expenses payable by us and the application of the net proceeds from the offering. See "Use of Proceeds."

   The following table excludes:

  . an aggregate of 4,614,109 shares subject to outstanding options at a weighted average exercise price of $3.09 per share as of June 30, 2000, and

  . 150,664 and 2,000,000 shares available for future issuance under our 1996 stock option plan and the 2000 stock option plan respectively. See "Management--Stock Plans," "Related Party Transactions" and Notes 7 and 13 of notes to consolidated financial statements.


   The capitalization information set forth in the table below is qualified by and should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus.

                                                      As of June 30, 2000
                                                   ----------------------------
                                                                         Pro
                                                               Pro     forma as
                                                    Actual    forma    adjusted
                                                   --------  --------  --------
                                                     (in thousands, except
                                                          share data)
Cash and cash equivalents......................... $ 36,144  $ 37,144  $101,253
                                                   ========  ========  ========
Stockholders' equity:
  Convertible preferred stock, $0.0001 par value;
   authorized: 30,789,879 shares actual and pro
   forma, 10,000,000 pro forma as adjusted;
   outstanding: 28,789,868 actual, none pro forma
   and pro forma as adjusted...................... $ 83,507  $    --   $    --
  Common stock, $0.0001 par value; authorized
   49,000,000 shares actual and pro forma;
   250,000,000 pro forma as adjusted; outstanding:
   9,437,040 actual, 38,326,908 pro forma and
   45,326,908 pro forma as adjusted...............   30,703   115,210   178,910
Deferred stock compensation.......................  (14,557)  (14,557)  (14,557)
Notes receivable from stockholders................   (3,140)   (3,140)   (3,140)
Accumulated other comprehensive loss..............      (14)      (14)      (14)
Accumulated deficit...............................  (39,258)  (39,258)  (39,258)
                                                   --------  --------  --------
    Total stockholders' equity and
     capitalization............................... $ 57,241    58,241  $121,941
                                                   ========  ========  ========

                                    DILUTION

   Our pro forma net tangible book value, as of June 30, 2000, was approximately $53.3 million or $1.39 per share of common stock. Pro forma net tangible book value per share represents the amount of our pro forma stockholders' equity less intangible assets and deferred offering costs divided by the total number of shares of common stock outstanding, giving effect to the issuance of 100,000 shares of Series E convertible preferred stock at $10.00 per share for proceeds of approximately $1,000,000 in July 2000 and the conversion of all outstanding shares of preferred stock into common stock. After giving effect to the sale of the 7,000,000 shares of common stock offered by us at an assumed initial public offering price of $10.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of June 30, 2000 would have been $117.4 million or $2.59 per share. This represents an immediate increase in net tangible book value of $1.20 per share to existing stockholders and an immediate dilution of $7.41 per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share....................       $10.00
  Pro forma net tangible book value per share before the offering.. $1.39
  Increase per share attributable to new investors.................  1.20
                                                                    -----
Pro forma net tangible book value per share after the offering.....         2.59
                                                                          ------
Dilution per share to new investors................................       $ 7.41
                                                                          ======

   The following table summarizes on a pro forma basis, as of June 30, 2000, the differences between the existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid.

                                                                        Average
                                                                       Price Per
                                Shares Purchased  Total Consideration    Share
                               ------------------ -------------------- ---------
                                 Number   Percent    Amount    Percent
                               ---------- ------- ------------ -------
Existing stockholders......... 38,326,908   84.6% $ 84,187,000   54.6%   $2.20
New investors.................  7,000,000   15.4    70,000,000   45.4    10.00
                               ----------  -----  ------------  -----
  Totals...................... 45,326,908  100.0% $154,187,000  100.0%
                               ==========  =====  ============  =====

   The information presented with respect to existing stockholders assumes no exercise of outstanding options under the 1996 stock option plan. As of June 30, 2000 options to purchase 4,614,109 shares were outstanding under our 1996 stock option plan with a weighted average price of $3.09 per share. No options were outstanding under our 2000 stock option plan.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The selected consolidated financial data set forth below should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations, the consolidated financial statements, the related notes and the other information contained in this prospectus. The selected consolidated statement of operations data for the years ended December 31, 1997, 1998 and 1999 and the consolidated balance sheet data as of December 31, 1998 and 1999 have been derived from our audited consolidated financial statements appearing elsewhere in this prospectus. The selected consolidated balance sheet data as of December 31, 1997 are derived from audited consolidated financial statements not included in this prospectus. The selected consolidated statement of operations data for the period ended December 31, 1996 and the consolidated balance sheet data as of December 31, 1996 are derived from unaudited consolidated financial statements not included in this prospectus. The consolidated statements of operations data for the six months ended June 30, 1999 and 2000, and the consolidated balance sheet data as of June 30, 2000, are derived from unaudited consolidated financial statements included elsewhere in this prospectus. In the opinion of management, such unaudited financial statements have been prepared on the same basis as the audited consolidated financial statements referred to above and include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for the fair presentation of the information when read in conjunction with the consolidated financial statements and notes thereto. The historical results presented below are not necessarily indicative of future results. The pro forma information in the following table gives effect to the automatic conversion of all outstanding shares of our convertible preferred stock into common stock upon the closing of this offering.

                               Period from
                              July 1, 1996                                   Six Months
                              (commencement   Years Ended December 31,     Ended June 30,
                            of operations) to --------------------------   --------------
                            December 31, 1996  1997     1998      1999     1999      2000
                            ----------------- -------  -------  --------  -------  --------
                                       (in thousands, except per share data)
  Consolidated Statements
   of Operations Data:
  Revenues:
   Service................       $   --       $   --   $     4  $    612  $    42  $  2,524
   Product................           --           --        64       294       56       837
                                 -------      -------  -------  --------  -------  --------
    Total revenues........           --           --        68       906       98     3,361
                                 -------      -------  -------  --------  -------  --------
  Costs and expenses:
   Cost of service
    revenue...............           --           --        27       681       70     2,129
   Cost of product
    revenue...............           --           --        87     1,777      222     3,382
   Sales and marketing....           --           107      266     3,530      600     6,851
   Research and
    development...........           204          745      731     2,109      494     4,165
   General and
    administrative........            95          250      457     2,129      690     3,723
   Intangibles
    amortization..........           --           --       --        --       --        411
   Stock compensation.....           --           --       --      4,973      363     6,955
                                 -------      -------  -------  --------  -------  --------
    Total costs and
     expenses.............           299        1,102    1,568    15,199    2,439    27,616
                                 -------      -------  -------  --------  -------  --------
  Loss from operations....          (299)      (1,102)  (1,500)  (14,293)  (2,341)  (24,255)
  Interest income, net....            25           98       90       804      132     1,174
                                 -------      -------  -------  --------  -------  --------
  Net loss................       $  (274)     $(1,004) $(1,410) $(13,489) $(2,209) $(23,081)
                                 =======      =======  =======  ========  =======  ========
  Basic and diluted net
   loss per share.........       $ (0.12)     $ (0.45) $ (0.62) $  (4.88) $ (0.94) $  (6.34)
                                 =======      =======  =======  ========  =======  ========
  Shares used in
   calculating basic and
   diluted net loss per
   share..................         2,250        2,250    2,287     2,763    2,341     3,643
                                 =======      =======  =======  ========  =======  ========
  Pro forma basic and
   diluted net loss per
   share..................                                      $  (0.59)          $  (0.76)
                                                                ========           ========
  Shares used in
   calculating pro forma
   basic and diluted net
   loss per share.........                                        22,882             30,328
                                                                ========           ========

                                                                    Six months
                                                                    ended June
                                                                        30,
                                                     Year ended     -----------
                                                  December 31, 1999 1999  2000
                                                  ----------------- ---- ------
                                                         (in thousands)
Detail of stock compensation:
Cost of service revenue..........................      $   17       $--  $   96
Cost of product revenue..........................          52        --     249
Sales and marketing..............................         501         42    940
Research and development.........................         445          7  1,584
General and administrative.......................       3,958        314  4,086
                                                       ------       ---- ------
  Total..........................................      $4,973       $363 $6,955
                                                       ======       ==== ======

                                              As of December 31,       As of
                                         ---------------------------- June 30,
                                          1996   1997   1998   1999     2000
                                         ------ ------ ------ ------- --------
                                                    (in thousands)
  Consolidated Balance Sheet Data:
  Cash and cash equivalents............. $2,170 $  590 $5,356 $22,714 $36,144
  Working capital.......................  2,126  1,078  5,599  38,758  43,643
  Total assets..........................  2,271  1,305  6,006  45,174  69,247
  Total stockholders' equity............  2,217  1,213  5,788  40,608  57,241

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with the consolidated financial statements and the related notes included in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ significantly from those projected in the forward-looking statements as a result of many factors, including those discussed in "Risk Factors," "Business" and elsewhere in this prospectus.

Overview

   We integrate Global Positioning System technology, wireless communications and the Internet to enable companies to efficiently manage their mobile resources with location-relevant and time-sensitive information. Our solution is an easy-to-use, cost-effective, Internet-based service for vehicle management that provides location, reporting, dispatch, messaging and management services. Our solution allows customers to use our website to track the movement of their vehicles, employees, and goods and services, and enables two-way messaging between our customers and their mobile workers. We believe our solution provides significant value to our customers by reducing costs and increasing efficiency.

   From July 1996 through June 1998, our operations consisted primarily of various start-up activities relating to our current business, including development of Global Positioning System technologies, recruiting personnel and raising capital. We did not recognize any revenues prior to June 1998, and our expenses consisted of research and development, sales and marketing and general and administrative expenses. In 1998, we expanded our strategy and redirected our focus to provide location-relevant and time-sensitive information services and solutions to companies managing mobile resources.

   In the second half of 1998, we introduced FleetASAP, a cost-effective solution that leverages existing infrastructure, including the Global Positioning System, wireless networks and the Internet to enable companies to efficiently manage their mobile resources. Our solution includes a proprietary hardware and software platform that integrates wireless Internet connectivity with a Global Positioning System receiver. The platform is installed in each vehicle and receives signals transmitted from Global Positioning System satellites to determine the location and velocity of the vehicle. These data are transmitted over wireless networks and the Internet to our Internet Service Center, a network of secure servers. Our customers can retrieve the information through our website using an Internet browser. Because the customer data and solution software reside on our Internet Service Center, our customers do not need to make a substantial investment in acquiring and supporting capital equipment such as proprietary hardware, software, and data networking equipment to use our services.

   Since 1998, we have derived substantially all of our revenues from the sale of our service and the associated product hardware. Our service revenue is comprised of monthly fees. Our customers can contract to receive our services for terms of two or three years and can purchase enhanced features for additional charges. As more customers use our service, the impact on our service revenue is compounded. Our product revenue consists of sales of the Internet Location Manager and the Internet Data Terminal. Since the selling prices of our platforms are often below our costs, we defer platform costs (not in excess of related deferred product revenue); as a result, we expense a portion of the platform costs at the time of shipment and the remaining deferred platform costs are amortized ratably over the minimum service contract period.

   We recognize revenue when earned in accordance with applicable accounting standards, including American Institute of Certified Public Accountants (AICPA) Statement of Position No. 97-2, Software Revenue Recognition, as amended. The Company's service is only available through use of the Company's platform. Accordingly, service revenue is recognized ratably over the minimum service contract period, which commences upon the installation of the platform. In addition, we defer product revenue from our platform at installation and recognizes it ratably over the minimum service contract period. Allowances for sales returns are recorded at the time product revenue is recognized.

   To date, we have not sold our service outside the U.S. and Canada; however, we intend to expand our service offerings to additional countries during the fourth quarter of the year 2000. We do not expect that revenues from international sales will be material in 2000.

   We will incur substantial stock compensation expense in future periods, which represents non-cash charges incurred as a result of the issuance of stock options to employees and consultants. The charge related to options granted to employees is recorded based on the difference between the deemed fair value of the common stock and the option exercise price of such options at the date of grant, which is amortized over the option-vesting period. The charge related to options granted to consultants is calculated at the end of each reporting period based on the Black-Scholes model, which approximates fair value, is amortized based on the term of the consulting agreement or service period. The amount of the charge in each period can fluctuate depending on our stock price and volatility. As of June 30, 2000, deferred stock compensation was $14.6 million, which will be amortized in future periods.

   Since inception, we have invested substantially in research and development, marketing, the building of sales channels, and our overall infrastructure. We anticipate that such investments will continue to grow in the near future. We have incurred losses in each year since inception and expect to incur net losses in the foreseeable future. As of June 30, 2000, we had an accumulated deficit of $39.3 million. Net losses have increased in each quarter in 1999 and 2000, and we expect this trend to continue. Our limited operating history makes it difficult to forecast future operating results. Even if we were to achieve profitability in any period, we may not sustain or increase profitability on a quarterly or annual basis.

Results of Operations

Six months ended June 30, 1999 and 2000

 Service Revenue

   Our service revenue, which is comprised of monthly fees, increased from $42,000 in the first six months of 1999 to $2.5 million for the same period in 2000, a direct result of the growth in our installed base of subscribers. The number of vehicles using our service totaled approximately 570 as of June 30, 1999 increasing to approximately 20,000 as of June 30, 2000.

 Product Revenue

   Our product revenue increased from $56,000 in the first six months of 1999 to $837,000 in the same period in 2000, consistent with the growth in our installed base of subscribers.

 Cost of Service Revenue

   Cost of service revenue consists of employees' salaries and expenses related to the delivery and support of our services, costs and expenses associated with connecting our services to wireless networks and the Internet, and depreciation of our Internet Service Center. Cost of service revenue increased from $70,000 in the first six months of 1999 to $2.1 million in the first six months of 2000. The growth in cost of service revenue resulted from the associated increase in service revenue and related service infrastructure and personnel costs. Service headcount increased from one as of June 30, 1999 to 36 as of June 30, 2000.

 Cost of Product Revenue

   Cost of product revenue consists of the cost of our platforms, including the Internet Location Manager, Internet Data Terminal and related parts, as well as costs associated with the final assembly, test, delivery, and installation of our products. The selling prices of our platforms are often below cost; we defer platform costs (not in excess of related deferred product revenue) and as a result, we expense a portion of the platform costs at the time of shipment and the remaining deferred product costs are amortized ratably over the minimum service contract period. We expect this practice will continue for the foreseeable future as we continue to expand our installed base and as we view product installation as enabling our core service business. We expect the impact of this practice on future liquidity will be minimal as our service revenue stream expands and is renewed. Cost of product revenue increased from $222,000 in the first six months of 1999 to $3.4 million for the first six months of 2000. The increase in cost of product revenue was attributable primarily to expansion of our services and the resulting increase in the number of customers using our services.

 Sales and Marketing Expenses

   Sales and marketing expenses consist of employee salaries, sales commissions, and marketing and promotional expenses. Sales and marketing expenses grew from $600,000 in the first six months of 1999 to $6.9 million in the first six months of 2000. Sales force headcount grew from 12 to 95 during the same period. Related increases in salaries and other compensation, sales commissions and marketing awareness campaigns comprised the majority of the increase. We expect that sales and marketing expenses will continue to increase as we hire additional personnel, expand our sales and marketing efforts and pay sales commissions.

 Research and Development Expenses

   Research and development expenses consist of employee salaries and expenses related to development personnel and consultants, as well as expenses associated with software and hardware development. Research and development expenses grew from $494,000 in the first six months of 1999 to $4.2 million in the first six months of 2000. Increased salaries and outside consultant expenses accounted for the majority of the increase. Research and development headcount increased from 11 as of June 30, 1999 to 90 as of June 30, 2000. We expect that research and development expenses will continue to increase in future periods.

 General and Administrative Expenses

   General and administrative expenses consist of employee salaries and related expenses for executive, administrative, accounting, and professional fees and recruiting. These expenses increased from $690,000 in the first six months of 1999 to $3.7 million in the first six months of 2000. General and administrative headcount grew from 9 to 27 during the same period. Increased salaries and other compensation, recruiting expenses, and legal fees comprised the majority of the increase. We expect that these expenses will increase as we hire additional personnel and incur related expenses in anticipation of the growth of the business and our operation as a public company.

 Intangibles Amortization

   Intangibles amortization relates to the intangibles assets purchased from Differential Corrections, Inc. in April 2000 which are preliminarily being amortized over an estimated useful life of three years.

 Stock Compensation Expense

   Deferred stock compensation related to the granting of stock options to employees and consultants was $14.6 million as of June 30, 2000. Amortization of deferred stock compensation expense increased from $363,000 in the first six months of 1999 to $7.0 million in the first six months of 2000. We expect total amortization of stock compensation of approximately $12.7 million, $5.5 million, $2.5 million, $793,000 and $126,000 in the years ended December 31, 2000, 2001, 2002, 2003 and 2004 respectively, related to these options.

 Interest Income, net

   Net interest income is comprised primarily of interest earned on cash, cash equivalents, and short-term investments. Net interest income increased from $132,000 in the first six months of 1999 to $1.2 million in the first six months of 2000, due to investment in debt securities of the proceeds from our convertible preferred stock financings completed in June and December 1999 and January and June 2000.

 Income Taxes

   Since inception, we have incurred net losses for federal and state tax purposes and have not recognized any tax provision or benefit.

 Net Loss

   Net loss increased from $2.2 million to $23.1 million in the first six months of 2000 compared to the same period a year ago, as we continued to build our infrastructure and installed base. These increases were primarily due to growth in operating costs and expenses from $2.4 million in the first six months of 1999 to $27.6 million in the first six months of 2000.

Years Ended December 31, 1997, 1998 and 1999

 Service Revenue

   Our service revenue increased from $4,000 in 1998 to $612,000 in 1999. The increase in service revenue was attributable to the commercial release of our FleetASAP service. Initial product installation and service commencement began at the end of 1998 and, as a result, no revenue was recognized in 1997. The number of vehicles utilizing our services has grown from 135 as of December 31, 1998 to over 7,000 as of December 31, 1999.

 Product Revenue

   Our product revenue increased from $64,000 in 1998 to $294,000 in 1999, in line with the commercial release of our service. We did not recognize any product revenue in 1997.

 Cost of Service Revenue

   Cost of service revenue increased from $27,000 in 1998 to $681,000 in 1999. The growth in cost of service was due primarily to the commercial release and expansion of our services, but also reflects increases in service infrastructure, including personnel, in support of the FleetASAP service. We did not record any cost of service revenue for 1997.

 Cost of Product Revenue

   Cost of product revenue increased from $87,000 in 1998 to $1.8 million in 1999. The increase in cost of product revenue was attributable primarily to the commercial release and expansion of our services and the resulting increase in the number of customers using our services. We did not record any cost of product revenue for 1997.

 Sales and Marketing Expenses

   Sales and marketing expenses increased from $107,000 in 1997 to $266,000 in 1998, and to $3.5 million in 1999. Hiring of additional personnel, expansion of sales channels, and activities related to development of market awareness of our service in 1999 resulted in increases of $1.5 million, $566,000 and $368,000, respectively. Sales and marketing headcount grew from three as of December 31, 1998 to 39 as of December 31, 1999.

 Research and Development Expenses

   Research and development expenses were $745,000 in 1997, $731,000 in 1998, rising to $2.1 million in 1999. Increased development salaries of $1.0 million and outside consultant expense of $238,000 accounted for the change in 1999. Research and development headcount increased from five as of December 31, 1998 to 30 as of December 31, 1999. In 1997, research and development expenses also included prototype costs and testing expenses related to the development of our Global Positioning System technology.

   In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, or SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This standard requires companies to capitalize qualifying computer software costs that are incurred during the application development stage and amortize them over the software's estimated useful life. SOP 98-1 is effective for years beginning after December 15, 1998. We implemented this standard in 1999 and capitalized approximately $242,000 of costs related to internally developed software systems.

 General and Administrative Expenses

   General and administrative expenses increased from approximately $250,000 in 1997, to $457,000 in 1998, and to $2.1 million in 1999. Of the increase in 1999, hiring of additional personnel and their related expenses accounted for $1.4 million of the change. General and administrative headcount increased from four as of December 31, 1998 to 15 as of December 31, 1999.

 Stock Compensation Expense

   Deferred stock compensation related to the granting of stock options to employees and consultants was $11.6 million as of December 31, 1999. Stock compensation expense in 1999 of $5.0 million represents the amortization of deferred stock compensation related to the vesting of employee and consultant stock options granted in 1999.

 Interest Income, Net

   Net interest income is comprised primarily of interest earned on cash and cash equivalents and short-term investments, offset by interest expense related to obligations under our line of credit. Net interest income was approximately $98,000, $90,000 and $804,000 in 1997, 1998 and 1999, respectively. These balances increased significantly during 1999 as a result of investment in debt securities of the proceeds from our convertible preferred stock financings completed in June and December 1999.

 Income Taxes

   Since inception, we have incurred net losses for federal and state tax purposes and have not recognized any tax provision or benefit. As of December 31, 1999, we had approximately $10.3 million of both federal and state net operating loss carryforwards to offset future taxable income. These carryforwards, if not utilized, expire through 2019 and 2003, respectively.

 Net Loss

   Net loss increased from $1.0 million in 1997 to $1.4 million in 1998, and to $13.5 million in 1999. These increases were principally due to operating costs and expenses of $1.1 million in 1997, $1.6 million in 1998, and $15.2 million in 1999.

Quarterly Results of Operations

   The following table sets forth our consolidated operating results for each of the six quarters ended June 30, 2000. This data has been derived from unaudited consolidated financial statements that, in the opinion of our management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information when read in conjunction with our annual audited consolidated financial statements and notes thereto appearing elsewhere in this prospectus. These operating results are not necessarily indicative of results of any future period.

                                              Quarters Ended
                         -----------------------------------------------------------
                         March 31, June 30,  Sept. 30, Dec. 31,  March 31,  June 30,
                           1999     1999       1999      1999      2000       2000
                         --------- --------  --------- --------  ---------  --------
                                              (in thousands)
Consolidated Statements
 of Operations Data:
Revenues:
  Service...............   $   7   $    35    $   145  $   425   $    937   $  1,587
  Product...............      24        32         80      158        253        584
                           -----   -------    -------  -------   --------   --------
    Total revenues......      31        67        225      583      1,190      2,171
                           -----   -------    -------  -------   --------   --------
Costs and expenses:
  Cost of service
   revenue..............       9        61        154      457        639      1,490
  Cost of product
   revenue..............      30       192        613      942      1,273      2,109
  Sales and marketing...     176       424      1,133    1,797      2,744      4,107
  Research and
   development..........     203       291        572    1,043      1,611      2,554
  General and
   administrative.......     309       381        477      962      1,595      2,128
  Intangibles
   amortization.........     --        --         --       --         --         411
  Stock compensation....      63       300        637    3,973      3,415      3,540
                           -----   -------    -------  -------   --------   --------
    Total costs and
     expenses...........     790     1,649      3,586    9,174     11,277     16,339
                           -----   -------    -------  -------   --------   --------
Loss from operations....    (759)   (1,582)    (3,361)  (8,591)   (10,087)   (14,168)
Interest income, net....      56        76        351      321        621        553
                           -----   -------    -------  -------   --------   --------
Net loss................   $(703)  $(1,506)   $(3,010) $(8,270)  $ (9,466)  $(13,615)
                           =====   =======    =======  =======   ========   ========

   During the six quarters ended June 30, 2000, both service and product revenues increased period over period, a direct result of the commercial release of our FleetASAP service and the increase of installed units from 135 as of December 31, 1998 to approximately 20,000 as of June 30, 2000. As more customers use our service, the impact on our service revenue is compounded.

   Cost of service revenue and cost of product revenue increased over the six quarters ended June 30, 2000, as a result of the growth in revenues, as well as increases in units shipped and expansion of our service infrastructure. This expansion in service infrastructure was in anticipation of future service demand.

   Total employees grew from 14 as of December 31, 1998 to 287 as of June 30, 2000. As a result of the growth in the number of employees in our research and development, sales and marketing, and general and administrative organizations, operating expenses related to each of these functions increased on a quarter-to-quarter basis.

   We believe period-to-period comparisons of our operating results are not necessarily meaningful. You should not rely on them to predict future performance. The amount and timing of our operating expenses may fluctuate significantly in the future as a result of a variety of factors. We face a number of risks and uncertainties encountered by early stage companies, particularly those in rapidly evolving markets. We may not be able to successfully address these risks and difficulties. For a description of these risks, see "Risk Factors."

Liquidity and Capital Resources

   Since our inception, we have financed operations primarily through private sales of convertible preferred stock, which totaled $82.7 million in aggregate net proceeds through June 30, 2000. As of June 30, 2000, we had $36.1 million of cash and cash equivalents and $4.7 million of short-term investments (including $2.0 million of restricted short-term investments), and working capital of $43.6 million.

   We currently have a $2.0 million revolving line of credit facility against which there were no borrowings or letters of credit outstanding as of June 30, 2000. The line, against which letters of credit may be issued, is collateralized by a restricted certificate of deposit of $2.0 million. The line of credit agreement expires in March 2001.

   Net cash used for operating activities was $1.0 million, $1.6 million, $8.2 million and $18.0 million for 1997, 1998 and 1999 and the six months ended June 30, 2000, respectively. Cash used for operating activities was attributable primarily to net losses and increases in accounts receivable, inventory, and deferred product costs, offset in part by amortization of deferred stock compensation, increases in accounts payable, accrued liabilities, and deferred revenues. As of September 6, 2000, approximately $1.3 million of our accounts receivable as of June 30, 2000 were over 90 days old. We believe we have adequately provided allowances as of June 30, 2000 for any such amounts that may ultimately become uncollectible. We defer product costs at time of shipment and expense any amounts in excess of the related product revenue at that time. We record accounts receivable from our customers and defer related product revenue upon installation. Both deferred product cost and revenue are recognized ratably over the minimum service contract period. As a result of deferred product costs being recorded at the time of shipment and deferred product revenue being recorded at the time of installation, deferred product costs will generally exceed deferred product revenue as we grow our business. At December 31, 1999, total deferred product costs of $1.9 million, which included $0.6 million related to products shipped but not yet installed, exceeded total deferred revenue of $1.2 million.

   Net cash provided by investing activities was $438,000 and $399,000 for 1997 and 1998, respectively, the result of proceeds from maturities of short-term investments. For 1999, cash used in investing activities of $17.7 million resulted from purchases of short-term investments of $20.0 million, offset by proceeds from maturities of short-term investments of $4.0 million, and $1.6 million of purchases of property and equipment. Net cash provided by investing activities in the six months ended June 30, 2000 was $658,000 primarily due to proceeds from maturities of short-term investments of $11.3 million offset by purchases of $6.1 million of property and equipment and $3.4 million of assets of Differential Corrections, Inc. and Hynet Technologies.

   Net cash provided by financing activities was $6.0 million and $43.3 million for 1998 and 1999, respectively and $30.8 million in the first six months of 2000. Cash provided by financing activities in each period was attributable to proceeds from the issuance of convertible preferred stock. There were no financing activities in 1997.

   On April 7, 2000, we completed the purchase of substantially all the assets and certain liabilities of Differential Corrections for cash of $4.0 million and 78,923 shares of series D convertible preferred stock.

   On May 5, 2000, we completed the purchase of certain assets and liabilities of Hynet Technologies for 50,000 shares of common stock.

   Both of these transactions provide access to technology that will be used to further enhance marketability and performance of our newly launched services. Given the size of the workforce, cost structure, and existing revenue streams of these companies, no significant impact on future earnings or cash flow is anticipated.

   On April 1, 2000, we invested $1.0 million in Cellport Systems under a convertible secured subordinated promissory note. On May 10, 2000, the principal and interest on the note converted into convertible preferred stock of Cellport Systems. In connection with this investment, the parties entered into an engineering and development agreement under which Cellport will develop a hands-free interface for wireless telephones and our service in exchange for $150,000.

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

   In June 2000, we issued 2,000,000 shares of Series E convertible preferred stock at $10.00 per share for proceeds of approximately $20.0 million.

   In July 2000, we issued 100,000 shares of Series E convertible preferred stock at $10.00 per share for proceeds of approximately $1.0 million.

   As of June 30, 2000, we had no material commitments for capital expenditures, although we anticipate a substantial increase in capital expenditures and lease commitments consistent with our anticipated growth in operations, infrastructure and personnel. We also may establish additional operations as we expand globally.

   We believe that the net proceeds from this offering, together with our current cash, cash equivalents and short-term investments, will be sufficient to meet our anticipated cash needs for operating expenses, working capital and capital expenditures for at least the next 12 months. If cash generated from operations is insufficient to satisfy our liquidity requirements, we may seek to sell additional equity or debt securities or to obtain a larger credit facility. If additional funds are raised through the issuance of debt securities, holders of these securities could have certain rights, preferences and privileges senior to holders of common stock, and the terms of this debt could restrict our operations. The sale of additional equity or convertible debt securities could result in additional dilution to our existing stockholders, and we cannot be certain that additional financing will be available in amounts or on terms acceptable to us, if at all. If we are unable to obtain additional financing, we may be required to reduce the scope of our operations, which could harm our business, financial condition and operating results.

Quantitative and Qualitative Disclosure of Market Risks

 Short-Term Investments

   At June 30, 2000, we held $4.7 million in short-term investments, consisting of investment grade financial instruments with an original maturity of from three to eighteen months. These available-for-sale securities are subject to interest rate risk and will fall in value if market interest rates increase. If market interest rates were to increase immediately and uniformly by 10% from levels at June 30, 2000, the fair market value of the short-term investments would decline by an immaterial amount. We generally expect to have the ability to hold fixed income investments until maturity and therefore would not expect operating results or cash flows to be affected to any significant degree by a sudden change in market interest rates on short-term investments.

 Foreign Currency Exchange Rate

   We transact business primarily in U.S. dollars. We are subject to exposure, however, from adverse movements in foreign currency exchange rates in those countries where we conduct business. Operating expenses incurred by our subsidiary in India are denominated in Indian rupees. This subsidiary was formed in November 1999 to perform research and development activities. To date, the effect of fluctuations in foreign currency exchange rates on expenses has not been material.

   We hold fixed-price agreements denominated in U.S. dollars with key foreign-based suppliers. Orient Semiconductor Electronics, in Taiwan, manufactures the Internet Location Manager; Novatel, in Canada, provides the modem for the Internet Location Manager; Taiwan Semiconductor Manufacturing Company, in Taiwan, manufactures our Global Positioning System receiver chips; Philsar Electronics, in Canada, manufactures our radio frequency chips; and Micronet, in Israel, supplies our Internet Data Terminal. Should there be a sustained increase in average exchange rates for the local currencies in these countries, our suppliers may request increased pricing on any new agreements. If this were to occur for all of these currencies and with each of these suppliers, a 10% increase in average exchange rates could increase our product costs by approximately 9%.

   We do not use derivative financial instruments for speculative trading purposes, nor do we currently hedge any foreign currency exposure to offset the effects of changes in foreign exchange rates. Similarly, we do not use financial instruments to hedge operating expenses of our Indian subsidiary.

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

Impact of Recently Issued Accounting Standards

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133 will be effective for our year ending December 31, 2001. We believe that this statement will not have a significant impact on our financial position, results of operations or cash flows.

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                                    BUSINESS

   We integrate Global Positioning System technology, wireless communications and the Internet to enable companies to efficiently manage their mobile resources with location-relevant and time-sensitive information. Our solution is an easy-to-use, cost-effective, Internet-based service for vehicle management that provides location, reporting, dispatch, messaging, and management services. Our solution allows customers to use our website to track the movement of their vehicles, employees, and goods and services, and provides for two-way messaging between our customers and their mobile workers. We believe our solution provides significant value to our customers by reducing costs and increasing efficiency.

   Our service utilizes existing technologies including the Global Positioning System, wireless networks and the Internet. Our service includes a proprietary hardware device that integrates wireless Internet connectivity with a Global Positioning System receiver. The platform is installed in each vehicle and receives signals transmitted from Global Positioning System satellites to determine the location and velocity of the vehicle. These data are transmitted over wireless networks and the Internet to our Internet Service Center, a network of secure servers. Our customers can retrieve the information through our website using an Internet browser. Because the customer data and solution software reside at our Internet Service Center, our customers do not need to make a substantial investment in acquiring and supporting capital equipment and support such as proprietary hardware, software and data networking equipment to use our services.

Industry Background

 Growth of Wireless Communications

   Wireless communications has grown rapidly due to declining usage costs, the proliferation of wireless telephones and mobile computing devices, expanding network coverage and the integration of enhanced features such as voice and text messaging. Recent developments in wireless technology and deployments of wireless networks have enabled the wireless transfer of data in packets. Packet-based data transmission is more efficient and less expensive than circuit-switched data transmission because it allows multiple users to share the same bandwidth, eliminating the need for a dedicated circuit for each user. Dataquest, an information technology market research and consulting firm, estimates that the number of wireless data subscribers worldwide will grow from approximately 14 million at the end of 1998 to approximately 102 million at the end of 2003. There can be no assurances that this or the projections below will be reached. We also expect business use of wireless communications to grow. As global wireless coverage increases and broadband wireless transmission technologies are deployed, more users will be able to access more data over wireless networks, facilitating access to information management and e-business applications to geographically-dispersed users.

 Growth of Business Use of the Internet

   The Internet has emerged as a global communications medium to deliver and share information and to conduct business electronically. International Data Corporation, a company that forecasts worldwide information technology market trends, estimates that the number of web users worldwide will grow from approximately 144 million users in 1998 to 602 million users by the end of 2003. The dramatic growth in the number of Internet users has led to the proliferation of information and services available on the Internet, including e-commerce, e-mail, financial services, news and other content. Businesses are now using the Internet as a medium for managing business-critical functions such as supply chain management, customer relationships, enterprise resource planning and collaboration with business partners. We expect companies to conduct an increasing amount of business transactions over the Internet.

 Increasing Commercial Use of Global Positioning System Technology

   The Global Positioning System is a worldwide radio-navigation system formed from a constellation of satellites and ground systems that are used as reference points to calculate positions accurately to a matter of

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

meters. Because of improvements in Global Positioning System receiver technology and reductions in the cost of Global Positioning System enabling components, there has recently been a proliferation of Global Positioning System devices for commercial applications. Significant areas of growth for products and services enabled by the Global Positioning System are vehicle positioning and navigation, mobile computing devices, wireless telephones and portable recreational receivers, according to Allied Business Intelligence, a market research firm researching Global Positioning System technologies. Due to the global scale of the automotive industry, we expect vehicle location and navigation to be one of the most promising areas of future deployment of Global Positioning System technology.

 Market Opportunity

   The management of vehicles and other mobile resources is complex. Monitoring and tracking the physical movement of products and people is critical to companies seeking to minimize resource requirements while maximizing their profitability. Many businesses use inefficient and incomplete systems such as wireless telephones and pagers to manage mobile resources. A limited number of businesses use systems based on proprietary technologies requiring substantial and ongoing investments in information technology and hardware. Businesses and organizations seek an easy-to-use, comprehensive, cost-effective solution for managing their vehicles and other mobile resources. Bobit Publishing, a provider of information for transportation market areas, reports that there were approximately 9.6 million fleet cars in the U.S. in 1999. Based on this number and U.S. Department of Transportation statistics on commercial trucks, buses and trailers, the total number of vehicles and trailers in the U.S. fleet market was approximately 40 million in 1999.

The @Road Solution

   Our solution uses Global Positioning System technology, wireless communications and the Internet to enable companies to efficiently manage their mobile resources. To implement our solution, we developed FleetASAP, an easy-to-use, comprehensive, cost-effective Internet-based management and e-business service for companies with mobile resources. FleetASAP offers a comprehensive turnkey solution for vehicle management by providing location, reporting, dispatch, messaging, and management solutions to meet the needs of any size fleet. FleetASAP allows customers to track the movement of their vehicles, employees, and goods and services through our website and provides for two-way messaging between our customers and their mobile workers. With our service, customers can gather and use location-relevant information from mobile resources and make informed decisions that enhance productivity and profitability.

   Our solution includes a proprietary hardware device embedded with software that integrates wireless Internet connectivity with a Global Positioning System receiver. Our basic hardware product is called the Internet Location Manager and two-way text messaging is enabled with the addition of hardware called an Internet Data Terminal. Customers can use our service with any number or type of vehicles, including cars, rental cars, buses, school buses, vans, trucks, trailers or limousines, by installing our Internet Location Manager, which incorporates a Global Positioning System receiver, in each vehicle. The Internet Location Manager receives signals transmitted from Global Positioning System satellites to determine the location, velocity and orientation of the vehicle or device in which it is installed. These data are transmitted to the @Road Internet Service Center, our network of secure servers, using wireless networks and the Internet. Our customers can then retrieve the information from our web site using an Internet browser. Customers can purchase an additional messaging unit, the Internet Data Terminal, that uses the Internet and wireless networks to send and receive messages to and from a vehicle enabled with an Internet Data Terminal.

   We have designed our solution to be easily adapted to other wireless protocols in order to enable the global expansion of our service. We have entered into strategic relationships with AT&T Wireless, Ameritech and Verizon Wireless (formed from the combination of Bell Atlantic Mobile and GTE Wireless) to provide wireless data connectivity between @Road-enabled vehicles and the Internet over these companies' Cellular Digital Packet Data wireless networks. We have also entered into a strategic relationship with Hitachi Software

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

Engineering to provide our service in Japan over wireless networks other than the Cellular Digital Packet Data network.

   Customers who adopt our solution find a variety of compelling benefits. Many of these benefits translate into competitive advantages for our customers. Benefits of our solution include the following:

  . Productivity enhancement. Our solution allows our customers to track, monitor, and manage their mobile resources more effectively and efficiently. Customers can achieve enhanced productivity from their fleet operations by closely monitoring all vehicles in their fleet, routing vehicles more efficiently, reducing vehicle downtime, and increasing the number of deliveries or trips per vehicle. In addition, these improvements to vehicle management can result in more efficient vehicle maintenance and reduced misuse of vehicles.

  . Differentiated service. Our customers can be more responsive to their customers by more effectively managing their mobile resources. Because our customers are able to track the location of each vehicle in their fleet, they are able to provide their customers with more detailed information on the location of products and services. At the same time, our customers can allocate their limited resources more efficiently to reduce wait times experienced by their customers. They can also provide better customer service because we provide our customers with records relating to the status and activity of their vehicles at relevant times.

  . Ease of implementation. The installation of our platform, the Internet
    Location Manager and the optional Internet Data Terminal, into a vehicle takes less than an hour. Once installed, our customers can manage all their vehicles through any Internet browser, such as Microsoft Explorer, Netscape Navigator or that of America Online. Because we manage the software services and customer data at our Internet Service Center, the customer does not incur any incremental information technology costs associated with the use of our services. As our customers' fleets grow, our services are scaleable by installing our platform in additional vehicles. Additionally, we implement software upgrades centrally on our server and remotely over a wireless connection to the vehicle. Customers benefit from these enhancements to our service without removing the vehicle from service.

Strategy

   Our objective is to be the leading provider of location-relevant and time-sensitive information services and solutions to businesses and organizations managing vehicles and mobile resources. Our service identifies the location of a vehicle at a particular time. This enables us to deliver information and services to that vehicle or about that vehicle which takes advantage of the identity of the vehicle, the location and movement of the vehicle, and the time when a vehicle is at a particular location. Key elements of our strategy include:

  . Establish @Road as the market leader in vehicle management services. We believe our competitive advantages will establish us as the market leader in providing vehicle management services to businesses and organizations. Establishing this leadership position is a key element in successfully penetrating new markets, creating new sources of revenues and growing our overall business. We are one of the first companies to enter the vehicle management services market with a comprehensive turnkey solution at a low cost. We intend to aggressively grow our customer base and market additional services to our existing customer base. We expect to expand our existing distribution channels to continue to focus on small to mid-size fleets and grow our direct sales force to target customers with thousands of vehicles. Moreover, as wireless network coverage increases, and new wireless networks are deployed, we expect to increase our selling efforts into the worldwide market.

  . Increase the value of our solution by expanding the range of services we provide. We will add new features and functionality to our services to enhance their value. We intend to offer services that synthesize the information currently retrieved by our service. For example, we expect to offer a service whereby customers can turn mileage data into a maintenance schedule for their fleets. We expect to expand our use of Internet content to provide business- and consumer-oriented mobile commerce and additional content to our customers. In addition, we are developing an open platform architecture, with application program interfaces and enhanced web site features that will allow our partners to integrate their applications with our services.

  . Leverage partnerships to accelerate market acceptance. We believe that leveraging the market presence, brand recognition, and distribution resources of established vendors and wireless carriers will help us establish broad business and consumer awareness and acceptance of our services. We intend to partner with vehicle manufacturers, providers of vehicle maintenance and support services, wireless telephone and personal digital assistant manufacturers, wireless carriers, suppliers of consumer services, Internet content and commerce providers, and other suppliers of goods and services. We believe that the successful design and implementation of our partnership strategy will facilitate the extension of our services to new markets such as the consumer vehicle and mobile device markets.

  . Penetrate new markets and applications. We intend to use our core competencies and relationships with key partners and customers to develop services for additional markets. We believe our technology is well suited to many applications that can leverage location-relevant, time-sensitive information and two-way messaging using wireless communications and the Internet. To address expanding market opportunities, we have designed our services to be carrier- and connectivity-independent, which will allow us to rapidly deploy our services in additional geographic markets as coverage of digital wireless packet-based data networks increases. In addition, we intend to expand our services to include both commercial and consumer applications.

  . Maintain technology leadership. We have developed and patented technology that integrates Global Positioning System technology, wireless communications and the Internet. We also have substantial experience in the design and deployment of products and services incorporating these technologies. We believe that our existing intellectual property, technological experience and expected continued investment in research and development will provide us with significant competitive advantages, enabling us to maintain our technological leadership position.

Services

   Our FleetASAP service integrates the Global Positioning System, wireless communications and the Internet to provide location, reporting, dispatch, messaging, and other management services to our customers for managing and tracking their mobile resources. Our service also allows two-way messaging between managers of vehicles and their drivers. We believe that our services provide significant value to our customers by reducing costs and increasing efficiency. We have initially targeted companies with commercial vehicles.

   The following features and benefits of FleetASAP give it a competitive advantage over existing solutions:

  . Cost-effective. The FleetASAP service is cost-effective for our customers because we pass on to them the efficiencies we gain by using the Internet and wireless networks developed by other companies and Global Positioning System technology developed by the U.S. government. Our customers are not required to make a substantial capital investment because the customer data and our software reside at our Internet Service Center, and the service is accessible through the Internet.

  . Ease of implementation and use. The Internet Location Managers and
    Internet Data Terminals are shipped to the customer fully configured and ready to install, which typically takes an authorized technician less than one hour. Once these devices are installed, our customers can use our service by logging on to our web site. The user interface is intuitive to use, requires minimal training and can be personalized to meet the requirements of each of our customers. FleetASAP is designed to be available to our customers through the Internet 24 hours a day, seven days a week, with the exception of scheduled maintenance. Additionally, our platform software is designed to be updated wirelessly, minimizing vehicle downtime.

  . Robust reporting capabilities. FleetASAP reports offer our customers comprehensive, detailed reporting of vehicle activity, either individually, or for all or a selected group of a customer's vehicles.

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

   Reports can be personalized by customers and downloaded for additional sorting and analysis. A customer's preferences are stored in our Internet Service Center and can be altered at any time to meet their changing needs. The location of each vehicle in a customer's fleet can be displayed on a map, making vehicle location and tracking simple. Map views can be personalized by customers to graphically display different information about their vehicles. Vehicle tracking information is stored at our Internet Service Center, allowing vehicle managers to monitor their vehicles over an extended period of time. Reports can also be used to help our customers manage the maintenance requirements of their vehicles.

  . Return on investment. Our service results in a variety of cost savings to our customers. Our customers can use FleetASAP to determine the location of their vehicles at particular times and send the most appropriate vehicle to the next job. In addition, customers can increase their productivity by monitoring and managing the activities of their vehicles. Effective managing, routing and dispatching of vehicles saves fuel and time, decreases our customers' costs and increases their customers' satisfaction. When we provide our customers with messaging capabilities using Internet Data Terminals, which bundles two-way communications for a flat rate, our customers can reduce their communications costs, including cellular telephone fees, which are often usage-based.

  . Scaleability. Our platform and software architecture are designed to serve a growing number of users with increasing data transmission volumes without compromising performance, delivery times or data accuracy of our services. Because the three technology components of our solution are designed to accommodate a practically unlimited number of users, as in the case of the Global Positioning System, or can be expanded to accommodate additional users, as in the case of wireless networks or the Internet, we believe that we can support a significantly expanding customer base.

  . Global Positioning System-determined location. FleetASAP uses the Global
    Positioning System to determine location, enabling reliable, accurate and cost-effective location and tracking of our customers' vehicles. We believe Global Positioning System technology is more reliable than other positioning technologies because of its proven accuracy, the large number of deployed satellites and its ability to determine location regardless of velocity and altitude. The Global Positioning System uses pre-existing infrastructure developed by the U.S. government, which reduces the cost of the service.

  . Wireless data connectivity. FleetASAP currently uses the Cellular Digital
    Packet Data protocol to transmit data to and from customer vehicles. We have agreements with four major wireless carriers to provide Cellular Digital Packet Data service to our customers. Cellular Digital Packet Data coverage includes more than 150 metropolitan areas in the U.S. Our services are designed to be tolerant of network difficulties, with the ability to confirm receipt of data and retransmit data if errors are detected. Additionally, if a customer's vehicle is out of Cellular Digital Packet Data coverage, the Internet Location Manager records up to two days of information, which is then transmitted to our Internet Service Center when the vehicle returns to Cellular Digital Packet Data coverage.

  . Messaging capabilities. Our customers may enhance our FleetASAP service by purchasing an optional two-way messaging feature, the Internet Data Terminal, that uses the Internet and wireless networks to enable our customers to communicate regularly with their vehicles. Our customers can pre-program each Internet Data Terminal with a specific set of reply messages that can be sent with the press of a button, minimizing driver distraction while on the road. An audit trail of messages, including the driver's acknowledgment that a message was received, is stored at our Internet Service Center for fourteen days.

  . StatASAP. Our customers may enhance our FleetASAP service by purchasing connecting sensors and additional reporting functions. StatASAP allows the Internet Location Manager to report the status of an event on the vehicle. For example, a sensor attached to a school bus door reports to the Internet Location Manager whether the door was opened or closed.

  . Fleet Resources. Our Fleet Resources web page contains links to a number of value-added retail and informational sites that we believe serve additional needs of our customers. For example, our customers

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

   can purchase new tires, office supplies and several other goods, and obtain current information about traffic conditions and fuel prices.

  . Sturdy construction. The Internet Location Manager and the Internet Data
    Terminal are designed and tested to withstand the harsh environment of commercial vehicles, even off-road vehicles, including vibration, shock, and extreme temperatures.

Customers

   We market and sell FleetASAP to a broad range of customers that vary in size, geographic location and industry. The number of vehicles utilizing our services has grown from 135 as of December 31, 1998 to approximately 20,000 as of June 30, 2000. Our customers' fleets range from two vehicles to over 350. Currently we have customers in the following industries:

                   .Trucking companies       .School buses
                   .Plumbing                 .Taxi cabs and limousines
                   .Commercial buses         .Public works
                   .Construction             .Landscaping
                   .Food and beverage distribution
                                             .Waste management
                   .Delivery services        .Industrial machinery
                   .Vehicle repair           .Furniture delivery
                   .Courier services         .Equipment rental

Research and Development

   We concentrate our research and development activities on services and platform engineering. To enhance our existing services and to introduce new services to our existing and potential customers, we focus on the following key areas:

  . Services. We intend to continue to develop our services by offering new features while enhancing existing features. For example, we launched a service enabling customers to create personalized vehicle identifiers in December 1999 and a service enabling customers to view summary vehicle activity reports in February 2000. We intend to dedicate substantial resources to expand our software development activities.

  . Platform. We intend to continue to develop and release platform upgrades to add new service features as well as to enhance existing features. For example, we released the second-generation Internet Data Terminal in July 1999 and we released the second-generation Internet Location Manager in December 1999. We also intend to work with component suppliers, contract manufacturers and wireless network carriers to integrate our platform into other devices and develop our platform as a leading technology in the location-relevant information services market.

   As of June 30, 2000, we had 90 employees and consultants in research and development.

Technology

   Our technology efforts focus on enhancing reliability, availability and features in our service solution while maintaining scaleability. Our proprietary technologies are designed to work with technologies from other companies, including our partners, competitors, and other third parties. Although our current service utilizes our patented Global Positioning System chipset, our service has been designed to work with other location technologies. Similarly, although we offer an embedded wireless modem in our platform, our service is designed to work with a wide range of wireless communications devices. Additionally, although our service is currently based on delivering information through the Internet from our Internet Service Center, the service is designed to provide any content available from the Internet. We expect to develop additional proprietary

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

technology where feasible and to purchase or license technology where cost-effective. Our technology efforts focus on the following areas:

  . Location Technology. The Global Positioning System is a worldwide radio-navigation system formed from a constellation of satellites and ground systems that are used as reference points to calculate positions. We have designed a patented Global Positioning System chipset and algorithm with four times the processing power of most other commercial Global Positioning System receivers. As a result, our platform determines its location in approximately half the time required by most other commercial receivers.

  . Wireless Technology. Our services currently operate over Cellular Digital
    Packet Data networks. We also have laboratory-tested different versions of our platform that are compatible with other wireless technologies and protocols. Our goal is to bring to market a platform that is independent of wireless connectivity protocols and hardware, allowing our customers to connect wirelessly to our Internet Service Center using various protocols and wireless carriers, using our platform, the customer's existing wireless telephone, or other wireless devices.

  . Internet Technology. Although our solution involves complex aggregation and processing of customer data, the customer can access all the functionality of our service through an Internet browser. Because our application, reporting and customer data software are independent of one another, each can be modified or upgraded without affecting the others. In order to expand the services we provide to our customers, we have developed an application programming interface that enables our customers to integrate our vehicle location information into their applications. We also expect to develop additional application programming interfaces that will enable our customers to integrate our two-way messaging and landmark locations into their applications.

  . Information Technology. We have an information technology organization distinct from our research and development organization that is dedicated to building and maintaining our secure Internet Service Center. By managing our service at our Internet Service Center, we relieve our customers of the technology and operations burden of managing the integration of complex Global Positioning System, wireless data and Internet systems. Our Internet Service Center is comprised of servers located in Sunnyvale and Fremont, California and Philadelphia, Pennsylvania. From our Internet Service Center, we maintain variable-speed capacity connections to the Internet and dedicated connections to the wireless networks we use. In the event of a power failure, our systems would be powered by a backup power supply.

Key Alliances and Relationships

   We will continue to establish relationships with a number of companies to accelerate the adoption of our services. We believe that establishing strategic relationships will facilitate our technological leadership and provide early access to emerging technologies and new customers. Some of our existing relationships include the following:

  . Wireless Carriers. We have established strategic relationships with AT&T
    Wireless, Verizon Wireless and Ameritech to provide wireless connectivity between @Road-enabled vehicles and the Internet. We contract directly with AT&T Wireless for the provision of wireless communications, which are bundled with our service. With Ameritech, our customers have separate contracts for wireless communications with their carrier. With Verizon Wireless, we contract directly in some geographic areas and in others our customers have separate contracts for wireless communications.

  . Manufacturers. We have an agreement with Intel Corporation, which grants
    Intel a royalty-bearing license to our Global Positioning System chipset technology. As part of this agreement, Intel and @Road have agreed to cooperate on a variety of development activities. In addition, one of our early investors, Orient Semiconductor Electronics, manufactures and tests our Internet Location Manager.

  . International Partner. We have established a strategic relationship with Hitachi Software Engineering to provide our FleetASAP service in Japan over wireless networks other than the Cellular Digital Packet Data network.

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

Sales and Marketing

   Our sales and marketing objective is to achieve broad market penetration through vertical marketing and targeted sales activities. As of June 30, 2000, our sales and marketing team consisted of 95 employees. We currently market and sell our solution through a combination of direct sales, wireless carrier partners and agents.

  . Direct sales force. We have deployed our direct sales force throughout the U.S. in all major Cellular Digital Packet Data markets. Our direct sales force calls on potential customers with large fleets and works with our wireless carrier partners and independent sales agents to increase our customer base.

  . Wireless carrier partners. Our wireless carrier partners are AT&T
    Wireless, Verizon Wireless and Ameritech. These partners market and facilitate sales of our solution through their own sales channels as part of their service offerings.

  . Agent sales program. We recently launched an agent sales program, which is designed to build a network of independent sales agents throughout the U.S. to sell our service. The program provides independent sales organizations fees for the sale, installation and ongoing support of our solution. We believe that the agent sales program will substantially increase the number of individuals and organizations selling the FleetASAP service into the targeted customer base across the U.S.

   Our marketing department is engaged in a wide variety of activities, such as awareness and lead generation programs and product management. These activities include public relations, seminars, direct mail, trade shows, and co-marketing and co-branding with wireless carriers.

Competition

   We compete with companies that offer the ability to obtain location-relevant information about their mobile resources. We also compete with alternative means of communication between vehicles and their managers, including wireless telephones, two-way radios, and pagers. We compete primarily on the basis of price, ease of use, functionality, quality and geographic coverage of our services. As the demand by businesses and consumers for location-relevant information increases, we anticipate that the quality, functionality and breadth of our competitors' products and services will improve and that new competitors will enter our market. In addition, the widespread adoption of industry standards may make it easier for new market entrants or existing competitors to improve existing services or offer some or all of the services we offer or may offer in the future. It is unclear to what extent network infrastructure developers and key network operators will seek to provide integrated Global Positioning System, wireless data and Internet solutions, including access devices developed internally or through captive suppliers.

   A service from Qualcomm called OmniTRACS uses satellite communication technology to manage fleets of trucks that travel extended distances between urban areas, referred to as long-haul trucking. Other potential competitors include wireless Internet companies, such as Aether Systems, Phone.com and Research in Motion, companies working on emergency-911 solutions, such as TruePosition, companies with solutions that integrate location, wireless communications and call centers, such as General Motors, and companies that provide wireless, location-relevant applications, such as SignalSoft. Many of our existing and potential competitors have substantially greater financial, technical, marketing and distribution resources than we do. Additionally, many of these companies have greater name recognition and more established relationships with our target customers. Further, the widespread adoption of industry standards may make it easier for new market entrants or existing competitors to offer the services we offer or may offer in the future.

Intellectual Property

   We rely on a combination of patent, trade secret, trademark and copyright laws, and nondisclosure and other contractual restrictions to protect our proprietary technology. We have been granted two patents, one of which covers our Global Positioning System chipset technology and another that covers the method and structure for distributing information over a network. In addition, we have applied for three patents to further protect and extend our technology leadership position. Although we have applied for patent protection primarily in the U.S., we intend to file patent applications in other countries where there is a strategic technological or business justification. As part of our confidentiality procedures, we generally enter into nondisclosure agreements with our employees, consultants, distributors and corporate partners and limit access to and distribution of our software, documentation and other proprietary information.

   It may be possible for a third party to obtain and use our technology without authorization, or to develop similar technology, particularly because we license portions of our technology to certain customers, strategic partners, suppliers and distributors. In addition, our services are licensed in foreign countries and the laws of these countries may treat the protection of intellectual property rights differently from, and may not protect our intellectual property to the same extent as, the laws of the U.S. We also rely on technology and other intellectual property licensed from third parties and use third party software that may not be available to us on commercially reasonable terms, if at all, in the future. Some of our license agreements are non-exclusive, and therefore, our competitors may have access to the same technology that is licensed to us. We received a letter from the holder of two patents, claiming that we infringe its patents and requesting information about our Global Positioning System chipset. We are currently in the process of reviewing these two patents. The patent holder has indicated that it is willing to license these patents to us. However, we cannot assure you that we would be able to license these two patents on commercially reasonable terms, if at all. We may also incur substantial legal fees and our management would be distracted if the patent holder files a lawsuit against us. See "Risk Factors--Our success and ability to compete depends upon our ability to secure and protect patents, trademarks and other proprietary rights."

Employees

   As of June 30, 2000, we had 287 employees, 268 of whom were located in the U.S. and 19 of whom were located in Chennai, India. We believe relationships with our employees are good.

Legal Proceedings

   We have received a letter from the holder of two patents claiming that we infringe its patents. We are in the process of reviewing the patents; however, the ultimate outcome of this matter cannot be determined at this time. We are presently a defendant in a lawsuit arising out of the recruitment of employees. We are in the process of reviewing the claims alleged in this lawsuit and while the ultimate outcome cannot be predicted with certainty, we believe this lawsuit is immaterial and without merit. We also may be a potential defendant in lawsuits and claims arising in the ordinary course of business in the future.

Facilities

   Our principal executive offices are located in Fremont, California. We lease approximately 54,000 square feet under a lease that expires in February, 2005. In addition, we lease 24,000 square feet in Fremont, California for our engineering and information technology organization under a lease that expires in January 2006. We also lease space in Chennai, India for a portion of our software engineering organization. We believe that our current facilities are adequate to meet our needs through the end of 2000, at which time we may need to lease additional space.

                                   MANAGEMENT

 Executive Officers, Management and Directors

   Our executive officers, directors and additional corporate management members and their ages as of June 30, 2000 are as follows:

          Name           Age                               Position(s)
          ----           ---                               ----------
Executive Officers and Directors
Krish Panu..............  42 Chairman of the Board, Chief Executive Officer and President
Rodric Fan..............  56 Director and Chief Technology Officer
Thomas Hoster...........  49 Chief Financial Officer and Vice President, Finance and Administration
David Manovich..........  48 Chief Operating Officer and Senior Vice President
Thomas Allen............  46 Chief Information Officer and Senior Vice President
Kris Chellam............  49 Director
Stuart Phillips.........  42 Director
Andrew Sheehan..........  42 Director
T. Peter Thomas.........  53 Director

Additional Corporate Management
Julia Langley...........  42 Vice President, Corporate Development and Alliances
John Lankes.............  51 Vice President, Marketing
Valerie Menager.........  47 Vice President, Human Resources
Amin Mufti..............  45 Vice President, Business Development
Shirish Puranik.........  38 Vice President, Software Development
Michael Walker..........  45 Vice President, Platform Engineering

   Krish Panu has served as our Chief Executive Officer, President and as a director of @Road since February 1999 and Chairman of the Board since December 1999. Prior to joining @Road, he served as Vice President and General Manager of the Logic Products division of Atmel Corporation, a manufacturer of advanced semiconductors. He held various senior management positions at Atmel Corporation from August 1991 to November 1998. From September 1989 to August 1991, he held the position of Vice President of Sales and Marketing at Catalyst Semiconductor, a manufacturer of non-volatile memory products. Mr. Panu also serves on the boards of directors of two privately held companies. Mr. Panu holds a B.S. in Electrical Engineering, an M.S. in Computer Engineering and an M.B.A. from Wayne State University.

   Rodric Fan founded @Road and has been one of our directors since August 1996. Since September 1998, Mr. Fan has served as our Chief Technology Officer, and from August 1996 to September 1998, he served as our Chief Executive Officer and President. From May 1993 to August 1996 Mr. Fan was the Technical Director for GPS-related projects and Global Star Satellites, and from May 1989 to May 1993 he was the Manager of the Satellite Orbit Control Division, at Space Systems Loral, a producer of commercial communications and weather satellites. Mr. Fan holds a B.E.S. in Electrical Engineering from Brigham Young University and an M.S. in Electrical Engineering specializing in the areas of data communications from Northwestern Polytec University.

   Thomas Hoster has served as our Vice President, Finance and Administration and Chief Financial Officer since November 1999. Prior to joining @Road, Mr. Hoster was Senior Vice President and Chief Financial Officer of GetSmart, an on-line provider of consumer financial services, from May 1998 to March 1999. Prior to GetSmart, Mr. Hoster was Chief Financial Officer of ClickAction, a provider of e-mail marketing services, formerly known as MySoftware Company, from June 1996 to May 1998. Prior to that, Mr. Hoster held several finance and administration positions at Octel Communications, a voice messaging company, from December 1989 to June 1996. Mr. Hoster has a B.S.E. in Electrical Engineering from Princeton University and an M.B.A. from Stanford University.

   David Manovich has served as our Vice President, Sales from August 1999 to June 2000 and as our Chief Operating Officer and Senior Vice President since July 2000. Prior to joining @Road, Mr. Manovich served as Partner at Union Atlantic, an investment banking consulting firm, from January 1998 to August 1999. From October 1985 to January 1996 and from March 1997 to January 1998, Mr. Manovich worked at Apple Computer, a personal computer technology company, serving as Executive Vice President of Worldwide Sales and Service, Senior Vice President of International Sales, Vice President of Retail/Consumer Sales, Director of Business Markets and Country Manager--UK and Ireland, and Director of U.S. Channel Sales. From March 1996 to March 1997, Mr. Manovich worked at Fujitsu PC Corporation, a personal computer manufacturing company, serving as Vice President of Sales. Mr. Manovich holds a B.S. in Business Administration and an M.B.A. in Finance from the University of Montana.

   Thomas Allen has served as our Vice President, Information Technology and Management Systems from August 1999 to July 2000 and as our Chief Information Officer and Senior Vice President since August 2000. From June 1999 to August 1999, Mr. Allen served as Director of Operations of IPass, an Internet services company. From January 1996 to June 1999, Mr. Allen served as Vice President of Network Engineering at Visa International, a payment card company. From March 1983 to August 1995, Mr. Allen served as General Manager at Southern California Edison, an electric utility company. Mr. Allen holds a B.S. in Industrial Engineering from State University of New York at Buffalo, an M.B.A. from San Jose State University and a Certificate in Executive Management from the Peter
F. Drucker Management Center at the Claremont Graduate University.

   Kris Chellam has served as a director of @Road since December 1999. Since July 1998, Mr. Chellam has served as Senior Vice President, Finance and Chief Financial Officer of Xilinx, a provider of programmable logic solutions. Prior to joining Xilinx, he served at Atmel Corporation, a manufacturer of advanced semiconductors, as Senior Vice President and General Manager of a product group from March to July 1998 and as Vice President, Finance and Administration, and Chief Financial Officer from September 1991 through March 1998. Mr. Chellam became a member of the Institute of Chartered Accountants in England and Wales in April 1975.

   Stuart Phillips has served as a director of @Road since September 1998. Since June 1997, Mr. Phillips has been a General Partner at U.S. Venture Partners, a venture capital firm. From October 1993 to June 1997, Mr. Phillips served as Vice President of Central Engineering at Cisco Systems, an internetworking company. Mr. Phillips also serves on the boards of directors of CacheFlow, a manufacturer of Internet caching appliances, and several privately held companies. He holds a B.S. in Electronics from the University of Wales at Cardiff.

   Andrew Sheehan has served as a director since March 2000. Since April 1998, Mr. Sheehan has been employed by and is a managing member of the general partner of ABS Capital Partners III, a private equity fund. From 1985 to 1998, Mr. Sheehan held various positions at BT Alex. Brown, an investment company, most recently as Managing Director. Mr. Sheehan is also a director of Rainmaker Systems, a provider of electronic customer relationship management services, and several privately held companies. Mr. Sheehan received his B.A. from Dartmouth College and his M.B.A. from the Wharton School of Business.

   T. Peter Thomas has served as a director of @Road since September 1998. Since November 1985, Mr. Thomas has been a Managing Director of Institutional Venture Partners, a venture capital firm. Mr. Thomas also serves as a director of Telcom Semiconductor and Atmel Corporation. Mr. Thomas holds a B.S. in Electrical Engineering from Utah State University and an M.S. in Computer Science from the University of Santa Clara.

   Julia Langley has served as our Vice President of Corporate Development and Alliances since January 2000. From March 1999 to January 2000, Ms. Langely served as Senior Vice President, Corporate Business Development for Vadem, a mobile technology company. From April 1995 to March 1999, Ms. Langely served with Philips Electronics as Executive Vice President, Philips Consumer Electronics Services, as Executive Vice

President, Philips Consumer Communications, Paging Line of Business, and as Senior Vice President, Strategic Marketing and Business Development, Phillips Digital Video Group. Ms. Langley holds a B.A. from Emory University, an M.B.A. from the Wharton School of Business and a J.D. from the University of Georgia School of Law.

   John Lankes has served as our Vice President, Marketing since May 1999. Prior to joining @Road, Mr. Lankes served as Vice President of Wireless Data Services for Southern New England Tele-communications Corporation from June 1995 to May 1999. From May 1991 to March 1993, Mr. Lankes was Vice President of Marketing for AirTouch Teletrac, a wireless communications company. From November 1982 to November 1986, Mr. Lankes was Vice President of Sales and Marketing for the Great Lakes Region of Epson America, a technology company. Mr. Lankes has a B.A. from the University of Detroit.

   Valerie Menager has served as our Vice President, Human Resources since March 2000. Prior to joining @Road, Ms. Menager served as Senior Employment Counsel for Nortel Networks, a telecommunications manufacturer, from February 1999 to March 2000. From October 1997 to February 1999, Ms. Menager provided consulting services to Atmel Corporation, a semiconductor company, Nortel Networks and Bay Networks, an Internet equipment manufacturer. Prior to that Ms. Menager served at Atmel Corporation as Vice President and Legal Counsel from May 1997 to September 1997, Director of Human Resources and Legal Counsel from September 1991 to May 1997 and Legal Counsel from July 1989 to September 1991. Ms. Menager has a B.A. from the University of California at Santa Cruz, an M.A. from the University of California at Los Angeles and a J.D. from Loyola University of Los Angeles.

   Amin Mufti has served as our Vice President, Business Development since January 1997. From March 1994 to July 1996, Mr. Mufti was General Manager at International Microcomputer Software. Mr. Mufti has a B.S. in Mechanical Engineering and an M.S. in Aeronautical Engineering from Stanford University.

   Shirish Puranik has served as our Vice President, Software Development since July 1999. From August 1992 to July 1999, Mr. Puranik worked in the Database Group of Oracle Corporation, most recently as Director of Product Development. From February 1988 to August 1992, Mr. Puranik was an engineer in the distributed database group at Digital Equipment Corporation. Mr. Puranik has a B.S. in Electrical Engineering from the Indian Institute of Technology, Bombay, an M.S. in Electrical Engineering from the University of Florida and an M.S. in Engineering Management from Stanford University.

   Michael Walker has served as our Vice President, Platform Engineering since July 1999. From April 1997 to July 1999, Mr. Walker served as Vice President Engineering at Silicon Wireless, a manufacturer of wireless communications infrastructure. From August 1993 to April 1997, Mr. Walker served as Vice President of Engineering and Vice President of Operations at Sierra Wireless, a manufacturer of wireless data modems. Mr. Walker holds a B.A.Sc. in Electric Engineering from Queen's University in Canada and an M.S. in Electrical Engineering from Simon Fraser University.

Board Composition

   We currently have authorized six directors. Each director is elected for a period of one year at our annual meeting of stockholders and serves until the next annual meeting or until their successor is duly elected and qualified. The executive officers serve at the discretion of the board of directors. There are no family relationships among any of our directors or executive officers. Subsequent to the offering and our reincorporation in Delaware, our certificate of incorporation will be amended to provide for the classification of the board into three classes serving staggered terms. The class I directors, Krish Panu and T. Peter Thomas, will serve an initial term until the 2001 annual meeting of stockholders, the class II directors, Rodric Fan and Andrew Sheehan, will serve an initial term until the 2002 annual meeting of stockholders, and the class III directors, Kris Chellam and Stuart Phillips, will serve an initial term until the 2003 annual meeting of stockholders. Each class will be elected for three-year terms following its respective initial term.

Board Compensation

   Except for reimbursement for reasonable travel expenses relating to attendance at board meetings and the grant of stock options, directors are not compensated for their services as directors. Our directors are eligible to participate in our 1996 stock option plan and, beginning in 2000, in our 2000 stock option plan. Messrs. Thomas, Phillips, Chellam and Sheehan, our nonemployee directors, received options to purchase 37,500, 37,500, 82,500 and 25,000 shares of common stock respectively under our 1996 stock option plan in 1999 and 2000. Beginning in 2000, the directors who are our employees may be eligible to participate in our 2000 employee stock purchase plan and the directors who are not employees of @Road will be eligible to participate in our 2000 directors' stock option plan.

Board Committees

   The board currently has an audit committee and a compensation committee. The audit committee reviews our annual audit and meets with our independent auditors to review our internal controls and financial management practices. The board's audit committee currently consists of Kris Chellam, T. Peter Thomas and Andrew Sheehan. The compensation committee recommends compensation for certain of our personnel to the board and administers our stock plans. The compensation committee currently consists of T. Peter Thomas, Andrew Sheehan and Stuart Phillips.

Compensation Committee Interlocks and Insider Participation

   The members of the compensation committee of our board of directors are currently T. Peter Thomas, Stuart Phillips and Andrew Sheehan. None of T. Peter Thomas, Stuart Phillips or Andrew Sheehan has at any time been an officer or employee of @Road or any subsidiary of @Road.

Executive Compensation

   The following table provides summary information regarding the compensation received for services rendered to @Road during the fiscal year ended December 31, 1999 by the Chief Executive Officer and the only other executive officer whose aggregate compensation during our last fiscal year exceeded $100,000.

                           Summary Compensation Table

                                                                 Long-Term
                                                                Compensation
                                   Annual Compensation             Awards
                          ------------------------------------- ------------
                                                                 Securities
Name and Principal                               Other Annual    Underlying       All Other
Position                  Salary ($) Bonus ($) Compensation ($)  Options (#)   Compensation($)
------------------        ---------- --------- ---------------- ------------   --------------
Krish Panu, Chairman of
 the Board, Chief
 Executive Officer and
 President..............   $168,462   $   --         $--         3,375,000(1)       $--

Rodric Fan, Director and
 Chief Technology
 Officer................    138,910    45,000         --           150,000(2)        --

--------
(1)Represents options to purchase 3,000,000 shares and 375,000 shares granted as restricted stock award.
(2)Represents 150,000 shares granted as restricted stock award.

   The following table provides summary information regarding stock options granted to the chief executive officer and the other executive officer named in the table above during the fiscal year ended December 31, 1999. Options were granted pursuant to our 1996 stock option plan and are immediately exercisable at the time of grant. No stock appreciation rights were granted to these officers during the year.

   The percentages shown below are based on a total of 7,047,575 shares subject to options granted to all of our employees and consultants during the year ended December 31, 1999. The exercise price per share of the options shown below was equal to the fair market value of the common stock on the date of grant as determined by our board of directors. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the SEC. There is no assurance that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the chief executive officer and the other named executive officer.


                                                                            Potential
                                                                        Realizable Value
                                                                        At Assumed Annual
                                                                         Rates of Stock
                                                                              Price
                                                                        Appreciation For
                                       Individual Grants                   Option Term
                          --------------------------------------------- -----------------
                                       Percent Of
                          Number Of      Total
                          Securities    Options
                          Underlying   Granted To  Exercise
                           Options    Employees In  Price    Expiration
          Name            Granted (#) Fiscal Year  ($/Share)    Date       5%       10%
          ----            ----------  ------------ --------  ---------- -------- --------
Krish Panu, Chairman of
 the Board, Chief
 Executive Officer &
 President..............  2,625,000       37.2%     0.067    2/22/2009  $110,760 $280,776
                            375,000        5.3      0.667    8/30/2009   157,520  399,313
                       Option Grants in Last Fiscal Year

Rodric Fan, Director and
 Chief Technology
 Officer................        --         --         --           --        --       --

Option Exercises and Holdings

   The following table provides summary information concerning the shares of common stock represented by outstanding stock options held by each of the named officers as of December 31, 1999.

   The value realized and the value of unexercised options represents the difference between the fair market value of the shares as of December 31, 1999, using an assumed initial public offering price of $10.00 per share as the fair market value, and the exercise price of the option.

                         Fiscal Year-End Option Values

                                                  Number of Securities
                                                 Underlying Unexercised     Value of Unexercised
                           Shares                      Options at            In-the-Money Options
                          Acquired                  December 31, 1999       at December 31, 1999
                             on        Value    ------------------------- -------------------------
          Name            Exercise   Realized   Exercisable Unexercisable Exercisable Unexercisable
          ----            --------- ----------- ----------- ------------- ----------- -------------
Krish Panu, Chairman of
 the Board, Chief
 Executive Officer and
 President..............  2,250,000 $22,349,250   750,000         --      $7,224,750       --

Rodric Fan, Director and
 Chief Technical
 Officer................        --           --       --          --             --        --

Change-of-Control Agreements

   We have entered into an agreement with Krish Panu that provides that following a change of control transaction, subject to limitations, the vesting of any stock option or restricted stock held by Mr. Panu shall be automatically fifty percent vested. Additionally, if Mr. Panu's employment is terminated involuntarily other than for cause within twelve months following a change of control transaction, then subject to limitations, the vesting of any stock option or restricted stock held by Mr. Panu shall be automatically fully vested. We have entered into agreements with our remaining executive officers and corporate management which provide that in the event of an involuntary termination within:

  . one year following a change of control transaction and the employee was employed by us for less than one year prior to the change of control transaction, the vesting of any stock option or restricted stock held by the employee shall automatically be accelerated as though the employee maintained his employment with us for twelve months following the involuntary termination or

  . one year following a change of control transaction and the employee was employed by us for at least one year prior to the change of control transaction, the vesting of any stock option or restricted stock held by the employee shall automatically be accelerated as though the employee maintained his employment with us for 24 months following the involuntary termination.

Stock Plans

   2000 Stock Option Plan. Our 2000 stock option plan was adopted by the board of directors in March 2000 and was approved by our stockholders in August 2000. A total of 2,000,000 shares of common stock have been reserved and are available for grant under the 2000 stock option plan as of the date of this offering. In addition, the 2000 stock option plan provides that up to 9,825,000 shares of common stock that are either reserved and available for issuance under our 1996 stock option plan, or that will return to the 1996 stock option plan upon either the cancellation of options issued under that plan or the repurchase of outstanding shares common stock issued under the 1996 stock option plan in connection with the termination of the holder's employment or consulting relationship with us, shall become available for issuance under the 2000 stock option plan. The 2000 stock option plan also provides for an automatic annual increase on the first day of each of our fiscal years beginning in 2001 and ending in 2010 equal to the lesser of 2,500,000 shares, 4% of our outstanding common stock on the last day of the immediately preceding fiscal year, or a lesser number of shares as determined by the board of directors. The maximum total number of shares of common stock that may be sold under the 2000 stock option plan during its term is 36,825,000.

   The purposes of the 2000 stock option plan are to attract and retain the best available personnel, to provide additional incentives to our employees and consultants and to promote the success of our business. The 2000 stock option plan provides for the granting to employees, including officers and directors, of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, and for the granting to employees and consultants, including non-employee directors, of non-statutory stock options. If an option holder would have the right in any calendar year to exercise for the first time one or more incentive stock options for shares having a total fair market value in excess of $100,000, any excess options shall be treated as non-statutory stock options. Unless terminated earlier, the 2000 stock option plan will terminate in March, 2010.

   The 2000 stock option plan may be administered by the board or a committee of the board. The administrator determines the terms of options granted under the 2000 stock option plan, including the number of shares subject to an option and its exercise price, term and exercisability. However, no individual employee may receive option grants under the 2000 stock option plan during any one fiscal year that would allow him or her to purchase more than 2,500,000 shares.

   The exercise price of all incentive stock options granted under the 2000 stock option plan must be at least equal to the fair market value of our common stock on the date of grant. After the effective date of this offering, the exercise price of non-statutory stock options granted under the 2000 stock option plan will be the price determined by the administrator. Payment of the option exercise price may be made in cash or other consideration as determined by the administrator.

   The administrator determines the term of options, which may not exceed 10 years, or 5 years in the case of an incentive stock option granted to a 10% stockholder. Generally, an option may not be transferred by the option holder other than by will or the laws of descent or distribution. However, after the effective date of this offering, the administrator may grant non-statutory stock options with limited transferability rights. We expect that options granted under the 2000 stock option plan generally will vest at the rate of 1/4 of the total number of shares subject to the options twelve months after the date of grant, and 1/48 of the total number of shares subject to the options each month thereafter.

   If we merge with or consolidate into another corporation, or sell substantially all of our assets, we would expect that the successor corporation will assume outstanding options or substitute equivalent awards. If the successor corporation refuses to assume or substitute the options, each outstanding stock option will terminate on the effective date of the transaction. Outstanding options will adjust in the event of a stock split, stock dividend or other similar change in our capital structure.

   The administrator has the authority to amend or terminate the 2000 stock option plan. However, the administrator may not take any action that impairs the rights of any holder of an outstanding option without the holder's consent. In addition, we must obtain stockholder approval of amendments to the plan as required by applicable law.

   1996 Stock Option Plan. Our 1996 stock option plan was adopted by the board of directors in October 1996 and was approved by our stockholders in October 1996. The plan was amended at various times after October 1996, including an amendment to provide that following adoption of the 2000 stock option plan, up to 9,825,000 shares of stock which are either reserved and available for issuance under the plan, or which would otherwise return to the plan upon either the cancellation of outstanding options or the repurchase of shares in connection with the termination of the holder's employment or consulting relationship with us, will become available for issuance under our 2000 stock option plan.

   As of June 30, 2000, a total of 11,326,125 shares of common stock had been reserved for issuance under the 1996 option plan. As of June 30, 2000, options to purchase 6,561,351 shares of common stock had been exercised, options to purchase 4,614,109 shares of common stock were outstanding and 150,664 shares remained available for future option grants. However, no future grants will be made under the 1996 stock option plan after the effective date of this offering.

   The terms of the 1996 stock option plan are substantially similar to those of the 2000 stock option plan except for the following:

  . Unless the board terminates it earlier, the 1996 stock option plan will terminate in September 2006.

  . The 1996 stock option plan does not impose an annual limit on the size of awards that may be granted to any one individual under the plan.

  . Generally, the exercise price of non-statutory stock options must be equal to at least 85% of the fair market value of our common stock on the date of grant.

  . The 1996 stock option plan provides for the indemnification of the administrator for claims arising out of the administration of the plan unless it is determined that the administrator is liable for gross negligence, bad faith, or intentional misconduct.

   2000 Employee Stock Purchase Plan. Our 2000 employee stock purchase plan was adopted by the board of directors in March 2000 and was approved by our stockholders in August 2000. The 2000 employee stock purchase plan becomes effective upon the effective date of this offering. A total of 450,000 shares of common stock has been reserved for issuance under the 2000 employee stock purchase plan, plus an automatic annual increase on the first day of each of our fiscal years beginning in 2001 and ending in 2010 equal to the lesser of 900,000 shares, 2% of our outstanding common stock on the last day of the immediately preceding fiscal year, or a lesser number of shares as determined by the board of directors. Unless terminated earlier by the board of directors, the 2000 employee stock purchase plan will terminate 10 years following the date of this offering.

   The 2000 employee stock purchase plan is intended to qualify under Section 423 of the Internal Revenue Code. The plan will be implemented by a series of overlapping offering periods of approximately 24 months duration, with new offering periods (other than the first offering period) commencing on August 1 and February 1 of each year. Each offering period will generally consist of 4 consecutive purchase periods of 6 months duration, at the end of which an automatic purchase will be made for participants. The initial offering period is expected to commence on the effective date of this offering.

   The 2000 employee stock purchase plan will be administered by the board of directors or by a committee appointed by the board. Our employees (including officers and employee directors), or employees of any majority-owned subsidiary designated by the board, are eligible to participate if they are regular employees who work at least 20 hours per week and more than 5 months per year.

   The 2000 employee stock purchase plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 20% of an employee's total compensation. Stock is purchased at a price equal to the lower of 85% of the fair market value of the common stock at the beginning of the offering period or at the end of the purchase period. In addition, no employee may purchase more than 2,700 shares of common stock under the plan in any one purchase period. Employees may end their participation in the plan at any time during an offering period, and participation ends automatically on termination of employment.

   If we merge or consolidate with or into another corporation or sell all or substantially all of our assets, we expect that each right to purchase stock under the 2000 employee stock purchase plan will be assumed or an equivalent right substituted by the successor corporation. If our acquiror does not agree to assume or substitute outstanding rights, the offering period then in progress will be shortened so that employees' rights to purchase stock under the plan are exercised prior to the transaction. Outstanding options will adjust in the event of a stock split, stock dividend or other similar change in our capital structure.

   Our board of directors has the power to amend or terminate the 2000 employee stock purchase plan and to change or terminate offering periods as long as such action does not adversely affect any outstanding rights to purchase stock thereunder. However, the board may amend or terminate the 2000 employee stock purchase plan or an offering period even if it would adversely affect outstanding options in order to avoid our incurring adverse accounting charges.

   2000 Directors' Stock Option Plan. The 2000 directors' stock option plan was adopted by the board of directors in March 2000 and was approved by our stockholders in August 2000. It will become effective upon the effective date of this offering. A total of 1,200,000 shares of common stock has been reserved for issuance under the 2000 directors' plan. The 2000 directors' plan provides for the grant of non-statutory stock options to our non-employee directors. The 2000 directors' plan is designed to work automatically without administration. If administration is necessary, it will be performed by the board of directors, with any interested director abstaining from the decision-making process. Unless terminated earlier, the 2000 directors' plan will terminate 10 years from the effective date of this offering.

   Under the directors' plan, each individual who first becomes a non-employee director after the effective date of the directors' plan will receive an automatic initial grant of an option to purchase 40,000 shares of common stock upon appointment or election to the board. These automatic grants to purchase 40,000 shares will vest and become exercisable as to 1/4 of the total number of shares subject to the option on the 12 month anniversary of the date of grant and as to 1/48 of the total number of shares subject to the option each month following the date of grant. The directors' plan also provides for automatic annual grants of options to purchase

10,000 shares of common stock on the date of each annual meeting of our stockholders to each non-employee director who has served on the board for at least six months prior to the meeting. The automatic grants to purchase 10,000 shares will vest and become exercisable in installments of 1/12 of the total number of shares subject to the option each month following the date of grant. All options granted under the 2000 directors' plan will have a term of 10 years and an exercise price equal to the fair market value of our common stock on the date of grant.

   If we merge with or consolidate into another corporation, or sell all or substantially all of our assets, each option outstanding under the directors' plan will become immediately fully vested and exercisable immediately before the transaction. Outstanding options will adjust in the event of a stock split, stock dividend or other similar change in our capital structure. The board may amend or terminate the directors' plan, but any such amendment that would impair the rights of any holder of an outstanding option will not affect those outstanding options without the holder's consent. In addition, we must obtain stockholder approval of amendments to the plan as required by applicable law.

Limitation of Liability and Indemnification Matters

   As permitted by the Delaware General Corporation Law, we have included in our amended and restated certificate of incorporation a provision to eliminate the personal liability of our officers and directors for monetary damages for breach or alleged breach of their fiduciary duties as officers or directors, respectively, subject to certain exceptions. In addition, our bylaws provide that we are required to indemnify our officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified. We have entered into indemnification agreements with our officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware law. The indemnification agreements require us, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as officers and directors, other than liabilities arising from willful misconduct of a culpable nature, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms.

   We currently intend to purchase a policy for directors' and officers' insurance. At present, we are not aware of any pending or threatened litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification. We believe that our charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

                           RELATED PARTY TRANSACTIONS

   Since January 1, 1997, we have not been a party to any transaction or series of similar transactions in which the amount involved exceeds $60,000 and in which any director, executive officer, or holder of more than 5% of our common stock had or will have a direct or indirect material interest other than:

  . normal compensation arrangements which are described under "Management--
    Executive Compensation" above; and

  . the transactions described below.

Private Placement Transactions

   Since January 1, 1997, we have issued shares of preferred stock for the purchase of preferred stock in private placement transactions involving related parties, as follows:

  . An aggregate of 12,413,793 shares of series B preferred stock at $0.483 per share in September 1998 to twelve investors;

  . An aggregate of 6,956,400 shares of series C preferred stock at $3.33 per share in June 1999 to thirty-three investors; and

  . An aggregate of 3,669,679 shares of series D preferred stock at $8.67 per share in December 1999 and January and April 1, 2000 to thirty-one investors.

  . An aggregate of 2,100,000 shares of Series E preferred stock at $10.00 per share in June and July 2000 to seven investors.

   The table below summarizes the shares of preferred stock purchased by our executive officers, directors and 5% stockholders and persons and entities associated with them in the above private placement transactions. Shares held by affiliated persons and entities have been aggregated.

Investors                                            Preferred Stock
---------                                 -------------------------------------
                                                              Series
                                          Series B  Series C     D    Series E
                                          --------- --------- ------- ---------
ABS Capital Partners III, L.P. and
 Andrew Sheehan.........................          0 1,650,000 230,769 1,000,000
Admirals, L.P...........................          0 1,500,000 576,922   500,000
Institutional Venture Partners and its
 affiliates, including T. Peter Thomas..  5,586,205 1,440,000 692,307
U.S. Venture Partners and its
 affiliates, including Stuart Phillips..  5,586,206 1,440,000 692,307
Kris Chellam............................          0    75,000  15,000

Transactions with Management

   In connection with the exercise of options to purchase common stock granted pursuant to our 1996 stock option plan, we have provided loans to the following executive officers pursuant to notes secured by stock pledge agreements, which are summarized below:

                                                                                   Note
Name                  Due Date          Interest Rate         Issue Date          Amount
----                  --------          -------------         ----------          ------
Krish Panu           12/16/2004             6.11%             12/16/1999         $275,000
Krish Panu            2/23/2005             6.46               2/23/2000          500,000
Rodric Fan           12/17/2003             6.11              12/16/1999          200,000
Thomas Hoster        11/30/2004             6.11               12/1/1999          450,000
David Manovich       12/16/2004             6.11              12/16/1999          250,000
Thomas Allen         12/15/2004             6.11              12/15/1999          100,000
John Lankes          12/16/2004             6.11              12/16/1999           78,500
Julia Langley         2/22/2005             6.12               2/22/2000          250,000
Shirish Puranik      12/15/2004             6.11              12/15/1999          260,000
Michael Walker        12/1/2004             6.11               12/1/1999          100,000

   In March 2000, the board of directors approved the acceleration of the vesting of a stock option held by Krish Panu to purchase 375,000 shares of common stock.

   In April 2000, the board of directors ratified a loan to John Lankes in the amount of $80,000 under a note secured by a stock pledge agreement for financing relocation expenses for his employment with @Road.

   We have entered into employment and change-of-control agreements with some of our officers and directors. See "Management--Employment and Change-of-Control Agreements."

   We have entered into indemnification agreements with our officers and directors containing provisions which may require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors, other than liabilities arising from willful misconduct of a culpable nature, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Transactions with Shareholders

   Orient Semiconductor Electronics, which holds more than 5% of our common stock, manufactured Internet Location Managers for us pursuant to purchase orders in the aggregate amounts of approximately $21,000 in 1998 and $512,000 in 1999. At June 30, 2000, approximately $1.2 million owed to Orient Semiconductor Electronics was included in our accounts payable.

Registration Rights Agreements

   Some of our shareholders are entitled to have their shares registered by us for resale. See "Description of Capital Stock--Registration Rights."

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth information regarding the beneficial ownership of our common stock as of June 30, 2000 and as adjusted to reflect the sale of the common stock offered by us pursuant to this prospectus and conversion of all outstanding shares of preferred stock into shares of common stock by

  . each of our directors, our chief executive officer and our one other executive officer whose aggregate compensation during our last fiscal year exceeded $100,000,

  . all directors and executive officers as a group, and

  . each person who is known by us to own beneficially more than 5% of our common stock.

   Percentage of beneficial ownership is based on 38,226,908 shares of common stock outstanding as of June 30, 2000, together with options that are exercisable within sixty days of June 30, 2000 for each person.

   Except as otherwise noted, the address of each person listed in the table is c/o @Road, Inc., 47200 Bayside Parkway, Fremont, CA 94538, and the persons listed in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to the shares.

                                                            Percent
                                                      Beneficially Owned
                                                      ----------------------
                                    Number of Shares   Before        After
Name of Beneficial Owner           Beneficially Owned Offering     Offering
------------------------           ------------------ ---------    ---------
Krish Panu(1)....................       3,375,000             8.8%         7.4%
Institutional Venture
 Partners(2).....................       7,718,512            20.2         17.0
 3000 Sand Hill Road, Bldg. 2,
 Suite 290
 Menlo Park, California 94025
U.S. Venture Partners(3).........       7,718,513            20.2         17.0
 2180 Sand Hill Road, Suite 300
 Menlo Park, California 94025
ABS Capital Partners III,
 L.P.(4).........................       2,880,769             7.5          6.4
 1 South Street, 25th Floor
 Baltimore, Maryland, 21202
Orient Semiconductor Electronics
 Ltd.(5).........................       2,557,062             6.7          5.7
 c/o Edmond Tseng, 2700 Augustine
 Dr., #140
 Santa Clara, California 95054
Admirals, L.P.(6)................       2,576,922             6.7          5.7
 c/o Galleon Management, 135 E.
 57th Street, 26th Floor
 New York, New York 10022
Rodric Fan(7)....................       2,400,000             6.3          5.3
Kris Chellam(8)..................         172,500               *            *
Stuart Phillips(9)...............          37,500               *            *
 2180 Sand Hill Road, Suite 300
 Menlo Park, California 94025
Andrew Sheehan(10)...............          25,000               *            *
 1 South Street, 25th Floor
 Baltimore, Maryland, 21202
T. Peter Thomas(11)..............          37,500               *            *
 3000 Sand Hill Road, Bldg. 2,
 Suite 290
 Menlo Park, California 94025
All directors and executive
 officers as a group (9
 persons)(12)....................      25,942,794            67.1         56.7

--------
 *  Less than one percent of the outstanding shares of common stock.
(1) Represents 100,000 shares held by Latha K. Nagarajan, as Trustee of the Krish Panu Grantor Retained Annuity Trust, 100,000 shares held by Latha K. Nagarajan, as Trustee of the Nina Panu Grantor Retained Annuity Trust and 3,175,000 shares held by Krish Panu and Nina Panu, Trustees of the Krish and Nina Panu 2000 Family Trust.
(2) Represents 7,539,412 shares held by Institutional Venture Partners, VIII, L.P., 55,861 shares held by Institutional Venture Partners Founders Fund I, L.P., 98,101 shares held by Institutional Venture Management Fund, VIII, L.L.C., and 25,138 shares held by Institutional Venture Management Fund VIII-A, L.L.C. T. Peter Thomas, a director of @Road, Samuel Colella, Reid Dennis, R. Thomas Dyal, Timothy Haley, Ruthann Quindlen, Rebecca Roberts, L. James Strand, William Tai and Geoffery Yang are managing directors of the general partner or managing members of each of these entities and share voting and dispositive power with respect to the shares held by each such entity. Each managing director disclaims beneficial ownership of these shares except to the extent of his or her pecuniary interest.

(3) Includes 6,323,586 shares held by U.S. Venture Partners V, L.P. (USVP V), 154,576 shares held by USVP V Entrepreneur Partners, L.P. (EP V), 351,310 shares held by USVP V International, L.P. (V Intl), and 196,734 shares held by 2180 Associates Fund V, L.P. (2180 V). Presidio Management Group V, L.L.C. (PMG V) is the general partner of each of USVP V, EP V, V Intl, and 2180 V. Stuart G. Phillips, a director of @Road, Irwin Federman, Steven M. Krausz, Lucio L. Lanza, Philip M. Young, Jason E. Green, and Jonathan D. Root are the managing members of PMG V, and may be deemed to share voting and dispositive power by consensus with respect to the shares held by each of USVP V, EP V, V Intl. and 2180 V.

    Also includes 664,616 shares held by U.S. Venture Partners VII, L.P. (USVP
    VII), 6,922 shares held by USVP Entrepreneur Partners VII-A, L.P. (EP VII-
    A), 6,922 shares held by USVP Entrepreneur Partners VII-B, L.P. (EP VII-
    B), and 13,847 shares held by 2180 Associates Fund VII, L.P. (2180 VII). Presidio Management Group VII, L.L.C. (PMG VII) is the general partner of each of USVP VII, EP VII-A, EP VII-B, and 2180 VII. Stuart G. Phillips, a director of @Road, Irwin Federman, Winston Fu, Jason E. Green, Lucio L. Lanza, David Liddle, Jonathan D. Root, and Phillip M. Young are the managing members of PMG VII, and may be deemed to share voting and dispositive power by consensus with respect to the shares held by each of USVP VII, EP VII-A, EP VII-B, and 2180 V. Each of PMG V, PMG VII, Irwin Federman, Winston Fu, Jason E. Green, Steven M. Krausz, Lucio L. Lanza, David Liddle, Stuart G. Phillips, Jonathan D. Root, and Phillip M. Young disclaims beneficial ownership of such shares except to the extent of their respective pecuniary interests.
 (4) Andrew Sheehan, a director of @Road, is a managing member of ABS Capital Partners III, LLC, the general partner of ABS Capital Partners III, L.P., which owns such shares. The general partners of ABS Capital Partners III, L.P., Mr. Sheehan, John Stobo, Donald Hebb, Federick Bryant and
     Timothy Weglicki share voting and dispositive power with respect to these shares. Each general partner disclaims beneficial ownership of these shares except to the extent of his pecuniary interest.
 (5) Represents 2,480,295 shares held by Orient Semiconductor Electronics Ltd. and 76,767 shares held by Eugene C.V. Duh. Mr. Duh is a director and 10% shareholder of Orient Semiconductor Electronics Ltd. The Board of Directors of Orient Semiconductor Electronics Ltd., Mei-Shou Duh Yang, Eugene C.V. Duh, Edward S. Duh, Ping-Ping Chang Chao, Kwan-Fen Wang Chan, Teng-Kung Liu and Calvin Lee share voting and dispositive power with respect to these shares. Each member of the Board of Directors disclaims beneficial ownership of these shares except to the extent of his pecuniary interest.
 (6) Raj Rajaratnam is the general partner of Admirals, L.P. Mr. Rajaratnam holds the voting and dispositive power of these shares.
 (7) Represents 1,080,000 shares held by Rodric C. Fan, 450,000 shares held by Judy Fan; 675,000 shares held by R. C. Fan Management Company, L.P.; 60,000 shares held by Eric Fan; 60,000 shares held by Carey B. Fan; 60,000 shares held by David W. Fan; and 15,000 shares held by Rodric C. Fan and Judy Fan, custodians for Dorian Falcone.
 (8) Includes 45,000 shares issuable upon exercise of options exercisable within 60 days of June 30, 2000.
 (9) Represents 37,500 shares issuable upon exercise of options exercisable within 60 days of June 30, 2000. Excludes 7,718,513 shares held by U.S. Venture Partners V, L.P. and its affiliates. See note (3).
(10) Represents 25,000 shares issuable upon exercise of options exercisable within 60 days of June 30, 2000. Excludes 2,880,769 shares held by ABS Capital Partners III, L.P. See note (4).
(11) Represents 37,500 shares issuable upon exercise of options exercisable within 60 days of June 30, 2000. Excludes 7,718,512 shares held by Institutional Venture Partners, VIII, L.P. and its affiliates. See note
     (2).
(12) Includes 437,500 shares issuable upon exercise of options exercisable within 60 days of June 30, 2000 and 18,317,794 shares held by affiliates of our directors and officers.

                          DESCRIPTION OF CAPITAL STOCK

   Upon the completion of this offering, after giving effect to the conversion of all outstanding shares of preferred stock into common stock and the filing of our amended and restated certificate of incorporation, our authorized capital stock will consist of 250,000,000 shares of common stock, $0.0001 par value, and 10,000,000 shares of undesignated preferred stock, $0.0001 par value.

Common Stock

   As of June 30, 2000, there were 38,226,908 shares of common stock outstanding, held of record by 114 stockholders, after giving effect to the conversion of all outstanding shares of our preferred stock into common stock. There will be 45,326,908 shares of common stock outstanding, assuming no exercise of the underwriter's over-allotment option or exercise of outstanding options under the stock plans after June 30, 2000, after giving effect to the sale of the shares of common stock to the public offered hereby.

   The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferential rights with respect to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of @Road, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights of any outstanding preferred stock. The common stock has no preemptive or conversion rights or other subscription rights. The outstanding shares of common stock are, and the shares of common stock to be issued upon completion of this offering will be, fully paid and non-assessable.

Preferred Stock

   Upon the closing of the offering, all outstanding shares of preferred stock at June 30, 2000 will be converted into 28,789,868 shares of common stock and automatically retired. Thereafter, the board of directors is authorized to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders.

   The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of @Road without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including voting rights, of the holders of common stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the common stock. As of the closing of the offering, no shares of preferred stock will be outstanding and we currently have no plans to issue any shares of preferred stock.

Registration Rights

   As of June 30, 2000, the holders of 30,454,868 shares of common stock or their transferees are entitled to certain rights with respect to the registration of such shares under the Securities Act. These rights are provided under the terms of an agreement between us and the holders of these registrable securities. Subject to certain limitations in the agreement, the holders of at least a majority of the registrable securities, excluding registrable common stock held by Rodric Fan, may require, on two occasions beginning six months after the date of this prospectus, that we use our best efforts to register the registrable securities for public resale. If we register any of our common stock either for our own account or for the account of other security holders, the holders of registrable securities are entitled to include their shares of common stock in such registration, subject to the ability of the underwriters to limit the number of shares included in the offering. The holders of registrable securities may also require us, not more than twice in any twelve-month period, to register all or a portion of their registrable securities on Form S-3 when use of such form becomes available to us, provided, among other limitations, that the proposed aggregate selling price, net of any underwriters' discounts or commissions, is at least $1,000,000. We must bear all registration expenses, and the holders of the securities being registered must bear all selling expenses relating to the registrable securities.

Effect of Certain Certificate of Incorporation and Bylaw Provisions

   In March 2000, our board of directors approved certain amendments to our certificate of incorporation and bylaws to provide, among other things, that our directors will be elected without the application of cumulative voting. Such provision was approved by our stockholders in August 2000 and shall become effective at the first meeting of stockholders following the annual meeting of stockholders when we shall have had at least 800 stockholders. Such amendments also provide that, after the closing of the offering contemplated hereby, any action required or permitted to be taken by our stockholders may be taken only at a duly called annual or special meeting of the stockholders. The bylaws also establish procedures, including advance notice procedures with regard to the nomination, other than by or at the direction of the board of directors, of candidates for election as directors.

   The foregoing provisions could have the effect of making it more difficult for a third party to effect a change in the control of the board of directors. In addition, these provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock is American Stock Transfer and Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale (as described below), sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

   Upon completion of the offering, we will have 45,326,908 outstanding shares of common stock assuming no exercise of the underwriters' option to purchase additional shares in the offering, no sale of additional shares of common stock or securities convertible into common stock, and no exercise of outstanding options to purchase our common stock after June 30, 2000. Of these shares, the shares sold in the offering, plus any shares issued upon exercise of the underwriters' over-allotment option, will be freely tradable without restriction under the Securities Act, unless purchased by our affiliates, as defined in Rule 144 under the Securities Act.

   The remaining 38,326,908 shares of common stock outstanding are restricted securities within the meaning of Rule 144 under the Securities Act. These restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Sales of the restricted shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the common stock.

   All of our directors and officers and current stockholders holding at least one percent of our outstanding stock have entered into lock-up agreements generally providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of the shares of our common stock or any securities exercisable for or convertible into our common stock owned by them for a period of 180 days after the effective date of this offering without the prior written consent of @Road or a designated representative of the underwriters. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, shares subject to lock-up agreements will not be saleable until such agreements expire or are waived by the designated underwriters' representative.

   Upon expiration of the 180-day lock-up period, 33,383,501 shares will be eligible for immediate sale (of which 28,079,748 shares will be subject to certain volume, manner of sale and other limitations under Rule 144 or 701). The remaining 4,943,407 restricted shares will be eligible for sale under Rule 144 on the:

  .  satisfaction of the one-year holding period required by Rule 144; or

  . expiration of the repurchase options held by us over the four years following the original purchase date of the shares.

   In general, under Rule 144 as currently in effect, beginning after the expiration of the lock-up agreements, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (1) one percent of the number of shares of common stock then outstanding; or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale and has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

   Rule 701 provides that, beginning 90 days after the date of this prospectus, persons other than affiliates may sell our common stock acquired from us in connection with written compensatory benefit plans, including our stock option plans, subject only to the manner of sale provisions of Rule 144 and lock-up agreements.

Beginning 90 days after this prospectus (but subject to the applicable lock-up period), affiliates may sell these shares subject to all provisions of Rule 144 except the one-year minimum holding period.

   In addition, we intend to file a registration statement on Form S-8 under the Securities Act as promptly as possible after the effective date of this offering to register shares to be issued pursuant to our employee benefit plans. See "Management--Stock Plans." This Form S-8 registration statement is expected to become effective immediately upon filing, and shares covered by that registration statement will then be eligible for sale in the public markets, subject to:

  .  the Rule 144 limitations applicable to affiliates;

  .  the expiration of the lock-period; and

  .  vesting restrictions imposed by us.

   As of June 30, 2000 there were outstanding options to purchase 4,614,109 shares of common stock, of which options to purchase 1,551,349 shares of our common stock were exercisable. See "Risk Factors--Future sales of common stock by our existing stockholders could cause our share price to fall." and "Management--Stock Plans."

   After the closing of this offering, assuming no sale of additional shares of our common stock or securities convertible into common stock after June 30, 2000, the holders of approximately 30,454,868 shares of our common stock will be entitled to have their shares registered by us for resale. For a discussion of these rights, see "Description of Capital Stock--Registration Rights."

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting
agreement dated     , 2000, we have agreed to sell to the underwriters named
below, for whom Credit Suisse First Boston Corporation, Chase Securities Inc. and U.S. Bancorp Piper Jaffray Inc. are acting as representatives, the following respective numbers of shares of common stock:

                                                                        Number
   Underwriter                                                         of Shares
   -----------                                                         ---------
   Credit Suisse First Boston Corporation.............................
   Chase Securities Inc. .............................................
   U.S. Bancorp Piper Jaffray Inc. ...................................
                                                                       ---------
     Total............................................................ 7,000,000
                                                                       =========

   The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

   We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 1,050,000 additional shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

   The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $   per share. The
underwriters and the selling group members may allow a discount of $   per
share on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

   The following table summarizes the compensation and estimated expenses we will pay.

                                    Per Share                       Total
                          ----------------------------- -----------------------------
                             Without          With         Without          With
                          Over-allotment Over-allotment Over-allotment Over-allotment
                          -------------- -------------- -------------- --------------
Underwriting Discounts
 and Commissions paid by
 us . . . . . . . . . .
 .......................      $              $              $              $
Expenses payable by us..      $              $              $              $

   The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

   We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except issuances pursuant to the exercise of employee stock options outstanding on the date hereof or pursuant to our dividend reinvestment plan.

   Our officers and directors and all of our stockholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

   The underwriters have reserved for sale at the initial public offering price up to 400,000 shares of the common stock for employees, directors and other persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

   We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

   We have applied to list the shares of common stock on The Nasdaq Stock Market's National Market under the symbol ARDI.

   Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiation between us and the representatives. The principal factors to be considered in determining the public offering price include the following:

  . the information set forth in this prospectus and otherwise available to the representatives;

  . market conditions for initial public offerings;

  . the history and the prospects for the industry in which we will compete;

  . the ability of our management;

  . our prospects for future earnings;

  . the present state of our development and our current financial condition;

  . the general condition of the securities markets at the time of this offering; and

  . the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

   In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

  . Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

   A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives of the underwriters on the same basis as other allocations.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

   Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

   The validity of the common stock offered hereby will be passed upon for us by Venture Law Group, A Professional Corporation, Menlo Park, California. The underwriters have been represented by Wilson Sonsini Goodrich & Rosati, Palo Alto, California. As of the date of this prospectus, certain attorneys of Venture Law Group and an investment partnership affiliated with Venture Law Group own an aggregate of 65,673 shares of our common stock and an option to purchase 22,500 shares of our common stock.

                                    EXPERTS

   The consolidated financial statements as of December 31, 1998 and 1999 and for each of the three years ended December 31, 1999 included in this prospectus and the related consolidated financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement, including any amendments to the registration statement, on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to @Road and the common stock offered by this prospectus, reference is made to the registration statement and its exhibits, and the financial statements and notes filed as a part of the registration statement. With respect to each such document filed with the Commission as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved. The registration statement, including its exhibits and the financial statements and notes filed as a part of the registration statement, as well as such reports and other information filed with the Commission, may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048, and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of the registration statement may be obtained from the Commission upon payment of certain fees prescribed by the Commission. These reports and other information may also be inspected without charge at a web site maintained by the Commission at http://www.sec.gov.

                                  @ROAD, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Independent Auditors' Report..............................................  F-2

Consolidated Balance Sheets as of December 31, 1998, 1999 and June 30,
 2000 (unaudited).........................................................  F-3

Consolidated Statements of Operations for the Years Ended December 31,
 1997, 1998, 1999 and six months ended June 30, 1999 and 2000
 (unaudited)..............................................................  F-4

Consolidated Statements of Stockholders' Equity and Comprehensive Loss for
 the Years Ended December 31, 1997, 1998, 1999 and six months ended June
 30, 2000 (unaudited).....................................................  F-5

Consolidated Statements of Cash Flows for the Years Ended December 31,
 1997, 1998, 1999 and six months ended June 30, 1999 and 2000
 (unaudited)..............................................................  F-6

Notes to Consolidated Financial Statements for the Years Ended December
 31, 1997, 1998, 1999 and six months ended June 30, 1999 and 2000
 (unaudited)..............................................................  F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of @Road, Inc.:

   We have audited the accompanying consolidated balance sheets of @Road, Inc. and subsidiary (the "Company") as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of @Road, Inc. and subsidiary at December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
March 23, 2000

                                  @ROAD, INC.

                          CONSOLIDATED BALANCE SHEETS
               (In thousands, except share and par value amounts)

                                           December 31,               Pro forma
                                         -----------------  June 30,  June 30,
                                          1998      1999      2000      2000
                                         -------  --------  --------  ---------
                                                                      (note 1)
                                                               (unaudited)
                 ASSETS
Current assets:
  Cash and cash equivalents............. $ 5,356  $ 22,714  $ 36,144  $ 37,144
  Short-term investments................     --     13,939     2,740     2,740
  Restricted short-term investments.....     --      2,000     2,000     2,000
  Accounts receivable (net of allowances
   of $0, $131 and $482)................      62       807     3,320     3,320
  Inventories...........................     238     1,880     5,210     5,210
  Deferred product costs................      67     1,282     3,961     3,961
  Prepaid expenses and other............      94       204       427       427
                                         -------  --------  --------  --------
    Total current assets................   5,817    42,826    53,802    54,802
Property and equipment, net.............     174     1,566     7,072     7,072
Deferred product costs..................     --        594     2,013     2,013
Intangible assets, net..................     --        --      4,558     4,558
Other assets............................      15       188     1,802     1,802
                                         -------  --------  --------  --------
    Total assets........................ $ 6,006  $ 45,174  $ 69,247  $ 70,247
                                         =======  ========  ========  ========
  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................... $    51  $  2,020  $  5,311  $  5,311
  Accrued liabilities...................     100     1,345     2,657     2,657
  Deferred revenue......................      67       703     2,191     2,191
                                         -------  --------  --------  --------
    Total current liabilities...........     218     4,068    10,159    10,159
Deferred revenue........................     --        464     1,580     1,580
Other long-term liabilities.............     --         34       267       267
                                         -------  --------  --------  --------
    Total liabilities...................     218     4,566    12,006    12,006

Commitments and contingencies (Note 9)

Stockholders' equity:
  Convertible preferred stock, $0.0001
   par value, shares authorized:
   16,313,793 in 1998, 26,927,886 in
   1999 and 30,789,879 in 2000; shares
   issued and outstanding: 16,163,789 in
   1998, 25,430,177 in 1999, 28,789,868
   in 2000, and none pro forma..........   8,469    51,606    83,507       --
  Common stock, par value $0.0001,
   shares authorized: 28,686,207 in
   1998, 48,072,114 in 1999 and
   49,000,000 in 2000; shares issued and
   outstanding: 2,311,125 in 1998,
   7,550,001 in 1999, 9,437,040 in 2000
   and 38,326,908 pro forma ............       7    18,590    30,703   115,210
  Deferred stock compensation...........     --    (11,632)  (14,557)  (14,557)
  Notes receivable from stockholders....     --     (1,758)   (3,140)   (3,140)
  Accumulated other comprehensive loss..     --        (21)      (14)      (14)
  Accumulated deficit...................  (2,688)  (16,177)  (39,258)  (39,258)
                                         -------  --------  --------  --------
    Total stockholders' equity..........   5,788    40,608    57,241    58,241
                                         -------  --------  --------  --------
      Total liabilities and
       stockholders' equity............. $ 6,006  $ 45,174  $ 69,247  $ 70,247
                                         =======  ========  ========  ========

                See notes to consolidated financial statements.

                                  @ROAD, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)

                                                              Six Months Ended
                                  Years Ended December 31,        June 30,
                                  --------------------------  -----------------
                                   1997     1998      1999     1999      2000
                                  -------  -------  --------  -------  --------
                                                                (unaudited)
Revenues:
  Service.......................  $   --   $     4  $    612  $    42  $  2,524
  Product.......................      --        64       294       56       837
                                  -------  -------  --------  -------  --------
    Total revenues..............      --        68       906       98     3,361
                                  -------  -------  --------  -------  --------
Costs and expenses:
  Cost of service revenue.......      --        27       681       70     2,129
  Cost of product revenue.......      --        87     1,777      222     3,382
  Sales and marketing...........      107      266     3,530      600     6,851
  Research and development......      745      731     2,109      494     4,165
  General and administrative....      250      457     2,129      690     3,723
  Intangibles amortization            --       --        --       --        411
  Stock compensation (*)........      --       --      4,973      363     6,955
                                  -------  -------  --------  -------  --------
    Total costs and expenses....    1,102    1,568    15,199    2,439    27,616
                                  -------  -------  --------  -------  --------
Loss from operations............   (1,102)  (1,500)  (14,293)  (2,341)  (24,255)
Interest income, net............       98       90       804      132     1,174
                                  -------  -------  --------  -------  --------
Net loss........................  $(1,004) $(1,410) $(13,489) $(2,209) $(23,081)
                                  =======  =======  ========  =======  ========
Basic and diluted net loss per
 share..........................  $ (0.45) $ (0.62) $  (4.88) $ (0.94) $  (6.34)
                                  =======  =======  ========  =======  ========
Shares used in calculating basic
 and diluted net loss per
 share..........................    2,250    2,287     2,763    2,341     3,643
                                  =======  =======  ========  =======  ========
Pro forma basic and diluted net
 loss per share (unaudited)
 (Note 1).......................                    $  (0.59)          $  (0.76)
                                                    ========           ========
Shares used in calculating pro
 forma basic and diluted net
 loss per share (unaudited)
 (Note 1).......................                      22,882             30,328
                                                    ========           ========
(*)Stock compensation:
  Cost of service revenue.......  $   --   $   --   $     17  $   --   $     96
  Cost of product revenue.......      --       --         52      --        249
  Sales and marketing...........      --       --        501       42       940
  Research and development......      --       --        445        7     1,584
  General and administrative....      --       --      3,958      314     4,086
                                  -------  -------  --------  -------  --------
    Total.......................  $   --   $   --   $  4,973  $   363  $  6,955
                                  =======  =======  ========  =======  ========

                See notes to consolidated financial statements.

                                  @ROAD, INC.

     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE LOSS YEARS ENDED DECEMBER 31, 1997, 1998, 1999 AND SIX MONTHS ENDED JUNE 30, 2000
               (In thousands, except share and per share amounts)

                                                                       Notes    Accumulated
                     Convertible                                     Receivable    Other                             Total
                   Preferred Stock     Common Stock       Deferred      from      Compre-   Accumu-                 Compre-
                  ------------------ -----------------     Stock       Stock-     hensive    lated    Stockholders' hensive
                    Shares   Amount   Shares   Amount   Compensation  holders      Loss     Deficit      Equity       Loss
                  ---------- ------- --------- -------  ------------ ---------- ----------- --------  ------------- --------
BALANCES,
 January 1,
 1997...........   3,750,000 $ 2,489 2,250,000 $     3    $    --     $   --       $ --     $   (274)   $  2,218
Net loss........                                                                              (1,004)     (1,004)   $ (1,004)
                  ---------- ------- --------- -------    --------    -------      -----    --------    --------    ========
BALANCES,
 December 31,
 1997...........   3,750,000   2,489 2,250,000       3         --         --         --       (1,278)      1,214
Net loss........                                                                              (1,410)     (1,410)   $ (1,410)
                                                                                                                    ========
Issuance of
 Series B
 convertible
 preferred stock
 at $0.48 per
 share, net of
 issuance costs
 of $20.........  12,413,789   5,980                                                                       5,980
Exercise of
 stock options..                        61,125       4                                                         4
                  ---------- ------- --------- -------    --------    -------      -----    --------    --------
BALANCES,
 December 31,
 1998...........  16,163,789   8,469 2,311,125       7         --         --         --       (2,688)      5,788
Net loss........                                                                             (13,489)    (13,489)   $(13,489)
Change in net
 unrealized loss
 from short-term
 investments....                                                                     (21)                    (21)        (21)
                                                                                                                    --------
Comprehensive
 loss...........                                                                                                    $(13,510)
                                                                                                                    ========
Issuance of
 Series C
 convertible
 preferred stock
 at $3.33 per
 share, net of
 issuance costs
 of $21.........   6,956,400  23,167                                                                      23,167
Issuance of
 Series D
 convertible
 preferred stock
 at $8.67 per
 share, net of
 issuance costs
 of $50.........   2,309,988  19,970                                                                      19,970
Common stock
 issued for
 consulting
 services.......                        50,689      43                                                        43
Exercise of
 stock options
 and stock
 purchase
 rights.........                     5,188,187   1,935                 (1,758)                               177
Deferred stock
 compensation...                                16,605     (16,605)                                          --
Amortization of
 deferred stock
 compensation...                                             4,973                                         4,973
                  ---------- ------- --------- -------    --------    -------      -----    --------    --------
BALANCES,
 December 31,
 1999...........  25,430,177  51,606 7,550,001  18,590     (11,632)    (1,758)       (21)    (16,177)     40,608
Net loss*.......                                                                             (23,081)    (23,081)   $(23,081)
Change in net
 unrealized loss
 from short-term
 investments*...                                                                       7                       7           7
                                                                                                                    --------
Comprehensive
 loss*..........                                                                                                    $(23,074)
                                                                                                                    ========
Issuance of
 Series D
 convertible
 preferred stock
 at $8.67 per
 share net of
 issuance cost
 of $35*........   1,280,768  11,069                                                                      11,069
Issuance of
 Series D
 convertible
 preferred stock
 at $10.80 per
 share in
 connection with
 the purchase of
 Differential
 Corrections,
 Inc. assets*...      78,923     852                                                                         852
Issuance of
 Series E
 convertible
 preferred stock
 at $10.00 per
 share net of
 issuance costs
 of $20*........   2,000,000  19,980                                                                      19,980
Issuance of
 common stock in
 connection with
 the purchase of
 Hynet
 Technologies
 assets*........                        50,000     740                                                       740
Exercise of
 stock options
 and stock
 purchase
 rights*........                     1,837,039   1,493                 (1,302)                               191
Issuance of note
 receivable
 related to
 previously
 issued common
 stock*.........                                                          (80)                               (80)
Deferred stock
 compensation*..                                10,529     (10,529)                                          --
Reversal of
 deferred stock
 compensation
 due to employee
 terminations*..                                  (649)        649                                           --
Amortization of
 deferred stock
 compensation*..                                             6,955                                         6,955
                  ---------- ------- --------- -------    --------    -------      -----    --------    --------
BALANCES, June
 30, 2000*......  28,789,868 $83,507 9,437,040 $30,703    $(14,557)   $(3,140)     $ (14)   $(39,258)   $ 57,241
                  ========== ======= ========= =======    ========    =======      =====    ========    ========

-------
*  unaudited

                See notes to consolidated financial statements.

                                  @ROAD, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                              Six Months Ended
                                  Years Ended December 31,        June 30,
                                  --------------------------  -----------------
                                   1997     1998      1999     1999      2000
                                  -------  -------  --------  -------  --------
                                                                (unaudited)
Cash flows from operating
 activities:
 Net loss.......................  $(1,004) $(1,410) $(13,489) $(2,209) $(23,081)
 Adjustments to reconcile net
  loss to net cash used in
  operating activities:
  Depreciation and
   amortization.................       18       47       188       44     1,030
  Loss on sale of property and
   equipment....................      --       --          6
  Amortization of deferred stock
   compensation.................      --       --      4,973      363     6,955
  Common stock issued for
   consulting services..........      --       --         43       43       --
  Change in assets and
   liabilities:
  Accounts receivable...........      --       (62)     (745)      31    (2,460)
  Inventories...................      (71)    (166)   (1,642)    (177)   (3,327)
  Deferred product costs........      --       (67)   (1,809)    (202)   (4,098)
  Prepaid expenses and other....        1      (84)     (110)     (54)     (223)
  Accounts payable..............       10       25     1,969      276     3,291
  Accrued and other
   liabilities..................       28       33     1,279      154     1,330
  Deferred revenue..............      --        67     1,100       87     2,604
                                  -------  -------  --------  -------  --------
   Net cash used in operating
    activities..................   (1,018)  (1,617)   (8,237)  (1,644)  (17,979)
                                  -------  -------  --------  -------  --------
Cash flows from investing
 activities:
 Purchase of property and
  equipment.....................      (62)    (101)   (1,621)    (116)   (6,080)
 Proceeds from sale of property
  and equipment.................      --       --         35      --        100
 Purchases of short-term
  investments...................     (500)     --    (17,971)     --        (61)
 Proceeds from maturities of
  short-term investments........    1,000      500     4,011      --     11,267
 Purchase of restricted short-
  term investments..............      --       --     (2,000)     --        --
 Cash paid in purchase of
  Differential Corrections, Inc.
  and Hynet Technologies assets,
  net of cash acquired..........      --       --        --       --     (3,363)
 Other assets...................      --       --       (173)       1    (1,205)
                                  -------  -------  --------  -------  --------
   Net cash provided by (used
    in) investing activities....      438      399   (17,719)    (115)      658
                                  -------  -------  --------  -------  --------
Cash flows from financing
 activities:
 Proceeds from sale of preferred
  stock.........................      --     5,980    43,137   23,167    31,049
 Proceeds from sale of common
  stock.........................      --         4       177      158       191
 Issuance of note receivable
  related to previous issuance
  of common stock...............      --       --        --       --        (80)
 Deferred offering costs........      --       --        --       --       (409)
                                  -------  -------  --------  -------  --------
   Net cash provided by
    financing activities........      --     5,984    43,314   23,325    30,751
                                  -------  -------  --------  -------  --------
Net increase (decrease) in cash
 and cash equivalents...........     (580)   4,766    17,358   21,566    13,430
Cash and cash equivalents:
 Beginning of period............    1,170      590     5,356    5,356    22,714
                                  -------  -------  --------  -------  --------
 End of period..................  $   590  $ 5,356  $ 22,714  $26,922  $ 36,144
                                  =======  =======  ========  =======  ========
Supplemental disclosure of cash
 flow information--Cash paid for
 interest.......................  $   --   $   --   $     25  $   --   $    --
                                  =======  =======  ========  =======  ========
Noncash financing activities--
 Issuance of common stock for
  notes receivable..............  $   --   $   --   $  1,758  $   --   $  1,302
                                  =======  =======  ========  =======  ========
Purchase of Differential
 Corrections, Inc. and Hynet
 Technologies assets:
 Value of stock issued..........                                       $  1,592
 Cash paid......................                                          4,014
 Liabilities assumed............                                            215
                                                                       --------
 Assets acquired (including
  intangibles of $4,969)........                                       $  5,821
                                                                       ========

                See notes to consolidated financial statements.

                                  @ROAD, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND SIX MONTHS
                          ENDED JUNE 30, 1999 AND 2000
            (Information as of June 30, 2000 and for the six months
                   ended June 30, 1999 and 2000 is unaudited)

1. Summary of Significant Accounting Policies

   Organization--@Road, Inc. (the Company), was incorporated in July 1994 in California and commenced operations on July 1, 1996. During 1999, the Company completed the development of its service delivery platform and began substantial sales and marketing efforts. The Company is a leading provider of Internet based productivity enhancement services for companies with a mobile workforce through the use of the proprietary global positioning system (GPS) and wireless technologies.

   Principles of Consolidation--The consolidated financial statements include the company and its wholly-owned subsidiary. Intercompany accounts and transactions are eliminated in consolidation.

   Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Cash Equivalents--The Company considers all highly liquid debt instruments purchased with an original maturity of 90 days or less to be cash equivalents.

   Short-Term Investments--Short-term investments represent highly liquid debt instruments purchased with a maturity date at purchase of greater than 90 days and are stated at fair value. The differences between amortized cost (cost adjusted for amortization of premiums and accretion of discounts which are recognized as adjustments to interest income) and fair value representing unrealized holding gains or losses are recorded as accumulated other comprehensive loss within stockholders' equity. While the Company's intent is to hold debt securities to maturity, they are classified as available-for-sale because the sale of such securities may be required prior to maturity. Any gains and losses on the sale of debt securities are determined on a specific identification basis.

   Restricted short-term investments consist of a certificate of deposit with an original maturity of greater than 90 days which is held as collateral under the Company's line of credit agreement (see Note 6). The certificate of deposit is classified as an available-for-sale as the sale of such security may be required prior to maturity. At December 31, 1999 and June 30, 2000, the fair value of the restricted short-term investment approximated cost.

   Concentration of Credit Risk--Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, short-term investments and accounts receivable. The Company's cash equivalents and short-term investments consist of checking and savings accounts, money market accounts and highly liquid debt instruments with three financial institutions. The Company sells its products primarily to companies in the United States. The Company does not require collateral or other security to support accounts receivable. To reduce credit risk, management performs ongoing evaluations of its customers' financial condition.

   Inventories--Inventories consist of raw materials, work in process and finished goods, and are stated at the lower of cost (average cost) or market.

   Property and Equipment--Property and equipment are stated at cost and depreciated using the straight-line method over estimated useful lives of approximately three to five years. Leasehold improvements are amortized over the shorter of the lease term or their useful lives.

                                  @ROAD, INC.

          YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND SIX MONTHS
                          ENDED JUNE 30, 1999 AND 2000
            (Information as of June 30, 2000 and for the six months
                   ended June 30, 1999 and 2000 is unaudited)

   Long-Lived Assets--The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount.

   Income Taxes--The Company accounts for income taxes under an asset and liability approach. Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for income tax reporting purposes, net operating loss carryforwards and other tax credits measured by applying currently enacted tax laws. Valuation allowances are provided when necessary to reduce deferred tax assets to an amount that is more likely than not to be realized.

   Revenue Recognition--Revenue is recognized when earned in accordance with applicable accounting standards, including American Institute of Certified Public Accountants (AICPA) Statement of Position No. 97-2, Software Revenue Recognition, as amended. The Company earns revenues under service contracts, which generally provide service over periods from two to three years, and from related products sold to customers (for which title passes on shipment). The Company's service is only available through use of the Company's product; such product has no alternative use. Accordingly, service revenue is recognized ratably over the minimum service contract period, which commences upon product installation. In addition, the Company defers product revenue at installation and recognizes it ratably over the minimum service contract period. Product costs (not in excess of the related deferred product revenues) are also deferred and amortized over such period. Allowances for sales returns are recorded at the time product revenue is recognized. Deferred revenue also includes customer payments received prior to installation.

   Advertising Costs--All advertising costs are expensed as incurred. Advertising costs, which are included in sales and marketing expenses, were $4,000, $3,000 and $179,000 for 1997, 1998 and 1999, respectively.

   Research and development expenses are charged to operations as incurred. Such expenses include product development costs and costs related to the Company's internally developed software systems, which have not met the capitalization criteria of Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (SOP 98-1). During 1999, the Company capitalized approximately $242,000 of costs related to internally developed software systems in accordance with SOP 98-1.

   Foreign Currency Transactions--The functional currency of the Company's foreign subsidiary is the U.S. dollar. Accordingly, all monetary assets and liabilities are translated at the current exchange rate at the end of the year, nonmonetary assets and liabilities are translated at historical rates and revenues and expenses are translated at average exchange rates in effect during the period. Transaction gains and losses have not been significant to date.

   Stock-Based Awards--The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees.

   The Company accounts for equity instruments issued to nonemployees in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, and Emerging Issues Task Force ("EITF") Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services,

                                  @ROAD, INC.

          YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND SIX MONTHS
                          ENDED JUNE 30, 1999 AND 2000
            (Information as of June 30, 2000 and for the six months
                   ended June 30, 1999 and 2000 is unaudited)

which requires that the fair value of such instruments be recognized as an expense over the period in which the related services are received.

   Net Loss per Common Share--Basic net loss per common share excludes dilution and is computed by dividing net loss by the weighted average number of common shares outstanding for the period (excluding shares subject to repurchase). Diluted net loss per common share was the same as basic net loss per common share for all periods presented since the effect of any potentially dilutive securities is excluded as they are anti-dilutive because of the Company's net losses.

   Unaudited Pro Forma Net Loss per Common Share--Pro forma basic and diluted net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period (excluding shares subject to repurchase) plus the weighted average number of common shares resulting from the assumed conversion upon the closing of the planned initial public offering of outstanding shares of convertible preferred stock.

   Unaudited Pro Forma Information--The unaudited pro forma balance sheet information assumes that as of June 30, 2000, the Company had issued 100,000 shares of Series E convertible preferred stock (see Note 13) and each share of preferred stock had converted into one share of common stock upon closing of an initial public offering.

   Unaudited Interim Financial Information--The unaudited interim financial information as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 has been prepared on the same basis as the audited consolidated financial statements. In the opinion of management, such unaudited information includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of this interim information when read in conjunction with the consolidated financial statements and notes thereto. Operating results for the six months ended June 30, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000.

   Certain Significant Risks and Uncertainties--The Company participates in a dynamic high-technology industry and believes that changes in any of the following areas could have a material adverse effect on the Company's future financial position, results of operations or cash flows: advances and trends in new technologies and industry standards; competitive pressures in the form of new products and services or price reductions on current products and services; changes in the overall demand for products and services offered by the Company; market acceptance of the Company's products and services; development of sales channels; changes in third-party manufacturers; changes in key suppliers; changes in certain strategic relationships or customer relationships; litigation or claims against the Company based on intellectual property, patent, product, regulatory or other factors; risks associated with necessary components and the Company's ability to attract and retain employees necessary to support its growth.

   Comprehensive Loss--Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income requires that an enterprise report, by major components and as a single total, the change in its net assets during the period from nonowner sources. For the years ended December 31, 1997 and 1998, comprehensive loss was equal to net loss. At December 31, 1999 and June 30, 2000, accumulated other comprehensive loss is comprised of unrealized losses on short-term investments of $21,000 and $14,000, respectively.

   Segment Reporting--Effective January 1, 1999, the Company adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. In 1999 and the six months ended June 30, 2000, the

                                  @ROAD, INC.

          YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND SIX MONTHS
                         ENDED JUNE 30, 1999 AND 2000
            (Information as of June 30, 2000 and for the six months
                  ended June 30, 1999 and 2000 is unaudited)

Company operated in a single reportable segment and will evaluate additional segment disclosure requirements as it expands its operations. The Company had no significant revenues from customers outside of the United States in 1999 and the six months ended June 30, 2000 and had no significant long-lived assets deployed outside the United States as of December 31, 1999 and June 30, 2000.

   Recently Issued Accounting Standard--In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133 will be effective for the Company's fiscal year ending December 31, 2001. Management believes that this statement will not have a significant impact on the Company's financial position, results of operations or cash flows.

   Reclassifications--Certain reclassifications have been made to the 1997 and 1998 financial statement presentation to conform to the 1999 presentation. These reclassifications had no effect on net loss or stockholders' equity.

2. Short-Term Investments

   Short term investments include the following available-for-sale securities at December 31, 1999 (in thousands):

                                                          Unrealized Unrealized
                                        Amortized Market   Holding    Holding
                                          Cost     Value    Gains      Losses
                                        --------- ------- ---------- ----------
     Commercial paper..................  $10,214  $10,215   $   1      $ --
     Corporate debt securities.........    2,746    2,731     --         (15)
     U.S. Government debt securities...    1,000      993     --          (7)
                                         -------  -------   -----      -----
       Total...........................  $13,960  $13,939   $   1      $ (22)
                                         =======  =======   =====      =====

   Short term investments include the following available-for-sale securities at June 30, 2000 (in thousands):

                                                                      Unrealized
                                                     Amortized Market  Holding
                                                       Cost    Value    Losses
                                                     --------- ------ ----------
     Corporate debt securities......................  $1,754   $1,746    $ (8)
     U.S. Government debt securities................   1,000      994      (6)
                                                      ------   ------    ----
       Total........................................  $2,754   $2,740    $(14)
                                                      ======   ======    ====

3. Inventories

   Inventories consist of (in thousands):

                                                             December
                                                                31,
                                                            ----------- June 30,
                                                            1998  1999    2000
                                                            ---- ------ --------
     Raw materials......................................... $204 $1,095  $3,762
     Work in progress......................................   21    338   1,062
     Finished goods........................................   13    447     386
                                                            ---- ------  ------
       Total............................................... $238 $1,880  $5,210
                                                            ==== ======  ======

                                  @ROAD, INC.

          YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND SIX MONTHS
                          ENDED June 30, 1999 AND 2000
            (Information as of June 30, 2000 and for the six months
                   ended June 30, 1999 and 2000 is unaudited)

4. Property and Equipment

   Property and equipment consist of (in thousands):

                                                         December 31,
                                                         -------------  June 30,
                                                         1998    1999     2000
                                                         -----  ------  --------
     Computers and software............................. $ 133  $1,603   $7,299
     Manufacturing and office equipment.................   109     131      211
     Furniture and fixtures.............................   --       67      232
     Leasehold improvements.............................   --       19      193
                                                         -----  ------   ------
       Total............................................   242   1,820    7,935
     Accumulated depreciation and amortization..........   (68)   (254)    (863)
                                                         -----  ------   ------
       Property and equipment, net...................... $ 174  $1,566   $7,072
                                                         =====  ======   ======

5. Accrued Liabilities

   Accrued liabilities consist of (in thousands):

                                                             December
                                                                31,
                                                            ----------- June 30,
                                                            1998  1999    2000
                                                            ---- ------ --------
     Accrued compensation and related benefits............. $ 46 $  924  $1,875
     Other.................................................   54    421     782
                                                            ---- ------  ------
       Total............................................... $100 $1,345  $2,657
                                                            ==== ======  ======

6. Line of Credit

   During 1999, the Company entered into a $2,000,000 revolving line of credit agreement that expires in March 2001. The line of credit provides for issuance of letters of credit of up to $2,000,000. Borrowings bear interest at the restricted certificate of deposit rate plus 2% (6.4% at December 31, 1999) and are collateralized by a restricted certificate of deposit (see Note 1). There were no borrowings and letters of credit outstanding under this revolving line of credit at December 31, 1999.

7. Stockholders' Equity

   Preferred stock as of December 31, 1999 consists of (in thousands, except share amounts):

                                                     Outstanding
                                                 -------------------
                                                             Amount
                                                            (Net of   Aggregate
                                        Shares              Issuance Liquidation
                                      Designated   Shares    Costs)  Preference
                                      ---------- ---------- -------- -----------
     Series A........................  3,750,000  3,750,000 $ 2,489    $ 2,500
     Series B........................ 12,413,793 12,413,789   5,980      6,000
     Series C........................  6,956,400  6,956,400  23,167     23,188
     Series D........................  3,807,693  2,309,988  19,970     20,020
                                      ---------- ---------- -------    -------
                                      26,927,886 25,430,177 $51,606    $51,708
                                      ========== ========== =======    =======

                                  @ROAD, INC.

          YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND SIX MONTHS
                          ENDED JUNE 30, 1999 AND 2000
            (Information as of June 30, 2000 and for the six months
                   ended June 30, 1999 and 2000 is unaudited)

 Convertible Preferred Stock

   The significant terms of the convertible preferred stock are as follows:

  . Each share is convertible into one share of common stock (subject to adjustments for events of dilution). Shares will automatically be converted upon a public offering of common stock yielding proceeds in excess of $15,000,000 or upon the approval (by vote or written consent) of at least 75% of the then outstanding Series A, Series B, Series C and Series D, voting together as a class.

  . Each share has the same voting rights as the number of shares of common stock into which it is convertible.

  . If and when declared by the Board of Directors, the holders of Series A, Series B, Series C and Series D convertible preferred stock are entitled to receive noncumulative dividends at the rate of $0.06, $0.043, $0.30 and $0.78 per share per annum on each outstanding share of Series A, Series B, Series C and Series D convertible preferred stock, respectively.

  . In the event of liquidation, dissolution or winding up of the Company, the preferred stockholders of Series A, Series B, Series C and Series D shall receive an amount equal to $0.67, $0.48, $3.33 and $8.67 per share, respectively, plus an amount equal to all declared but unpaid dividends on each share. Any remaining assets will be distributed among the holders of Series A, Series B, Series C and Series D preferred stock and common stock, pro rata, based on the number of shares of common stock held by each stockholder on an as-converted basis. In total, the holders of Series A, Series B, Series C and Series D preferred stock shall not be entitled to receive more than $2.00, $1.45, $10.00 and $26.00 per share, respectively.

 Common Stock

   At December 31, 1999, the Company has reserved shares of common stock for issuance as follows:

     Conversion of preferred stock................................... 25,430,177
     Issuance under stock option plan................................  6,226,813
     Issuance under stock purchase right.............................    375,000
                                                                      ----------
                                                                      32,031,990
                                                                      ==========

 Stock Option Plan

   Under the Company's 1996 Stock Option Plan (the Plan), the Board of Directors is authorized to grant to employees, officers, directors and consultants up to 11,326,125 shares of common stock. These options generally expire ten years from the date of grant and generally vest in installments over a four-year period.

 Stock Purchase Rights

   During 1999, the Company granted to employees purchase rights for 525,000 shares of common stock at $1.33 per share. Of the shares issuable under the purchase rights, 150,000 of the shares are subject to repurchase by the Company at the original issuance price; the repurchase right lapses over a thirty-three month period.

                                  @ROAD, INC.

          YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND SIX MONTHS
                          ENDED JUNE 30, 1999 AND 2000
            (Information as of June 30, 2000 and for the six months
                   ended June 30, 1999 and 2000 is unaudited)

   A summary of option and stock purchase right activity is as follows:

                                                                      Weighted
                                                                      Average
                                                          Number of   Exercise
                                                            Shares     Price
                                                          ----------  --------
Outstanding, January 1, 1997 (none exercisable)..........  1,665,000   $0.07
Granted (weighted average fair value of $0.01 per
 share)..................................................     97,500    0.07
Canceled.................................................     (7,500)   0.07
                                                          ----------
Outstanding, December 31, 1997 (583,188 exercisable at a
 weighted average exercise price of $0.07)...............  1,755,000    0.07
Granted (weighted average fair value of $0.01 per
 share)..................................................    627,000    0.07
Exercised................................................    (61,125)   0.07
Canceled.................................................   (189,375)   0.07
                                                          ----------
Outstanding, December 31, 1998 (1,062,483 exercisable at
 a weighted average exercise price of $0.07).............  2,131,500    0.07
Granted (weighted average fair value of $2.34 per
 share)..................................................  7,572,575    0.55
Exercised................................................ (5,188,187)   0.37
Canceled.................................................   (459,000)   0.09
                                                          ----------
Outstanding, December 31, 1999...........................  4,056,888    0.57
Granted*.................................................  2,552,075    5.40
Exercised*............................................... (1,837,039)    .57
Canceled* ...............................................   (157,815)   2.20
                                                          ----------
Outstanding, June 30, 2000*..............................  4,614,109    3.09
                                                          ==========

--------
* Unaudited

   At December 31, 1999, 2,544,925 shares were available for future grant under the Option Plan.

   Additional information regarding options and stock purchase rights outstanding as of December 31, 1999 is as follows:

                                Outstanding                   Vested
                   ------------------------------------- ----------------
                               Weighted Average Weighted         Weighted
                                  Remaining     Average          Average
       Exercise      Number    Contractual Life Exercise Number  Exercise
        Price      Outstanding     (Years)       Price   Vested   Price
     ------------  ----------- ---------------- -------- ------- --------
        $0.07       2,032,063        8.33        $0.07   395,672  $0.07
         0.67         786,950        9.69         0.67    49,700   0.67
         1.33       1,237,875        9.87         1.33   388,500   1.33
                    ---------                            -------
     $0.07--$1.33   4,056,888        9.06        $0.57   833,872  $0.69
                    =========                            =======

 Stock Compensation

   During 1999, the Company issued 7,045,125 common stock options and stock purchase rights to employees at a weighted average price of $0.59 per share, which were at prices less than the fair value of its

                                  @ROAD, INC.

          YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND SIX MONTHS
                          ENDED JUNE 30, 1999 AND 2000
            (Information as of June 30, 2000 and for the six months
                   ended June 30, 1999 and 2000 is unaudited)

common stock. The weighted average fair value of the common stock was $2.95 per share. Accordingly, the Company recorded approximately $15,842,000 as the value of such options in 1999. Stock compensation of $4,436,000 was amortized to expense in fiscal 1999, and at December 31, 1999, the Company had $11,406,000 in deferred stock compensation related to employee options.

   During the six months ended June 30, 2000, the Company issued options to purchase 1,264,875 shares of common stock to employees at a weighted average exercise price of $2.28 per share, which were at prices less than the fair value of its common stock. The weighted average fair value of the common stock was $9.27 per share. Accordingly, the Company recorded approximately $8,830,000 as the value of such options in the six months ended June 30, 2000. Stock compensation of $5,698,000 was amortized to expense in the six months ended June 30, 2000, and at June 30, 2000, the Company had $14,538,000 in deferred compensation related to employee options.

   During 1999 and the six months ended June 30, 2000, the Company issued nonstatutory common stock options to consultants to purchase 147,200 and 200,250 shares of common stock, respectively, of which options to purchase 144,200 shares and 128,750 shares of common stock were outstanding at December 31, 1999 and June 30, 2000, respectively. Accordingly, the Company recorded $763,000 and $1,699,000 as the fair value of such options in 1999 and the six months ended June 30, 2000, respectively. Stock compensation of $537,000 and $1,257,000 was recognized as a result of issuing these options in 1999 and the six months ended June 30, 2000, respectively. The fair value of the unvested portion of these options is being amortized over the vesting period. The fair value attributable to the unvested portion of these options is subject to adjustment based upon the future value of the Company's common stock. The fair values of these options were determined at the date of vesting using the methods specified by SFAS 123 with the following weighted average assumptions during 1999 and 2000: expected life, ten years; risk free interest rate, 6%; volatility, 95%; and no dividends during the expected term. Forfeitures are recognized as they occur.

 Additional Stock Plan Information

   As discussed in Note 1, the Company accounts for its stock-based awards using the intrinsic value method in accordance with APB No. 25, Accounting for Stock Issued to Employees, and its related interpretations. Accordingly, no compensation expense has been recognized in the financial statements for employee stock arrangements granted at fair market value.

   SFAS No. 123, Accounting for Stock-Based Compensation (SFAS 123), requires the disclosure of pro forma net income or loss had the Company adopted the fair value method. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradeable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the minimum value method with the following weighted average assumptions: expected life, five years in 1997, 1998 and 1999; risk-free interest rate, 6% in 1997, 5% in 1998 and 6% in 1999; and no dividends during the expected term. The Company's calculations are based on a single option valuation approach, and forfeitures are recognized as they occur.

                                  @ROAD, INC.

          YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND SIX MONTHS
                          ENDED JUNE 30, 1999 AND 2000
            (Information as of June 30, 2000 and for the six months
                   ended June 30, 1999 and 2000 is unaudited)

   If the computed minimum values of the Company's stock-based awards to employees had been amortized to expense over the vesting period of the awards as specified under SFAS No. 123, loss attributable to common shareholders and basic and diluted loss per share on a pro forma basis (as compared to such items as reported) would have been (in thousands except per share amounts):

                                                    Years Ended December 31,
                                                    --------------------------
                                                     1997     1998      1999
                                                    -------  -------  --------
     Net loss:
       As reported................................. $(1,004) $(1,410) $(13,489)
       Pro forma................................... $(1,012) $(1,417) $(13,746)
     Basic and diluted net loss per share:
       As reported................................. $ (0.45) $ (0.62) $  (4.88)
       Pro forma................................... $ (0.45) $ (0.62) $  (4.98)

 Receivable from Sales of Stock

   At December 31, 1999 and June 30, 2000, notes receivable from stockholders representing notes receivable from certain officers and other employees of the Company, were comprised of (dollars in thousands, except per share amounts):

                                                      Stock Purchased
                                                    ------------------- Interest
     Issue Date                              Amount  Number   Per Share   Rate
     ----------                              ------ --------- --------- --------
     December 1999..........................  $814    610,500   $1.33     6.11%
     December 1999..........................  $905  1,357,500   $0.67     6.11%
     December 1999..........................  $ 39    577,500   $0.07     6.11%
     January 2000...........................  $344    258,000   $1.33     6.12%
     January 2000...........................  $ 28     42,000   $0.67     6.12%
     February 2000..........................  $250    187,500   $1.33     6.12%
     February 2000..........................  $500    375,000   $1.33     6.46%
     March 2000.............................  $180     45,000   $4.00     6.46%
     April 2000.............................  $ 80        N/A     N/A     6.60%

   These full recourse notes are secured by common stock and generally are due five years from the issue dates. The April 2000 loan represents a cash loan secured by the shares of stock previously purchased by an officer. The stock sold in connection with certain of these notes and other stock sales for cash are subject to repurchase by the Company at the original issuance price; this right generally lapses over a four-year period subject to continued employment. At December 31, 1999 and June 30, 2000, approximately 4,046,000 and 5,703,000 shares, respectively, of common stock were subject to this purchase right.

                                  @ROAD, INC.

          YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND SIX MONTHS
                          ENDED JUNE 30, 1999 AND 2000
            (Information as of June 30, 2000 and for the six months
                   ended June 30, 1999 and 2000 is unaudited)

8. Net Loss per Share

   The following is a reconciliation of the numerators and denominators used in computing basic and diluted net loss per share (in thousands, except per share amounts):

                                                             Six Months Ended
                                 Years Ended December 31,        June 30,
                                 --------------------------  -----------------
                                  1997     1998      1999     1999      2000
                                 -------  -------  --------  -------  --------
Net loss (numerator), basic and
 diluted.......................  $(1,004) $(1,410) $(13,489) $(2,209) $(23,081)
                                 =======  =======  ========  =======  ========
Shares (denominator):
  Weighted average common
   shares outstanding..........    2,250    2,287     3,974    2,695     9,035
  Weighted average common
   shares outstanding subject
   to repurchase...............      --       --     (1,211)    (354)   (5,392)
                                 -------  -------  --------  -------  --------
  Shares used in computation,
   basic and diluted...........    2,250    2,287     2,763    2,341     3,643
                                 =======  =======  ========  =======  ========
Net loss per share, basic and
 diluted.......................  $ (0.45) $ (0.62) $  (4.88) $ (0.94) $  (6.34)
                                 =======  =======  ========  =======  ========
Shares used in computation,
 basic and diluted.............                       2,763              3,643
Weighted average preferred
 stock outstanding.............                      20,119             26,685
                                                   --------           --------
Shares used in computing pro
 forma per share amounts on a
 converted basis...............                      22,882             30,328
                                                   ========           ========
Pro forma net loss per share on
 a converted basis, basic and
 diluted.......................                    $  (0.59)          $  (0.76)
                                                   ========           ========

   For the above mentioned periods, the Company had securities outstanding which could potentially dilute basic earnings per share in the future, but were excluded from the computation of diluted net loss per share in the periods presented, as their effect would have been antidilutive. Such outstanding securities consist of the following:

                                                             Six Months Ended
                              Years Ended December 31,           June 30,
                           ------------------------------- ---------------------
                             1997       1998       1999       1999       2000
                           --------- ---------- ---------- ---------- ----------
Convertible preferred
 stock...................  3,750,000 16,163,789 25,430,177 23,120,189 28,789,868
Shares of common stock
 subject to repurchase...        --         --   4,046,000        --   5,703,000
Outstanding options and
 stock purchase rights...  1,755,000  2,131,500  4,056,888  3,005,250  4,614,109
Weighted average exercise
 price of options and
 stock purchase rights...  $    0.07 $     0.07 $     0.57 $     0.07 $     3.09
                           ========= ========== ========== ========== ==========

                                  @ROAD, INC.

          YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND SIX MONTHS
                          ENDED JUNE 30, 1999 AND 2000
            (Information as of June 30, 2000 and for the six months
                   ended June 30, 1999 and 2000 is unaudited)

9. Commitments and Contingencies

 Lease Commitments

   The Company leases its principal facilities under a noncancelable operating lease expiring in December 2000 (see Note 13). Future minimum rental payments under operating leases, net of sublease income, are as follows (in thousands):

      Year Ending
      December 31,
      ------------
       2000............................................................ $280,000
       2001............................................................   45,000
       2002............................................................   42,000
                                                                        --------
                                                                        $367,000
                                                                        ========

   Rent expense was approximately $50,000, $51,000 and $225,000 (net of sublease income of $0, $0, and $50,000) for 1997, 1998 and 1999, respectively.

 Purchase Commitments

   At December 31, 1999, the Company has noncancelable inventory purchase commitments totaling approximately $720,000.

 Contingencies

   The Company has received a letter from the holder of two patents claiming that the Company infringes the patents. The Company is in the process of reviewing the patents; however, the ultimate outcome of this matter cannot be determined at this time.

   In addition, the Company is a defendant in a lawsuit and may be a defendant in lawsuits and claims arising in the ordinary course of business in the future. While the outcomes of such claims, lawsuits or other proceedings cannot be predicted with certainty, management expects that such liability, to the extent not provided by insurance or otherwise, will not have a material adverse effect on the financial condition, results of operation or cash flows of the Company.

                                  @ROAD, INC.

          YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND SIX MONTHS
                          ENDED JUNE 30, 1999 AND 2000
            (Information as of June 30, 2000 and for the six months
                   ended June 30, 1999 and 2000 is unaudited)

10. Income Taxes

   No income taxes were provided for any years presented due to the Company's net losses.

   The Company's effective tax rate differs from the expected benefit at the federal statutory tax rate for the years ended December 31 as follows:

                                1997    1998    1999
                                -----   -----   -----
     Federal statutory rate.... (35.0)% (35.0)% (35.0)%
     State taxes, net of
      federal benefit..........  (8.4)   (8.1)   (3.9)
     Non-deductible stock
      compensation charges.....   --      --     11.5
     Research and development
      credits..................  (3.7)   (3.7)   (0.7)
     Other.....................  (3.9)   (4.2)   (1.7)
     Valuation allowance.......  51.0    51.0    29.8
                                -----   -----   -----
       Effective tax rate......   --  %   --  %   --  %
                                =====   =====   =====

   Net deferred tax assets at December 31 consist of (in thousands):

                                                              1998     1999
                                                             -------  -------
     Deferred tax assets:
       Net operating loss carryforwards..................... $ 1,167  $ 4,419
       Credit carryforwards.................................     142      292
       Accruals and reserves recognized in different
        periods.............................................     --       614
                                                             -------  -------
         Total gross deferred tax assets before valuation
          allowance.........................................   1,309    5,325
     Valuation reserve......................................  (1,309)  (5,325)
                                                             -------  -------
     Net deferred tax asset................................. $   --   $   --
                                                             =======  =======

   At December 31, 1999, the Company has federal and state net operating loss carryforwards of approximately $10,276,000 and $10,277,000, respectively, expiring through 2019 and 2003, respectively.

   At December 31, 1999, the Company also has research and development and manufacturing investment credits of approximately $182,000 and $110,000 available to offset future federal and state income taxes, respectively. The federal tax credit carryforward expires through 2019. The state tax credit carryforward has no expiration.

   Current federal and California tax law includes provisions limiting the annual use of net operating loss and credit carryforwards in the event of certain defined changes in stock ownership. The Company's capitalization described herein may have resulted in such a change. Accordingly, the annual use of the Company's net operating loss and credit carryforwards would be limited according to these provisions. Management has not yet determined the extent of such limitation. Such limitation may result in the loss of carryforward benefits due to their expiration.

                                  @ROAD, INC.

          YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND SIX MONTHS
                          ENDED JUNE 30, 1999 AND 2000
            (Information as of June 30, 2000 and for the six months
                   ended June 30, 1999 and 2000 is unaudited)

11. Related Party Transactions

   In 1999 and 1998, the Company purchased approximately $512,000 and $21,000, respectively, of inventory from a preferred stockholder. At December 31, 1999, approximately $256,000 owed to the preferred stockholder was included in accounts payable. At December 31, 1998, no amounts were payable to the preferred stockholder.

12. Employee Benefit Plan

   The Company sponsors a 401(k) Saving and Retirement Plan (the Plan) for all employees who meet certain eligibility requirements. Participants may contribute, on a pre-tax basis, between 1% and 15% of their annual compensation, but not to exceed a maximum contribution amount pursuant to
Section 401(k) of the Internal Revenue Code. The Company is not required to contribute, nor has it contributed, to the Plan for any of the years presented.

13. Subsequent Events

   In January 2000, the Company sold 1,280,769 shares of Series D convertible preferred stock to investors at $8.67 per share for proceeds of approximately $11,100,000.

   In January 2000, the Company entered into an additional non-cancelable facilities operating lease expiring in 2005 requiring lease payments of approximately $212,000 in 2000, $663,000 in 2001, $719,000 in 2002, $751,000 in
2003, $784,000 in 2004, and $66,000 in 2005.

   In February 2000, the stockholders approved an increase in the number of authorized shares to 75,000,000 and a three-for-two stock split of its common and preferred stock outstanding. All share and per share information in the accompanying consolidated financial statements have been adjusted to retroactively give effect to the stock split for all periods presented.

   In March 2000, the Board of Directors approved, subject to stockholder approval, the following:

  . Reincorporation of the Company in the state of Delaware with the Company's name changed to At Road, Inc.

  . An increase of authorized shares of common stock to 250,000,000 shares and creation of newly undesignated preferred stock totaling 10,000,000 shares, contingent upon the approval of the reincorporation of the Company in Delaware and the closing of the Company's initial public offering.

  . Adoption of the Company's 2000 Stock Option Plan (the 2000 Option Plan).
    A total of up to 2,000,000 shares are be reserved for issuance under the 2000 Plan. In addition, up to 9,825,000 shares, if available for grant under the 1996 option plan will be granted under the 2000 plan. The number of shares reserved under the plan will automatically be increased on the first day of each of the fiscal years beginning 2001 and ending 2010 in an amount equal to the lesser of 2,500,000 shares or four percent of the shares outstanding on the last day of the preceding year.

  . Adoption of the Company's 2000 Employee Stock Purchase Plan (the ESPP).
    The ESPP will become effective upon the closing of the Company's initial public offering. A total of 450,000 shares of

                                  @ROAD, INC.

          YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND SIX MONTHS
                          ENDED JUNE 30, 1999 AND 2000
            (Information as of June 30, 2000 and for the six months
                   ended June 30, 1999 and 2000 is unaudited)

   common stock will be reserved for issuance under the ESPP. The number of shares reserved for issuance under the ESPP will automatically increase on the first day of each year beginning in 2001 and ending 2010 by an amount equal to the lesser of 900,000 shares or two percent of the total shares outstanding on the last day of the preceding year. Under the ESPP, shares of common stock will be sold to employees at a price not less than 85% of the lower of fair market value at the beginning of the two-year offering period or the end of the six month purchase periods.

  . Adoption of the Company's 2000 Directors' Stock Option Plan (the
    Directors' Plan). The Directors' Plan will become effective upon the closing of the Company's initial public offering. A total of up to 1,200,000 shares of common stock will be reserved for issuance for the initial grant of nonstatutory stock options to each nonemployee director to purchase 40,000 shares of common stock at the fair market value at the grant date, as well as additional option grants for 10,000 shares to be issued each subsequent year.

   In April 2000, the Company purchased substantially all assets and certain related liabilities of Differential Corrections, Inc. (Differential) for cash of $4,014,000 and 78,923 shares of the Company's Series D convertible preferred stock with an estimated fair value of $852,000. The acquisition was accounted for as a purchase and, accordingly, the results of operations of Differential since the date of acquisition have been included in the Company's consolidated financial statements. The total consideration exceeded the fair value of the net tangible assets (liabilities) acquired by approximately $4,969,000, which has preliminarily been recorded as purchased technology and is being amortized on a straight-line basis over an estimated useful life of three years. The Company expects to complete the purchase price allocation during the third quarter of 2000 and does not expect any changes in the allocation will have a material effect on the Company's consolidated financial statements.

   The following pro forma information shows the results of operations for the six months ended June 30, 2000 and the year ended December 31, 1999 as if the Differential purchase had occurred at the beginning of the period presented. The results are not necessarily indicative of what would have occurred had the acquisition actually been made at the beginning of the respective periods presented or of future operations of the combined companies (in thousands, except per share information).

                                 Year ended     Six months ended
                              December 31, 1999  June 30, 2000
                              ----------------- ----------------
                                         (unaudited)
     Net revenues............     $  1,306          $  3,481
     Net loss................     $(15,828)         $(23,663)
     Net loss per share,
      basic and diluted......     $  (5.73)         $  (6.50)

   In May 2000, the Company purchased certain assets and related liabilities of Hynet Technologies for 50,000 shares of the Company's common stock. The net assets purchased had an estimated fair value of $740,000 (including $651,000 of cash and $100,000 of assets held for sale). The Company recorded the value of the common stock issued at $740,000 based on the monetary assets acquired (including the estimated proceeds from the assets held for sale) net of liabilities assumed.

   In June 2000, the Company increased its authorized shares of common and preferred stock to 49,000,000 and 30,789,879, respectively. The authorized preferred stock includes 3,000,000 and 1,000,000 shares

                                  @ROAD, INC.

          YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND SIX MONTHS
                          ENDED JUNE 30, 1999 AND 2000
            (Information as of June 30, 2000 and for the six months
                   ended June 30, 1999 and 2000 is unaudited)

designated as Series E and Series E-1 (collectively Series E), respectively. The significant terms of Series E preferred stock are similar to the terms of the outstanding preferred stock (See Note 7) except that holders of Series E-1 preferred stock cannot vote for the election of the Company's board of directors.

   In June 2000, the Company sold 2,000,000 shares of Series E convertible preferred stock to investors at $10.00 per share for proceeds of approximately $20,000,000.

   In July 2000, the Company sold 100,000 shares of Series E convertible preferred stock to investors at $10.00 per share for proceeds of approximately $1,000,000.

                                   * * * * *

                                  [@ROAD LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee and the Nasdaq National Market listing fee.

                                                                  Amount to be
                                                                      Paid
                                                                  -------------
     SEC registration fee........................................ $   23,377.20
     NASD filing fee.............................................      9,355.00
     Nasdaq National Market listing fee..........................     95,000.00
     Printing and engraving expenses.............................    250,000.00
     Legal fees and expenses.....................................    500,000.00
     Accounting fees and expenses................................    450,000.00
     Blue Sky qualification fees and expenses....................      5,000.00
     Transfer Agent and Registrar fees...........................     10,000.00
     Miscellaneous fees and expenses.............................     57,267.80
                                                                  -------------
       Total..................................................... $1,400,000.00
                                                                  =============

Item 14. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended. Article seven of our certificate of incorporation, exhibit 3.5 hereto, and article six of our bylaws, exhibit 3.4, provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by Delaware law. In addition, we have entered into indemnification agreements, exhibit 10.16, with our officers and directors. The indemnification agreements may require us to obtain directors' and officers' insurance if available on reasonable terms. We currently intend to purchase a policy for directors' and officers' insurance. The underwriting agreement, exhibit 1.1, also provides for cross-indemnification among At Road and the underwriters with respect to certain matters, including matters arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

   Since August 1997 we have sold and issued the following securities:

     1. On September 15, 1998 we issued 11,224,133 shares of our Series B preferred stock to ten accredited investors, and on September 25, 1998, we issued an additional 1,189,656 shares of our Series B preferred stock to two accredited investors, both at $0.483 per share for an aggregate cash consideration of $6,000,000.

     2. On June 3, 1999, we issued 3,270,000 shares of our Series C preferred stock to five accredited investors, and on June 18, 1999, we issued an additional 3,686,400 shares of our Series C preferred stock to 28 accredited investors, both at $3.33 per share for an aggregate cash consideration of $23,188,000.

     3. On December 17, 1999, we issued 2,309,988 shares of our Series D preferred stock to 26 accredited investors, on January 6, 2000, we issued 692,307 shares of our Series D preferred stock to one accredited investor, and on January 28, 2000 we issued an additional 588,461 shares of our Series D preferred stock to two accredited investors, all issuances at $8.67 per share for an aggregate cash consideration of $31,119,946. On April 7, 2000, we issued 76,923 shares of our Series D preferred stock to one sophisticated investor as a portion of the consideration for our acquisition of Differential Corrections. On April 7, 2000, we issued 2,000 shares of our Series D preferred stock to one sophisticated investor as consideration for their consent to the assignment to us of technology that we acquired in our acquisition of Differential Corrections.

     4. From August 1996 to June 30, 1999, we granted 11,989,149 options to purchase our common stock with a weighted average price of $1.46 to a number of our employees, directors and consultants.

     5. In December 1999, we issued 150,000 shares of our common stock to our Chief Technology Officer at $1.33 per share for a total of $200,000, pursuant to his exercise of a right to purchase such shares granted to him in December 1999.

     6. In February 2000, we issued 375,000 shares of our common stock to our Chief Executive Officer at $1.33 per share for a total of $500,000, pursuant to his exercise of a right to purchase such shares granted to him in December 1999.

     7. On May 5, 2000, we issued 50,000 shares of our common stock to Hynet Technologies as a portion of the consideration for our acquisition of certain of its assets.

     8. On June 27, 2000 and on July 26, 2000, we issued 2,100,000 shares of our Series E preferred stock (comprised of 1,100,000 shares of Series E preferred stock and 1,000,000 shares of Series E-1 preferred stock) to seven accredited investors at $10.00 per share for an aggregate consideration of $21,000,000.

   The issuances described in items 1-3 and 5-8 above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of such Securities Act as transactions by an issuer not involving any public offering. The issuances described in item 4 were deemed exempt from registration under the Securities Act in reliance upon Section 4(2) and Rule 701 promulgated under the Securities Act as transactions pursuant to compensatory benefit plans and contracts relating to compensation.

   The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with At Road, to information about us.

Item 16. Exhibits and Financial Statement Schedules

 (a) Exhibits

 Number                                Description
 ------                                -----------
  1.1*   Form of Underwriting Agreement.

  3.1*   Amended and Restated Articles of Incorporation of the Registrant.

  3.2* Amended and Restated Certificate of Incorporation of the Registrant, as proposed for reincorporation in Delaware.

  3.3*   Amended and Restated Bylaws of the Registrant.

  3.4* Amended and Restated Bylaws of the Registrant, as proposed for reincorporation in Delaware.

  3.5 Amended and Restated Certificate of Incorporation of the Registrant, as proposed for public company.

  4.1*   Specimen Stock Certificate.

  5.1* Opinion of Venture Law Group regarding the legality of the common stock being registered.

 10.1*+  CDPD Value Added Reseller Agreement between the Registrant and AT&T
         Wireless Data, Inc. dated September 30, 1997.

 10.2*+  Form of Wireless Network Services Agreement and Form of Purchase
         Agreement for Goods.

 10.3*+  Product License and Collaboration Agreement between the Registrant and
         Intel Corporation dated January 28, 2000.

 10.4*+  Product Purchase Agreement between the Registrant and Novatel Wireless
         Technologies, Inc. dated January 1, 2000.

 10.5*+  Product Purchase Agreement between the Registrant and Novatel Wireless
         Technologies, Inc. dated April 1, 2000.

 10.6*+  Design and Purchase Contract between the Registrant and Philsar
         Electronics, Inc. dated April 11, 1997.

 10.7*+  Joint Marketing Agreement between the Registrant and Cellco
         Partnership dated June 25, 1999 and Amendment No. 1 dated October 12,
         1999.

 10.8*   Sublease Agreement between the Registrant and Sterling Software
         (Western), Inc. dated August 24, 1999.

 10.9*   Industrial Space Lease between Renco Equities IV as landlord and SEEQ
         Technology Inc. as tenant, First Addendum to Lease, each dated January
         13, 1995, and First Amendment to Lease dated April 18, 1995.

 10.10* Sublease Agreement between the Registrant and LSI Logic Corporation dated January 25, 2000 and Consent to Sublease between LSI Logic
         Corporation and Renco Equities IV dated February 8, 2000.

         Agreement between the Registrant and Elnet Technologies Ltd. dated
 10.11*  November 16, 1999.

 10.12*  1996 Stock Option Plan.

 10.13*  2000 Stock Option Plan.

 10.14*  2000 Employee Stock Purchase Plan.

 10.15*  2000 Directors' Stock Option Plan.

 10.16*  Form of Indemnification Agreement.

 10.17*  Asset Purchase Agreement between the Registrant and Differential
         Corrections, Inc. dated March 8, 2000.

 10.18* Asset Purchase Agreement between the Registrant and Hynet Technologies dated March 23, 2000.

 10.19* Amended and Restated Rights Agreement between the Registrant and certain investors dated June 27, 2000.

 10.20*+ CDPD Data National Service Agreement between the Registrant and GTE
         Wireless Incorporated dated May 5, 2000.

 10.21*  Joint Marketing Agreement between the Registrant and GTE Wireless
         Service Corporation dated May 5, 2000.


 Number                               Description
 ------                               -----------

 10.22*  Loan and Security Agreement between the Registrant and Silicon Valley
         Bank dated June 30, 1999, Loan Modification Agreement dated July 23,
         1999, Loan Modification Agreement dated December 29, 1999 and Loan
         Modification Agreement dated March 31, 2000.

 10.23*+ Strategic Agreement between the Registrant and Hitachi Software
         Engineering Co., Ltd. dated July 21, 2000.

 10.24*  Lease Agreement between the Registrant and ProLogis Limited
         Partnership-I dated August 3, 2000.

 21.1*   List of Subsidiaries.
 23.1    Independent Auditors' Consent.

 23.2*   Consent of Venture Law Group (included in Exhibit 5.1).

 24.1*   Power of Attorney (see page II-5).

 27.1*   Financial Data Schedule.

--------
 * Previously filed.

 + Confidential treatment requested as to certain portions of this Exhibit.

 (b) Financial Statement Schedules

   Schedule II--Valuation and Qualifying Accounts

   Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fremont, State of California on September 7, 2000.

                                          AT ROAD, INC.

                                                   /s/ Thomas C. Hoster
                                          By: _________________________________
                                                      Thomas C. Hoster
                                                  Vice President and Chief
                                                     Financial Officer

   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:


              Signature                          Title                   Date
              ---------                          -----                   ----

                  *                    Chairman of the Board of    September 7, 2000
______________________________________  Directors, President and
              Krish Panu                Chief Executive Officer

        /s/ Thomas C. Hoster           Vice President, Finance     September 7, 2000
______________________________________  and Administration and
           Thomas C. Hoster             Chief Financial Officer

                  *                    Director and Chief          September 7, 2000
______________________________________  Technology Officer
            Rodric C. Fan

                  *                    Director                    September 7, 2000
______________________________________
             Kris Chellam

                  *                    Director                    September 7, 2000
______________________________________
           Stuart Phillips

                  *                    Director                    September 7, 2000
______________________________________
            Andrew Sheehan

                  *                    Director                    September 7, 2000
______________________________________
           T. Peter Thomas

* Power of Attorney

        /s/ Thomas C. Hoster
By: __________________________________
           Thomas C. Hoster

                    INDEPENDENT AUDITORS' REPORT ON SCHEDULE

To the Board of Directors and Stockholders of @Road, Inc.:

   Our audits of the consolidated financial statements of @Road, Inc. and subsidiary (the Company) for the years ended December 31, 1997, 1998, and 1999 also included the financial statement schedule of the Company, listed in Item 16(b) of this Registration Statement on Form S-1. The consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP

San Jose, California
March 23, 2000

                                                                     SCHEDULE II

                                  @ROAD, INC.

                       VALUATION AND QUALIFYING ACCOUNTS
             For the Years Ended December 31, 1997, 1998, and 1999
                                 (in thousands)

                                              Additions
                                  Balance at     and     Write-offs
                                 Beginning of Charges to    and     Balance at
     Description                     Year      Expenses  Deductions End of Year
     -----------                 ------------ ---------- ---------- -----------
Year Ended December 31, 1997
Accounts receivable allowance...    $ --        $ --       $ --        $ --
Inventory reserve...............    $ --        $ --       $ --        $ --
                                    =====       =====      =====       =====
Year Ended December 31, 1998
Accounts receivable allowance...    $ --        $ --       $ --        $ --
Inventory reserve...............    $ --        $ --       $ --        $ --
                                    =====       =====      =====       =====
Year Ended December 31, 1999
Accounts receivable allowance...    $ --        $ 131      $ --        $ 131
Inventory reserve...............    $ --        $ 199      $ --        $ 199
                                    =====       =====      =====       =====

                                 EXHIBIT INDEX

 Number                                Description
 ------                                -----------
  1.1*   Form of Underwriting Agreement.

  3.1*   Amended and Restated Articles of Incorporation of the Registrant.

  3.2* Amended and Restated Certificate of Incorporation of the Registrant, as proposed for reincorporation in Delaware.

  3.3*   Amended and Restated Bylaws of the Registrant.

  3.4* Amended and Restated Bylaws of the Registrant, as proposed for reincorporation in Delaware.

  3.5 Amended and Restated Certificate of Incorporation of the Registrant, as proposed for public company.

  4.1*   Specimen Stock Certificate.

  5.1* Opinion of Venture Law Group regarding the legality of the common stock being registered.

 10.1*+  CDPD Value Added Reseller Agreement between the Registrant and AT&T
         Wireless Data, Inc. dated September 30, 1997.

 10.2*+  Form of Wireless Network Services Agreement and Form of Purchase
         Agreement for Goods.

 10.3*+  Product License and Collaboration Agreement between the Registrant and
         Intel Corporation dated January 28, 2000.

 10.4*+  Product Purchase Agreement between the Registrant and Novatel Wireless
         Technologies, Inc. dated January 1, 2000.

 10.5*+  Product Purchase Agreement between the Registrant and Novatel Wireless
         Technologies, Inc. dated April 1, 2000.

 10.6*+  Design and Purchase Contract between the Registrant and Philsar
         Electronics, Inc. dated April 11, 1997.

 10.7*+  Joint Marketing Agreement between the Registrant and Cellco
         Partnership dated June 25, 1999 and Amendment No. 1 dated October 12,
         1999.

 10.8*   Sublease Agreement between the Registrant and Sterling Software
         (Western), Inc. dated August 24, 1999.

 10.9*   Industrial Space Lease between Renco Equities IV as landlord and SEEQ
         Technology Inc. as tenant, First Addendum to Lease, each dated January
         13, 1995, and First Amendment to Lease dated April 18, 1995.

 10.10* Sublease Agreement between the Registrant and LSI Logic Corporation dated January 25, 2000 and Consent to Sublease between LSI Logic
         Corporation and Renco Equities IV dated February 8, 2000.

         Agreement between the Registrant and Elnet Technologies Ltd. dated
 10.11*  November 16, 1999.

 10.12*  1996 Stock Option Plan.

 10.13*  2000 Stock Option Plan.

 10.14*  2000 Employee Stock Purchase Plan.

 10.15*  2000 Directors' Stock Option Plan.

 10.16*  Form of Indemnification Agreement.

 10.17*  Asset Purchase Agreement between the Registrant and Differential
         Corrections, Inc. dated March 8, 2000.

 10.18* Asset Purchase Agreement between the Registrant and Hynet Technologies dated March 23, 2000.

 10.19* Amended and Restated Rights Agreement between the Registrant and certain investors dated June 27, 2000.

 10.20*+ CDPD Data National Service Agreement between the Registrant and GTE
         Wireless Incorporated dated May 5, 2000.

 10.21*  Joint Marketing Agreement between the Registrant and GTE Wireless
         Service Corporation dated May 5, 2000.

 Number                               Description
 ------                               -----------

 10.22*  Loan and Security Agreement between the Registrant and Silicon Valley
         Bank dated June 30, 1999, Loan Modification Agreement dated July 23,
         1999, Loan Modification Agreement dated December 29, 1999 and Loan
         Modification Agreement dated March 31, 2000.

 10.23*+ Strategic Agreement between the Registrant and Hitachi Software
         Engineering Co., Ltd. dated July 21, 2000.

 10.24*  Lease Agreement between the Registrant and ProLogis Limited
         Partnership-I dated August 3, 2000.

 21.1*   List of Subsidiaries.

 23.1    Independent Auditors' Consent.

 23.2*   Consent of Venture Law Group (included in Exhibit 5.1).

 24.1*   Power of Attorney (see page II-5).

 27.1*   Financial Data Schedule

--------
 * Previously filed.

 + Confidential treatment requested as to certain portions of this Exhibit.